As filed with the Securities and Exchange Commission on September 23, 2013

Registration No. [______]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENSPERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-0438951
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

 2511 N Loop 1604 W, Suite 204

San Antonio, TX 78258

(210) 479-8112

FAX (210) 479-8113

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Agent for Service:

National Corporate Research

800 Brazos St., Suite 400

Austin, TX 78701

800-345-4647

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Raul Silvestre

Silvestre Law Group, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (818) 597-7551

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

	Amount	Proposed		Proposed	Amount
Title of Each Class of	to be	Offering Price		Aggregate	of
Securities to be Registered	Registered (1)	Per Share		Offering Price	Registration Fee
Common Stock	4,387,516	$1.57	(2)	$6,888,400	$939.58
Common Stock Underlying $1.75 Warrants	3,600,024	$1.75	(3)	$6,300,042	$859.33
Common Stock Underlying $3.00 Warrants	1,072,570	$3.00	(3)	$3,217,710	$438.90
Total	9,060,110			$16,406,152	$2,237.81

(1)	Pursuant to SEC Rule 416, also covers additional common shares that may be offered to prevent dilution as a result of stock splits or stock dividends.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the last reported sale of the registrant’s common stock on the OTCQB tier of the OTC Markets Group Inc. on September 19, 2013.

(3)	Fee based on exercise price applicable to shares issuable upon exercise of warrants in accordance with Rule 457(g).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2013

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

GenSpera, Inc.

9,060,110 Shares

Common Stock

This prospectus relates to the resale of 9,060,110 shares of our common stock, by the selling stockholders identified in the selling stockholders tables beginning on page 20 of this prospectus (“Selling Stockholders”). We will not receive any proceeds from the sale of these shares by the Selling Stockholders.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions or in any other manner as described in the “Plan of Distribution” section of this prospectus. Information regarding the Selling Stockholders is provided under the “Selling Stockholders” section of this prospectus.

Our common stock is quoted on the OTCQX tier of the OTC Markets Group Inc., under the symbol “GNSZ”. On September 10, 2013, the closing price of our common stock was $1.60 per share.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Our principal executive offices are located at  2511 N Loop 1604 W, Suite 204, San Antonio, Texas, 78258, telephone number 210-479-8112.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of this prospectus before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is __________, 2013.

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Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

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USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

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ADVISEMENT

We urge you to read this entire prospectus carefully, including the” Risk Factors” section and the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission (“SEC”) as well as all subsequent Quarterly Reports on Form 10-Q.   As used in this prospectus, unless the context otherwise requires, the words “we,” “us,” “our,” “the Company,” “GenSpera” and “Registrant” refer to GenSpera, Inc. Also, any reference to “common stock,” refers to our $0.0001 par value common stock. The information contained herein is current as of the date of this prospectus, unless another date is specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Our future operating results are dependent upon many factors, and our further development is highly dependent on market acceptance, which is outside its control. You should not place undue reliance on forward-looking statements. Forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	our ability to manage the business despite continuing operating losses and cash outflows;

•	our ability to obtain sufficient capital or a strategic business arrangement to fund our operations and expansion plans, including meeting our obligations under various licensing and other strategic arrangements and the successful commercialization of the relevant technology;

•	our ability to build the management and human resources and infrastructure necessary to support the growth of our business;

•	competitive factors and developments beyond our control;

•	scientific and medical developments beyond our control;

•	limitations caused by government regulation of our business;

•	whether any of our current or future patent applications result in issued patents and our ability to obtain and maintain other rights to technology required or desirable for the conduct of our business;

•	whether any potential strategic benefits of various licensing transactions will be realized and whether any potential benefits from the acquisition of these new licensed technologies will be realized; and

•	the other factors discussed in the “Risk Factors” section and elsewhere in this prospectus.

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All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. In addition to the foregoing, other factors may influence our future performance including those factors discussed in the “Risk Factors” section included in our 2012 Annual Report on Form 10-K as well as those discussed in our Quarterly Reports on Form 10-Q under the heading “Risk Factors”. All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws. The risks discussed in this report should be considered in evaluating our business and future financial performance.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus in evaluating our common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose your entire investment.

Risks Related to our Financial Position and Need to Raise Additional Capital

We may not be able to continue as a going concern if we do not obtain additional financing by December 2014.

Our cash and cash equivalents balance at June 30, 2013 was $1.5 million. During August 2013, we completed the offering of approximately $5.0 million of our securities. As of August 31, 2013, our cash and cash equivalents balance was approximately $5.3 million. Based on our current expected level of operating expenditures, we expect to be able to fund our operations for the next 15 to 18 months. Our ability to continue as a going concern is wholly dependent upon obtaining sufficient financing to fund our operations. We have no committed sources of additional capital and our access to capital funding is always uncertain. Accordingly, despite our ability to secure capital in the past, there is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms or even at all. In the event that we are not able to secure financing, we may be forced to curtail operations, delay or stop ongoing clinical trials, or cease operations altogether or file for bankruptcy. Any such change may materially harm our business, financial condition, and operations.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report on our December 31, 2012 financial statements expressed an opinion that our Company’s capital resources as of the date of their Audit Report are not sufficient to sustain operations or complete our planned activities for the current year unless we raise additional funds. These conditions raised substantial doubt about our ability to continue as a going concern. During August of 2013, we completed the offering of approximately $5.0 million of our securities. We anticipate that we will be able to fund our operations for the next 15 to 18 months. Notwithstanding, there can be no assurances that our auditors will not express a similar opinion with regard to the Company’s operations in their next Audit Report.

Risks Relating to Our Stage of Development and Business

We are an early development stage company, have no product revenues, are not profitable and may never be profitable.

Since inception through September 10, 2013, we have raised approximately $23.7 million through the sale of our securities. During this same period, we have recorded accumulated deficit totaling approximately $29.3 million. Our net losses for the two most recent fiscal years ended December 31, 2012 and 2011 were $6.9 million and $5.7 million, respectively. None of our products in development have received approval from the United States Food and Drug Administration or FDA or other regulatory authorities; we have no sales and have never generated product revenues nor expect to for years, if at all. Currently, our only product candidate in development is G-202 which is being tested in a Phase II clinical trial. We expect to incur significant operating losses for the foreseeable future as we continue research and clinical development of our product candidates. Accordingly, we need additional capital to fund our continuing operations. Since we do not generate any revenue, the most likely sources of such additional capital include the sale of our securities or funds from a potential strategic licensing or collaboration transaction involving the rights to one or more of our product candidates, or from grants. To the extent that we raise additional capital by issuing equity securities, our stockholders are likely to experience dilution, which may be significant. If we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies, product candidates or products, or grant licenses on terms that are not favorable to us. If we raise additional funds by incurring debt, we could incur significant interest expense and become subject to covenants in the related transaction documentation that could affect the manner in which we conduct our business.

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All of our product candidates are in an early stage of development and we may never succeed in developing and/or commercializing them. If we are unable to commercialize G-202 or any of our other product candidates, or if we experience significant delays in doing so, our business may fail.

Our product candidates are in various stages of early development and significant financial resources are required to develop commercially viable products and obtain regulatory approval. We have invested a significant portion of our efforts and financial resources in the development of G-202 and depend heavily on its success. We will need to devote significant additional research and development efforts, financial resources and personnel to develop commercially viable products and obtain regulatory approvals. We may encounter hurdles and unexpected issues as we proceed in the development of G-202 and our other product candidates. There are many reasons that we may not succeed in our efforts to develop our product candidates, including the possibility that:

•	We may be unable to enroll sufficient subjects to complete our clinical studies in a timely manner;

•	unexpected safety issues may occur and additional studies or analyses may be required to characterize and understand those issues, or our studies may be terminated by the institutional review boards or the FDA;

•	our product candidates may be deemed ineffective, unsafe or will not receive regulatory approvals;

•	our product candidates may be too expensive to manufacture or market or will not achieve broad market acceptance;

•	others may claim proprietary rights that may prevent us from marketing our product candidates; or

•	our competitors may market products that are perceived as equivalent or superior.

If we fail to develop and commercialize our product candidates, our business would be materially harmed and could fail.

We have only two full-time employees and a limited operating history and may not be able to effectively operate our business.

Our limited staff and operating history means that there is a high degree of uncertainty in our ability to:

•	Develop and commercialize our technologies and proposed products;

•	obtain regulatory approval to commence marketing our products;

•	identify, hire and retain any needed additional management or scientific personnel to develop and implement our product development plans and conduct pre-clinical and clinical testing;

•	manage potential rapid growth with our current limited managerial, operational and financial resources;

•	achieve market acceptance or insurance reimbursement for any of our proposed products, if successfully developed;

•	respond to competition; or

•	operate the business, as management has not previously undertaken such actions as a company.

No assurances can be given as to exactly when, if at all, we would be able to fully develop, and take the necessary steps to derive any revenues from our proposed products candidates.

Raising capital may be difficult as a result of our limited operating history.

When making investment decisions, investors typically look at a company’s historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our limited operating history makes such evaluation, as well as any estimation of our future performance, substantially more difficult. As a result, investors may be unwilling to invest in us or on terms or conditions which are acceptable. If we are unable to secure additional financing, we may need to materially scale back our business plan and/or operations or cease operations altogether.

Risks Related to Commercialization

The market for our proposed products is rapidly changing and competitive, and new drugs and new treatments, which may be developed by others, could impair our ability to maintain and grow our business and remain competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

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As a pre-revenue development stage company, our resources are limited and we may experience technical challenges inherent in the early development of novel therapeutics. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic efforts compared to our proposed products. Our competitors may develop drugs that are safer, more effective and less costly than our proposed products and, therefore, present a serious competitive threat to us.

The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications and treatments. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of other competing drugs may limit the potential for our proposed products, even if commercialized.

Our proposed products may not be accepted by the health care community.

Our proposed products, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to utilize them. We are attempting to develop products that are likely to be first approved for marketing as a treatment for late stage cancer where there is no truly effective standard of care. If approved for use in late stage cancer, our proposed products might then be evaluated in earlier stages where they could represent a substantial departure from established treatment methods and would most likely compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. It is too early in the development cycle of our proposed products for us to accurately predict our major competitors.

The degree of market acceptance of any of our developed products depends on a number of factors, including but not limited to:

•	Our demonstration to the medical community of the clinical efficacy and safety of our proposed products;

•	our ability to create products that are superior to alternatives currently on the market;

•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

•	the reimbursement policies of government and third-party payors.

There can be no assurance that such reimbursement would be available at all or without substantial delay, or if such reimbursement is provided, that the approved reimbursement amounts would be sufficient to support demand for our proposed products at a level that would be profitable. If the health care community does not accept our products, our business could be materially harmed.

Our competitors in the biotechnology and pharmaceutical industries have significantly greater operating histories and financial resources than we have.

We compete against numerous companies, many of which have substantially greater financial and other resources than we have. Several such competitors have research programs and/or efforts to treat the same diseases we target. Companies such as Merck & Co., Inc., Ipsen, Johnson & Johnson, and Sanofi S.A., as well as others, have substantially greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing operations than we have and are better situated to compete with us. As a result, our competitors may bring competing products to market that would result in a decrease in demand for our product, if developed, which could have a materially adverse effect on the viability of the company.

Risks Related to Manufacturing Our Product Candidates

We intend to rely exclusively upon third-party FDA-regulated manufacturers and suppliers for our proposed products.

We currently have no internal manufacturing capability, and intend to rely exclusively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers for the foreseeable future. Because manufacturing facilities are subject to regulatory oversight and inspection, the failure of any of our third-party FDA regulated manufactures or suppliers to comply with regulatory requirements could result in material manufacturing delays and product shortages, which could delay or otherwise negatively impact our clinical trials and product development. Should we be forced to manufacture our proposed products, we cannot give any assurance that we would be able to develop internal manufacturing capabilities or procure third party suppliers for raw materials. In the event we seek third party suppliers or alternative manufacturers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event would materially impact our business prospects and could delay the development of our proposed products. Moreover, we cannot give any assurance that any contract manufacturers or suppliers that we select would be able to supply our proposed products in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

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We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize some or all of our product candidates.

Our business plan relies heavily on third party collaborators, partners, licensees, clinical research organizations or other third parties to support our discovery efforts, and to conduct clinical trials for all or some of our product candidates. We cannot guarantee that we are able to successfully negotiate agreements for or maintain relationships with collaborators, partners, licensees, clinical investigators, vendors or other third parties on a commercially reasonable basis, if at all. Additionally, to commercialize our proposed products, we intend to rely on third party licensees or the outright sale of our proposed products to a major pharmaceutical partner. Our ability to successfully negotiate such agreements depends on, among other things, potential partners’ evaluation of our technology over competing technologies and the quality of the pre-clinical and clinical data that we have generated, and the perceived risks specific to generating our product candidates. If we fail to establish such third-party relationships as anticipated, we could experience delays in the commercialization of our products.

Our business is dependent upon securing and importing sufficient quantities of seeds from the plant, Thapsia garganica, that currently grows in very specific locations outside of the United States.

The therapeutic component of our products, including our lead compound G-202, is referred to as 12ADT. 12ADT is derived from a material called thapsigargin. Thapsigargin is derived from the seeds of a plant referred to as Thapsia garganica, which grows along the coastal regions of the Mediterranean Sea. We currently secure the seeds from Thapsibiza, SL, a third-party supplier. There can be no assurances that Thapsia garganica would continue to grow in sufficient quantities to produce an adequate supply of seeds for the production of sufficient quantities of thapsigargin, or that the countries from which we can secure Thapsia garganica continue to allow Thapsibiza, SL, to collect such seeds and/or export the seeds derived from Thapsia garganica to the United States. The process of importing Thapsia garganica seeds is subject to U.S. import and export laws and controls. Our supply agreement with Thapsibiza, SL (our sole supplier) expires on April 6, 2017. The agreement also provides that either party may extend the agreement for an additional 5 years by providing the other party 30 days’ written notice prior to its expiration. In the event we are no longer able to obtain these seeds in the future, we may not be able to produce our proposed drug and our business could be adversely affected.

We may be required to locate, secure and finance land for cultivation and harvesting of Thapsia garganica to satisfy our needs for clinical development of our therapies.

We believe that we can satisfy our needs for the clinical development of G-202, through completion of Phase III clinical studies, from Thapsia garganica that grows naturally in the wild. In the event G-202 is approved for commercial marketing, our current supply of Thapsia garganica may not be sufficient for the anticipated demand. In order to secure sufficient quantities of Thapsia garganica for the commercialization of a product comprising G-202, we would need to secure adequate acreage of land to cultivate and grow Thapsia garganica. We have not yet fully assessed the amount of land or other costs that would be associated with a full-scale farming operation. There can be no assurances that we would be able to secure adequate acres of land, or that even if we are able to do so, that we could grow sufficient quantities of Thapsia garganica to satisfy any commercial objectives that involve G-202. Our inability to secure adequate seeds will result in us not being able to develop and manufacture our proposed drug candidates and could adversely impact our business. Additionally, due to the toxic nature of the plant, our harvesting of Thapsia garganica could be subject to various environmental and/or zoning laws, the violation of which could materially impact our product development.

The synthesis of 12ADT must be conducted in special facilities.

We are required to manufacture the 12ADT that is to be used in our clinical trials in FDA approved facilities. There are a limited number of manufacturing facilities qualified to handle and manufacture toxic therapeutic agents and compounds. This limits the potential number of possible manufacturing sites for our therapeutic compounds derived from Thapsia garganica. No assurances can be provided that these facilities would be available for the manufacture of our therapeutic compounds under our time schedules or within the parameters of our manufacturing budget. In the event facilities are not available for the manufacturing of our therapeutic compounds, we may not be able to complete our clinical trials and our business and future prospects would be adversely affected.

Our current manufacturing process requires acetonitrile, which in the past has been in short supply.

The current manufacturing process for our compounds requires the common solvent acetonitrile. From late 2008 through 2009 there was a worldwide shortage of acetonitrile for a variety of reasons. We observed during that time that the available supply of acetonitrile was of variable quality, some of which was not suitable for our purposes. If we are unable to successfully change our manufacturing methods to avoid the reliance upon acetonitrile, we may incur longer production timelines and increased production costs in the future if such shortage reoccurs, which would harm our financial results. In an extreme case this situation could adversely affect our ability to manufacture our compounds altogether, thus adversely impacting our future operations.

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Our therapeutic compounds have not been subjected to large scale manufacturing procedures and may not be able to be manufactured profitably on a large enough scale to support late stage clinical trials or commercialization.

To date, our proposed products have only been manufactured at a scale which is adequate to supply our research activities and early stage clinical trials. There can be no assurance that the current procedures used to manufacture our proposed products would work at a scale which is adequate for commercial needs. In the event our therapeutic compounds cannot be manufactured in sufficient commercial quantities, our future prospects could be significantly impacted and our financial prospects would be materially harmed.

Risks Relating to our Intellectual Property

Our competitive position is dependent on our intellectual property and we may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for U.S. and foreign patents as well as our licenses, as the foundation of our business. If our intellectual property rights are challenged, no assurances can be given that our patents or licenses would survive claims alleging invalidity or infringement on other patents and/or licenses. In addition, disputes may arise regarding inventorship of our intellectual property. It is possible that our products may be infringing upon existing patents that we are currently unaware of. As the number of participants in the market place grows, the possibility of patent infringement claims against us increases. It is difficult, if not impossible, to determine how such disputes would be resolved. Furthermore, because of the substantial amount of discovery required in connection with patent litigation, there is a risk that some of our confidential information could be required to be publicly disclosed. In addition, during the course of patent litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. Any litigation claims against us may cause us to incur substantial costs and could place a significant strain upon our financial resources, divert the attention of management or restrict our core business or result in the public disclosure of confidential information. The occurrence of any of the foregoing could materially impact our business.

We are the subject of litigation related to our intellectual property.

We instituted a declaratory judgment action in the United States District Court of Maryland on March 12, 2012. We, as the licensee, are seeking a declaratory judgment that the current named inventors on U.S. Patent Nos. 7,468,354 and 7,767,648 are the only inventors of the underlying inventions. On November 1, 2012, the defendant in the case filed a complaint in the State Circuit Court for Baltimore County, Maryland, naming GenSpera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). The complaint, alleges certain common-law torts by conspiring to exclude her wrongly from inventorship on a valid patent. The outcome of the above mentioned litigation could materially and adversely affect our business. However, because this litigation is in its early stages, and due to the inherent uncertainty surrounding the litigation process, we are unable to reasonably estimate the ultimate outcome or the impact of such outcome at this time. See the section of this prospectus entitled “Legal Proceedings”.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court might decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court refuses to stop the other party on the ground that such other party’s activities do not infringe our rights in these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court would order us to pay the other party treble damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

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If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity in the United Sates, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies.

If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the PTO, or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Our failure to secure trademark registration could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States, when filed, and any other jurisdictions where we may file, may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the PTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

We rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others do not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with our employees, consultant, service providers and potential strategic partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us are our property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

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We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ and hire individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these individuals or us have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We may not be able to adequately protect our intellectual property.

Considerable research with regard to our technologies has been performed in countries outside of the United States. The laws in some of those countries may not provide protection for our trade secrets and intellectual property. If our trade secrets or intellectual property are misappropriated in those countries, we may be without adequate remedies to address the issue. Additionally, we also rely on confidentiality and assignment of invention agreements to protect our intellectual property. These agreements provide for contractual remedies in the event of misappropriation. We do not know to what extent, if any, these agreements and any remedies for their breach would be enforced by a foreign or domestic court. In the event our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects would greatly diminish. Additionally, prosecuting and maintaining intellectual property (particularly patent) rights are very costly endeavors. We do not know whether legal and government fees would increase substantially and therefore are unable to predict whether cost may factor into our intellectual property strategy.

Risks Relating to Marketing Approval and Government Regulations

Thapsia garganica and thapsigargin are highly toxic and we may be liable for any contamination or injury we may cause or any environmental and safety law we may violate.

The therapeutic component of our products, including our lead product G-202, is derived from the natural product, thapsigargin, which is isolated from the seeds of the plant Thapsia garganica. Both thapsigargin, as well as seeds of Thapsia garganica, are highly toxic. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures and the handling of toxic materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations. Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the clean-up of toxic substances could subject us to significant liabilities, including joint and several liabilities under certain statutes. Although we feel this risk may be minimized through our use of third parties, it is possible that the employees of such contractors could suffer medical issues related to the handling of these toxic agents and subsequently seek compensation from us via, for example, litigation. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. No assurances can be given, despite our contractual relationship with the third-party contractor, that we would not be the subject of litigation related to the handling of Thapsia garganica and the natural product thapsigargin. Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations, which would adversely affect our business.

We are dependent upon third parties to develop our product candidates, and such parties are, to some extent, outside of our control.

We depend upon independent contract research organizations, investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These individuals and/or entities are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These third parties may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If these third parties fail to devote sufficient time and resources to our programs, or if their performance is substandard, the development of our drug candidates and corresponding FDA approval could be delayed or fail entirely.

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Data obtained from clinical trials are susceptible to varying interpretations and may not be sufficient to support approval by the FDA, which could delay, limit or prevent regulatory clearances.

The design of our clinical trials is based on many assumptions about the expected effect of our product candidate and if those assumptions are incorrect, the clinical trials may not produce statistically significant results. Preliminary results may not be confirmed on full analysis of the detailed results of early clinical trials. Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that may be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. Our products may not prove to be safe and effective in clinical trials and may not meet all regulatory requirements needed to receive regulatory approval. The resulting delays to commercialization could materially harm our business. Our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, which may result in necessary changes to clinical trial protocols, informed consents and study budgets, which could result in increased costs to us, delay our development timeline or reduce the likelihood of successful completion of the clinical trial or product development.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which, we may need to amend clinical trial protocols, informed consents and study budgets. If we experience delays in initiation, conduct or completion of, or if we terminate, any clinical trials due to changes in regulatory requirements/guidance or other unanticipated events, we may incur additional costs, have difficulty enrolling subjects or achieving medical investigator or institutional review board acceptance of the changes and the successful completion of the trial and, ultimately, the commercial prospects for our products may be harmed and our ability to generate product revenue could be delayed, possibly materially.

The process to obtain FDA approval for a new drug is very costly and time consuming and if we cannot complete our clinical trials in a timely or cost-effective manner, our results of operations may be adversely affected.

The costs of clinical trials may vary significantly over the life of a project owing, but not limited to the following:

•	The duration of the clinical trials;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up;

•	the efficacy and safety profile of the product candidate; and

•	the costs and timing of obtaining regulatory approvals.

If we are unable to control the costs of our clinical trials and conduct our trials in a cost-effective manner, our results of operations may be adversely affected.

Our proposed products may not receive FDA or other regulatory approvals.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. Our proposed products are subject to extensive regulation and/or acceptance by numerous governmental authorities in the United States, including the FDA, and authorities in other countries. Most of our proposed products require governmental approval before they can be commercialized. If we are unable to obtain regulatory approvals for our products at all or in a timely manner, we may not be able to grow as quickly as expected, or at all, and the loss of anticipated revenues could reduce our ability to fully fund our operations and to otherwise execute our business plan. Our failure to receive the regulatory approvals in the United States would likely cause us to cease operations and go out of business.

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As we develop additional new products, we are required to determine what regulatory requirements, if any, we must comply with in order to market and sell such products in the United States and worldwide. The process of obtaining regulatory approval could take years and be very costly, if approval can be obtained at all. If we fail to comply with these requirements, we could be subjected to enforcement actions such as an injunction to stop us from marketing the product at issue or a possible seizure of our assets. We intend to work diligently to assure compliance with all applicable regulations that impact our business. We can give no assurance, however, that we will be able to obtain regulatory approval for our products. We also cannot assure that additional regulations will not be enacted in the future that would be costly or difficult to satisfy. Our failure to receive regulatory approvals in the United States in a timely manner or comply with newly enacted additional regulation could cause us to cease operations and go out of business. Because our products are in various stages of development, we expect that significant research and development, financial resources, and personnel would be required to develop commercially-viable products that can obtain regulatory approval.

The regulatory process, which includes clinical validation of our proposed products to establish their safety and effectiveness, can take many years and require the expenditure of substantial financial and other resources. Data obtained from clinical validation activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for device marketing authorization during the period of product development and regulatory review. Delays in obtaining such approvals could adversely affect our marketing of products developed and our ability to generate commercial product revenues.

In addition, if we desire to commercialize our proposed products worldwide, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice, resulting in our products being banned in certain countries and an associated loss of revenues and income. Foreign regulatory agencies can also introduce test format changes which, if we do not quickly address, can result in restrictions on sales of our products. Such changes are not uncommon due to advances in basic research.

We may be unable to complete our Phase II clinical trials of G-202 if we do not have adequate enrollment or capital to finance the studies.

In February 2013, we initiated a Phase II clinical trial in hepatocellular carcinoma. The continuation and completion of this trial is dependent on a number of factors, including adequate capital to fund the clinical trials and patient enrollment at the trial sites. At present, we have limited capital resources and require significant additional capital to complete any ongoing or future clinical trials that we may initiate. Additionally, we are initially targeting liver cancer in these trials which has historically had a lower occurrence in the United States, which is where our trial is being conducted. Our failure to gain required regulatory approval or to be able to initiate our clinical trials could materially harm our business.

Even if we complete clinical development, successfully submit applications for marketing and obtain regulatory approvals, our marketed drugs are subject to ongoing regulatory review and oversight. If we fail to comply with ongoing regulatory requirements, we could be subject to potential enforcement actions such as fines, seizures, operating restrictions, suspension or lose our approvals to market drugs and our business would be materially and adversely affected.

Following regulatory approval of any drugs or therapies we may develop, we remain subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our drug products are made available to patients. This would include results from any post marketing tests or vigilance required as a condition of approval. The manufacturer or manufacturing facilities we use to make any of our drug products are also be subject to periodic review and inspection by the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer facility, including withdrawal of the drug from the market. We would continue to be subject to the FDA requirements governing the labeling, packaging, storage, advertising, promotion, recordkeeping, and submission of safety and other post-market information for all of our product candidates, even those that the FDA has approved. If we fail to comply with the applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

Even if we receive regulatory approval to market our proposed product candidates, they may not be accepted commercially, or be eligible for reimbursement under governmental or third-party payor insurance programs, which would prevent us from becoming profitable.

We have concentrated our research and development on our prodrug technologies. Our ability to generate revenue and operate profitably depends on us being able to develop these technologies for human applications. Our technologies are primarily directed toward the development of cancer therapeutic agents. We cannot guarantee that the results obtained in the pre-clinical and clinical evaluation of our therapeutic agents would be sufficient to warrant approval by the FDA. Even if our therapeutic agents are approved for use by the FDA, there is no guarantee that they exhibit an enhanced efficacy relative to competing therapeutic modalities such that they would be adopted by the medical community. Without significant adoption by the medical community, our agents will have limited commercial potential which could harm our ability to generate revenues, operate profitably or remain a viable business.

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Additional factors that we believe could materially affect market acceptance of our therapeutic agents are:

•	Timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

•	safety, efficacy and ease of administration of our therapeutic agents;

•	advantages of our therapeutic agents over those of our competitors;

•	willingness of patients to accept new therapies;

•	success of our physician education programs;

•	availability of government and third-party payor reimbursement;

•	pricing of our products, particularly as compared to alternative treatments; and

•	availability of effective alternative treatments and the relative risks and/or benefits of the treatments.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payors, market acceptance of our proposed products may be limited and we may not achieve revenues or profits.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability as well as the future revenues and profitability of our potential customers, suppliers and collaborative partners in addition to the availability of capital. In other words, our ability to commercialize our proposed products depends in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of these products and treatments. At this time we cannot predict the precise impact of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Act of 2010, the comprehensive health care reform legislation passed by Congress in March 2010.

We need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business.

A pharmaceutical product cannot be marketed in the United States or other countries until it has completed rigorous and extensive regulatory review processes, including approval of a brand name. Any brand names we intend to use for our product candidates requires approval from the FDA regardless of whether we have secured a formal trademark registration from the PTO. The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product.

If we are unable to successfully complete clinical trials, we will be unable to seek regulatory approval to commercialize our proposed products which could significantly impair our viability.

The Phase II trial of G-202 in hepatocellular carcinoma patients is ongoing and we plan to initiate additional Phase II trials with G-202 when financial resources permit. Although one Phase II clinical trial is underway, the outcome of this and future clinical trials is uncertain and, if we are unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, we would not be able to commercialize our proposed products. The failure of our trials could delay or prevent regulatory approval and could harm our ability to generate revenues, operate profitably or remain a viable business.

We may be unable to comply with our reporting and other requirements under federal securities laws.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the United States Securities and Exchange Commission, or SEC, and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, would be expected to materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming and more burdensome. Presently we qualify as a non-accelerated filer and, accordingly, are exempt from the requirements of Section 404(b) and our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management’s assessment of the design and the operating effectiveness of such internal controls. In the event we become an accelerated filer, we would be required to expend substantial capital in connection with compliance.

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We do not have effective internal controls over our financial reporting, and if we cannot provide reliable financial and other information, investors may lose confidence in us and in our SEC reports.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. To mitigate the current limited resources and limited number of employees, we rely heavily on direct management oversight of transactions, along with the use of legal and accounting professionals. As we expand, we expect to increase our number of employees, which would enable us to implement adequate segregation of duties within the Committee of Sponsoring Organizations of the Treadway Commission internal control framework.

Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer materially and we may become subject to litigation.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team invests significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from developing our business to compliance activities which could have an adverse effect on our business.

Risks Relating to our Securities

Our common stock price may be particularly volatile because of our stage of development and business and may be adversely affected by several factors.

The market prices for securities of biotechnology and pharmaceutical companies in general, and early-stage drug development companies in particular, have been highly volatile and may continue to be highly volatile in the future. The following may have a significant impact on the market price of our common stock:

•	The development status of our drug candidates, particularly the results of our clinical trials of G-202;

•	market conditions or trends related to the biotechnology and pharmaceutical industries, or the market in general;

•	announcements of technological innovations, new commercial products, or other material events by our competitors or us;

•	disputes or other developments concerning our proprietary rights;

•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial and developmental performance;

•	additions or departures of key personnel;

•	loss of any strategic relationship;

•	discussions of our business, products, financial performance, prospects, or stock price by the financial and scientific press and online investor communities such as chat rooms;

•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;

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•	public concern as to, and legislative action with respect to, testing or other research areas of biopharmaceutical and pharmaceutical companies, the pricing and availability of prescription drugs, or the safety of drugs;

•	regulatory developments in the United States or foreign countries; and

•	economic, political and other external factors.

In addition, the market price for securities of pharmaceutical and biotechnology companies historically has been volatile, and the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to decline substantially. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become subject to this type of litigation, which is often extremely expensive and diverts management’s attention. Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

We may issue additional common stock, which might dilute the net tangible book value per share of our common stock for existing stockholders.

We are authorized to issue 150,000,000 shares of common stock and 30,000,000 shares of “blank check” preferred stock although these amounts may change in the future subject to shareholder approval. Any additional stock issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock.

Our board of directors has broad discretion to issue additional securities.

We are entitled under our certificate of incorporation to issue up to 150,000,000 shares of common stock and 30,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the board of directors’ broad authority to determine voting, dividend, conversion, and other rights. As of September 10, 2013 we have issued and outstanding 27,252,966 shares of common stock and we have 22,296,047 shares of common stock reserved for future grants under our equity compensation plans and for issuances upon the exercise or conversion of currently outstanding options, warrants and convertible securities. As of September 10, 2013, we had no shares of preferred stock issued and outstanding. Accordingly, we are entitled to issue up to 100,450,987 additional shares of common stock and 30,000,000 additional shares of “blank check” preferred stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we would issue a large amount of additional securities to raise capital in order to further our development and marketing plans. It is also likely that would issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. The issuance of additional securities may cause substantial dilution to our shareholders.

Future sales of our common stock could cause our stock price to fall.

Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our common stock. In addition, the lack of a robust trading market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock. If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

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As of September 10, 2013, we had 27,252,966 shares of common stock issued and outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. As of September 10, 2013, we had reserved for issuance (i) 256,613 shares of our common stock issuable upon the conversion of outstanding convertible notes; (ii) 10,266,597 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.56 per share; and (iii) 6,011,023 shares of our common stock issuable upon exercise of outstanding stock options under our equity compensation plans at a weighted average exercise price of $1.83 per share. Subject to applicable vesting requirements, upon conversion or exercise of the outstanding convertible notes, warrants and options, the underlying shares may be resold into the public market. In the case of outstanding convertible notes, warrants and options that have conversion or exercise prices, as the case may be, that are below the market price of our common stock from time to time, investors would experience dilution. We cannot predict if future issuances or sales of our common stock, or the availability of our common stock for issuance or sale, would harm the market price of our common stock or our ability to raise capital.

The market for our common stock has been illiquid.

Our common stock trades with limited volume on the OTCQX. Accordingly, although a limited public market for our common stock exists, it is still relatively illiquid compared to that of a seasoned issuer. Any prospective investor in our securities should consider the limited market of our common stock when making an investment decision. No assurances can be given that the trading volume of our common stock increases or that a liquid public market would ever materialize.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment may be limited to increases in the market price of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depends on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment might only occur if the market price of our common stock price appreciates.

Our officers and scientific advisors, by virtue of ownership of our securities, may be able to control the Company.

As of September 10, 2013, our officers and scientific advisors owned approximately 23% of our issued and outstanding common stock. As a consequence of their level of stock ownership, the group retains substantial ability to influence the election or removal of members of our board of directors, and thereby control our management. This group of shareholders has the ability to significantly control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions any of which may be in opposition to the best interest of the other shareholders and may negatively impact the value of your investment.

Provisions of Delaware law and executive employment agreements may prevent or delay a change of control, which could depress the trading price of our common stock.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless:

•	The Board of Directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;

•	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the merger or sale is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

•	A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of GenSpera and may discourage attempts by other companies to acquire us.

In addition, employment agreements with certain executive officers provide for the payment of severance and acceleration of the vesting of options and restricted stock in the event of termination of the executive officer following a change of control of GenSpera. These provisions could have the effect of discouraging potential takeover attempts even if it would be beneficial to shareholders.

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Our certificate of incorporation and bylaws contain provisions that could discourage a third-party from acquiring us.

Our certificate of incorporation and bylaws, as applicable, among other things, (i) provide our board with the ability to alter the bylaws without stockholder approval, and (ii) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to shareholders.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We currently have limited research coverage by securities and industry analysts. We are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and even if we come to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that generally supports continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock could develop or be sustained, or that current trading levels could be sustained or not diminish. In addition, in the event any of the analysts who cover us downgrade our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume, if any, to decline.

Our common stock is considered a “penny stock,” and is subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered a “penny stock.” The principal result or effect of being designated a penny stock is that securities broker-dealers participating in sales of our common stock may be subject to the penny stock regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Other Risks

We depend on Craig A. Dionne, PhD, our Chief Executive Officer, to manage and drive the execution of our business plans, develop our products and core technologies and pursue collaborative relationships; the loss of Dr. Dionne would materially and adversely affect our business.

Although we have entered into an employment agreement with Dr. Dionne, there can be no assurance that he will continue to provide services to us. A voluntary or involuntary termination of employment by Dr. Dionne could have a materially adverse effect on our business.

We may be required to make significant payments to members of our management in the event their employment with us is terminated or if we experience a change of control.

We are a party to employment agreements with Dr. Dionne and Dr. Richerson, our Chief Operating Officer. In the event we terminate the employment of either of these executives, we experience a change in control or, in certain cases, if such executive terminates his employment with us, such executive is entitled to receive certain severance and related payments. Additionally, in such instance, certain securities held by Dr. Dionne and other members of management shall become immediately vested and exercisable. Upon the occurrence of any such event, our obligation to make such payments could significantly impact our working capital and, accordingly, our ability to execute our business plan which could have a materially adverse effect to our business. Also, these provisions may discourage potential takeover attempts that could be beneficial to our stockholders.

19

If our management team is not effective or if we fail to attract, hire or retain qualified personnel, we may not be able to design, develop or commercialize our products successfully or manage our business.

Our anticipated growth and expansion may require the addition of new personnel and the development of additional expertise by existing management. There is intense competition for qualified personnel in such areas. Accordingly, there can be no assurances that we would be able to attract and retain the qualified personnel necessary for the successful development of our business.

We are exposed to product liability risks, which could place a financial burden upon us, should we be sued.

We have obtained limited product liability insurance coverage for our clinical trials. However, we may not be able to secure or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against all losses we may incur. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business, financial condition and results of operations could be materially adversely affected.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders, but we will receive up to $9,517,752 upon the exercise of warrants in the event they are all exercised for cash. We will use the proceeds received from the exercise of warrants, if any, for working capital.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer their shares at the prevailing market prices, privately negotiated prices, or in any other fashion and manner as described in the section of this Prospectus entitled “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 9,060,110 shares of our common stock held by the Selling Stockholders, which amount, includes common shares issuable upon the exercise of warrants held by the Selling Stockholders.

The Selling Stockholders may exercise their warrants at any time in their sole discretion. Set forth below is information, to the extent known to us, the name of each Selling Stockholders and the amount and percentage of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have investment voting power for the Selling Stockholders and about transactions between the Selling Stockholders and the Company.

The Selling Stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The tables below assumes that each Selling Stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each Selling Stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock and warrants. Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with us during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer. We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

August 2013 Offering

We are registering 3,333,356 common shares and 3,333,356 common shares underlying warrants issued to investors in connection with our August 2013 offering. The warrants have a term of five years and an exercise price of $1.75. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice.

20

We are also registering 266,668 common shares underlying placement agent warrants issued in connection with the offering. The placement agent warrants have substantially the same terms as the investor warrants.

December 2012 through March 2013 Offering.

We are registering 1,054,160 common shares and 1,054,160 common shares underlying warrants issued to investors in connection with our December 2012 through March 2013 offering. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice.

We are also registering 18,410 common shares underlying placement agent warrants issued in connection with the offering. The placement agent warrants have substantially the same terms as the investor warrants.

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
T.R. Winston & Company, LLC (3)	56,987	325,705	382,692	1.40%	314,692	68,000	*
Carolina Preferred Investments, LLC (4)	400,000	400,000	800,000	2.94%	800,000	-	*
Elevado Investment Company, LLC (5)	70,000	70,000	140,000	*	140,000	-	*
EZ MM&B Holdings, LLC, a Delaware limited liability company (6)	70,000	70,000	140,000	*	140,000	-	*
Roth IRA FBO Marshall S. Ezralow Pershing LLC as Custodian (7)	70,000	70,000	140,000	*	140,000	-	*
Ronnie Foust (8)	51,667	16,667	68,334	*	33,334	35,000	*
Meadows Capital, LLC (9)	66,667	66,667	133,334	*	133,334	-	*
Gerald T. Laurie (10)	10,000	10,000	20,000	*	20,000	-	*
BMO Harris Bank N.A. as directed Trustee of the Lapp Libra 401(k) Plan FBO William Lapp (11)	178,021	113,021	291,042	1.07%	96,042	195,000	*
Robin Houghton (12)	16,667	16,667	33,334	*	33,334	-	*
Julie A. Songy (13)	20,000	20,000	40,000	*	40,000	-	*
L. Wayne Powell, Jr. (14)	33,333	33,333	66,666	*	66,666	-	*
Sean and Patricia St. Denis (15)	50,000	50,000	100,000	*	100,000	-	*
Benjamin J. Hill (16)	31,667	16,722	48,389	*	31,139	17,250	*
Brandon Hill (17)	25,668	23,972	49,640	*	24,472	25,168	*
Jonathan Gluck (18)	20,000	20,000	40,000	*	40,000	-	*
Craig L. Schlinz & Jean M. Schlinz Joint Tenants (19)	10,000	10,000	20,000	*	20,000	-	*
James Johnson (20)	7,000	7,000	14,000	*	14,000	-	*
Gary L. Lively (21)	6,667	6,667	13,334	*	13,334	-	*
Philip S. Forte (22)	33,333	33,333	66,666	*	66,666	-	*
Delaware Charter Cust FBO Philip S. Forte R/O IRA (23)	28,000	28,000	56,000	*	56,000	-	*
Jack Steven Jacobsen (24)	33,333	33,333	66,666	*	66,666	-	*
John N. Davis III (25)	16,667	16,667	33,334	*	33,334	-	*
Mark W. Livingston (26)	66,667	66,667	133,334	*	133,334	-	*
George B. Wright III (27)	10,000	10,000	20,000	*	20,000	-	*
Arthur Ronald Jacobstein (28)	7,000	7,000	14,000	*	14,000	-	*
Shawn Hooker (29)	50,000	50,000	100,000	*	100,000	-	*
Charles C. Swanke (30)	16,667	16,667	33,334	*	33,334	-	*
Jeffrey S. Smith (31)	23,333	23,333	46,666	*	46,666	-	*
AAR Accounts Family Limited Partnership (32)	333,333	333,333	666,666	2.45%	666,666	-	*
Robert J. Martin (33)	10,000	10,000	20,000	*	20,000	-	*
Robert G. McBride & Carol McBride JTWROS (34)	10,000	10,000	20,000	*	20,000	-	*
Delaware Charter C/F Charles Mortimer IRA (35)	16,000	16,000	32,000	*	32,000	-	*
Michael Solkow (36)	19,333	19,333	38,666	*	38,666	-	*
Delaware Charter C/F Mark V. Reed IRA (37)	16,667	16,667	33,334	*	33,334	-	*
Elbow Canyon Estates, LLC (38)	16,667	16,667	33,334	*	33,334	-	*
William R. Thomas (39)	6,667	6,667	13,334	*	13,334	-	*
William Scott Smith (40)	7,000	7,000	14,000	*	14,000	-	*
Delaware Charter C/F Sally Reed R/O IRA (41)	23,333	23,333	46,666	*	46,666	-	*
Joe T. McClure (42)	9,333	9,333	18,666	*	18,666	-	*
Ricky McKnight (43)	13,333	13,333	26,666	*	26,666	-	*
Dr. Thomas T. Paukert (44)	14,000	14,000	28,000	*	28,000	-	*
Delaware Charter C/F Joseph Lukeman IRA (45)	13,333	13,333	26,666	*	26,666	-	*
David R. Mattson (46)	13,333	13,333	26,666	*	26,666	-	*
Barry J. Batson (47)	10,000	10,000	20,000	*	20,000	-	*
Jonathan Stanney (48)	30,000	30,000	60,000	*	60,000	-	*
Chaskel Frankl (49)	16,667	16,667	33,334	*	33,334	-	*
Charles Retz (50)	6,667	6,667	13,334	*	13,334	-	*

21

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Dean S. Nye (51)	8,333	8,333	16,666	*	16,666	-	*
Scott Johnson (52)	13,333	13,333	26,666	*	26,666	-	*
Lorraine T. Gilman (53)	2,000	2,000	4,000	*	4,000	-	*
Michael L. Corsetto (54)	3,333	3,333	6,666	*	6,666	-	*
Dale Crystal (55)	33,333	33,333	66,666	*	66,666	-	*
Paul Stamatis, Jr. (56)	15,000	15,000	30,000	*	30,000	-	*
Thomas A. Kitchens (57)	9,667	9,667	19,334	*	19,334	-	*
Delaware Charter Cust FBO Brian Stout SEP IRA (58)	16,667	16,667	33,334	*	33,334	-	*
Raylan Loggins (59)	16,667	16,667	33,334	*	33,334	-	*
Delaware Charter Cust FBO Dennis M. Cryan R/O IRA (60)	7,000	7,000	14,000	*	14,000	-	*
G. Tyler Runnels & Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000 (61)	526,933	133,333	660,266	2.42%	266,666	393,600	1.44%
Bristol Investment Fund, Ltd. (62)	133,334	183,334	316,668	1.16%	266,668	50,000	*
IRA Rollover II FBO J. Steven Emerson Pershing LLC as Custodian (63)	756,000	443,500	1,199,500	4.40%	762,000	437,500	1.61%
DAFNA Lifescience Ltd. (64)	76,700	76,700	153,400	*	153,400	-	*
DAFNA Lifescience Market Neutral Ltd. (65)	15,000	15,000	30,000	*	30,000	-	*
DAFNA Lifescience Select Ltd. (66)	75,000	75,000	150,000	*	150,000	-	*
Michael Meyers (67)	66,667	66,667	133,334	*	133,334	-	*
Cranshire Capital Master Fund, Ltd. (68)	233,334	233,334	466,668	1.71%	466,668	-	*
Equitec Specialists, LLC (69)	33,333	33,333	66,666	*	66,666	-	*
Kingsbrook Opportunities Master Fund LP (70)	66,667	66,667	133,334	*	133,334	-	*
Delaware Charter Cust FBO Philip S. Forte IRA (71)	5,333	5,333	10,666	*	10,666	-	*
Andrew P. Fridberg IRA (72)	66,667	66,667	133,334	*	133,334	-	*
Christopher Spring (73)	10,000	10,000	20,000	*	20,000	-	*
Mark G. Christiana (74)	16,667	16,667	33,334	*	33,334	-	*
Kevin Harrington (75)	66,667	66,667	133,334	*	133,334	-	*
Molly Lowery Adams (76)	28,201	28,201	56,402	*	56,402	-	*
Equity Trust Company, d.b.a. Sterling Trust, Custodian FBO Lawrence Baker, Account #407208 (77)	14,100	14,100	28,200	*	28,200	-	*
Eric Byrnes, ttee Bulldog Trust dtd Sept 17, 2009 (78)	56,001	42,101	98,102	*	56,402	41,700	*
Scott A. Coleman (79)	42,302	42,302	84,604	*	84,604	-	*
Jason Haase (80)	38,394	24,253	62,647	*	48,506	14,141	*
James Krauskopf (81)	8,461	8,461	16,922	*	16,922	-	*
C Thomas + J Thomas ttee Thomas Family Trust UA DTD 7/13/94 (82)	11,372	8,461	19,833	*	16,922	2,911	*
Brian Wald (83)	5,641	5,641	11,282	*	11,282	-	*
Peter Minden + Patricia Minden JT Ten (84)	15,908	14,101	30,009	*	28,202	1,807	*
K. Smith + J. Smith Ttee KJ Smith Family Trust U/A DTD 6/10/06 (85)	64,145	43,201	107,346	*	56,402	50,944	*
CRB Investments LLC (86)	28,201	28,201	56,402	*	56,402	-	*
Alta Sue Hayes (87)	104,711	78,963	183,674	*	157,926	25,748	*
Daniel E. Enderson (88)	28,201	28,201	56,402	*	56,402	-	*
Lawrence W Powell Jr (89)	36,662	36,662	73,324	*	73,324	-	*
James L. McGregor (90)	28,201	28,201	56,402	*	56,402	-	*
Wendell Robin Houghton (91)	28,201	28,201	56,402	*	56,402	-	*
Ravenwood Partners, LLC (92)	74,381	68,741	143,122	*	39,482	103,640	*
Bruce M Davis (93)	33,985	19,741	53,726	*	39,482	14,244	*
Walter H Bass (94)	413,389	645,060	1,058,449	3.88%	225,608	832,841	3.06%
Willie and Patsy Mosley (95)	284,205	226,705	510,910	1.87%	338,410	172,500	*
Sandor Petroleum (96)	402,539	285,872	688,411	2.53%	338,410	350,001	1.28%
Nancy M Kwon TTEE The Nancy M Kwon Separate Property Trust DTD 11/7/05 (97)	154,329	91,830	246,159	*	58,660	187,499	*
Kevin Kwon, Kihong Kwon & James Rim TTEES The Kevin Kwon Alaska Asset Pres Tr 9/24/02 (98)	141,551	85,441	226,992	*	58,660	168,332	*
Connor Merrihew, a Minor, UGMA, Kihong Kwon, Custodian (99)	71,359	43,012	114,371	*	29,330	85,041	*
Mason Kwon, a Minor, UGMA, Kihong Kwon, Custodian (100)	97,109	55,887	152,996	*	29,330	123,666	*
Fidelity Investments FOB James Gucker Roth IRA (101)	7,051	7,051	14,102	*	14,102	-	*
Fidelity Investments FOB Joseph Gucker Traditional IRA (102)	7,051	7,051	14,102	*	14,102	-	*
John Carris Investments (103)	0	62,083	62,083	*	62,083	-	*
	6,564,296	5,892,347	12,456,643	45.71%	9,060,110	3,396,533	12.46%

22

* Represents less than 1%

**Unless otherwise stated, the individual(s) with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.

(1)           Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 27,252,966 common shares outstanding as of September 13, 2013.

(2)           Includes the sale of all common share registered herein.

(3)           The shares being registered include (i) 56,987 shares, 56,987 shares underlying warrants and 200,718 shares underlying placement agent warrants pursuant to August 2013 offering. Tyler Runnels, as President, has voting and dispositive control with respect to the securities being offered.

(4)           The shares being registered include 400,000 shares and 400,000 shares underlying warrants pursuant to August 2013 offering. Todd D. Beddard, Manager, has voting and dispositive control with respect to the securities being offered

(5)           The shares being registered include 70,000 shares and 70,000 shares underlying warrants pursuant to August 2013 offering. Bryan Ezralow has voting and dispositive control with respect to the securities being offered.

(6)           The shares being registered include 70,000 shares and 70,000 shares underlying warrants pursuant to August 2013 offering. Bryan Ezralow has voting and dispositive control with respect to the securities being offered.

(7)           The shares being registered include 70,000 shares and 70,000 shares underlying warrants pursuant to August 2013 offering. Marshall Ezralow has voting and dispositive control with respect to the securities being offered.

(8)           The shares being registered include 16,667 shares and 16,667 shares underlying warrants pursuant to August 2013 offering.

(9)           The shares being registered include 66,667 shares and 66,667 shares underlying warrants pursuant to August 2013 offering. Robert Cohen has voting and dispositive control with respect to the securities being offered.

(10)           The shares being registered include 10,000 shares and 10,000 shares underlying warrants pursuant to August 2013 offering.

(11)           The shares being registered include (i) 17,000 shares and 17,000 shares underlying warrants pursuant to August 2013 offering, and (ii) 31,021 shares and 32,023 shares underlying warrants pursuant to December 2012 through March 2013 offering. Stephanie L. Napier and Lori Harding have voting and dispositive control with respect to the securities being offered.

23

(12)           The shares being registered include 16,667 shares and 16,667 shares underlying warrants pursuant to August 2013 offering

(13)           The shares being registered include 20,000 shares and 20,000 shares underlying warrants pursuant to August 2013 offering.

(14)           The shares being registered include 33,333 shares and 33,333 shares underlying warrants pursuant to August 2013 offering.

(15)           The shares being registered include 50,000 shares and 50,000 shares underlying warrants pursuant to August 2013 offering.

(16)           The shares being registered include (i) 10,000 shares, 10,000 shares underlying warrants, and 1,934 placement agent warrants pursuant to August 2013 offering, and (ii) 9,205 placement agent warrants pursuant to December 2012 through March 2013 offering.

(17)           The shares being registered include 6,667 shares, 6,667 shares underlying warrants, and 1,933 placement agent warrants pursuant to August 2013 offering, and (ii) 9,205 placement agent warrants pursuant to December 2012 through March 2013 offering.

(18)           The shares being registered include 20,000 shares and 20,000 shares underlying warrants pursuant to August 2013 offering.

(19)           The shares being registered include 10,000 shares and 10,000 shares underlying warrants pursuant to August 2013 offering.

(20)           The shares being registered include 7,000 shares and 7,000 shares underlying warrants pursuant to August 2013 offering.

(21)           The shares being registered include 6,667 shares and 6,667 shares underlying warrants pursuant to August 2013 offering.

(22)           The shares being registered include 33,333 shares and 33,333 shares underlying warrants pursuant to August 2013 offering.

(23)           The shares being registered include 28,000 shares and 28,000 shares underlying warrants pursuant to August 2013 offering.

(24)           The shares being registered include 33,333 shares and 33,333 shares underlying warrants pursuant to August 2013 offering.

(25)           The shares being registered include 16,667 shares and 16,667 shares underlying warrants pursuant to August 2013 offering.

(26)           The shares being registered include 66,667 shares and 66,667 shares underlying warrants pursuant to August 2013 offering.

(27)           The shares being registered include 10,000 shares and 10,000 shares underlying warrants pursuant to August 2013 offering.

24

(28)           The shares being registered include 7,000 shares and 7,000 shares underlying warrants pursuant to August 2013 offering.

(29)           The shares being registered include 50,000 shares and 50,000 shares underlying warrants pursuant to August 2013 offering.

(30)           The shares being registered include 16,667 shares and 17,667 shares underlying warrants pursuant to August 2013 offering.

(31)            The shares being registered include 23,333 shares and 23,333 shares underlying warrants pursuant to August 2013 offering.

(32)           The shares being registered include 333,333 shares and 333,333 shares underlying warrants pursuant to August 2013 offering. Andrew Roth has voting and dispositive control with respect to the securities being offered.

(33)           The shares being registered include 10,000 shares and 10,000 shares underlying warrants pursuant to August 2013 offering.

(34)           The shares being registered include 10,000 shares and 10,000 shares underlying warrants pursuant to August 2013 offering.

(35)           The shares being registered include 16,000 shares and 16,000 shares underlying warrants pursuant to August 2013 offering.

(36)           The shares being registered include 19,333 shares and 19,333 shares underlying warrants pursuant to August 2013 offering.

(37)           The shares being registered include 16,667 shares and 16,667 shares underlying warrants pursuant to August 2013 offering.

(38)           The shares being registered include 16.667 shares and 16,667 shares underlying warrants pursuant to August 2013 offering. Russell and Susan Bergstrom have voting and dispositive control with respect to the securities being offered.

(39)           The shares being registered include 6,667 shares and 6,667 shares underlying warrants pursuant to August 2013 offering.

(40)           The shares being registered include 7,000 shares and 7,000 shares underlying warrants pursuant to August 2013 offering.

(41)           The shares being registered include 23,333 shares and 23,333 shares underlying warrants pursuant to August 2013 offering.

(42)           The shares being registered include 9,333 shares and 9,333 shares underlying warrants pursuant to August 2013 offering.

(43)           The shares being registered include 13,333 shares and 13,333 shares underlying warrants pursuant to August 2013 offering.

25

(44)           The shares being registered include 14,000 shares and 14,000 shares underlying warrants pursuant to August 2013 offering.

(45)           The shares being registered include 13,333 shares and 13,333 shares underlying warrants pursuant to August 2013 offering.

(46)           The shares being registered include 13,333 shares and 13,333 shares underlying warrants pursuant to August 2013 offering.

(47)           The shares being registered include 10,000 shares and 10,000 shares underlying warrants pursuant to August 2013 offering.

(48)           The shares being registered include 30,000 shares and 30,000 shares underlying warrants pursuant to August 2013 offering.

(49)           The shares being registered include 16,667 shares and 16,667 shares underlying warrants pursuant to August 2013 offering.

(50)           The shares being registered include 6,667 shares and 6,667 shares underlying warrants pursuant to August 2013 offering.

(51)           The shares being registered include 8,333 shares and 8,333 shares underlying warrants pursuant to August 2013 offering.

(52)           The shares being registered include 13,333 shares and 13,333 shares underlying warrants pursuant to August 2013 offering.

(53)           The shares being registered include 2,000 shares and 2,000 shares underlying warrants pursuant to August 2013 offering.

(54)           The shares being registered include 3,333 shares and 3,333 shares underlying warrants pursuant to August 2013 offering.

(55)           The shares being registered include 33,333 shares and 33,333 shares underlying warrants pursuant to August 2013 offering.

(56)           The shares being registered include 15,000 shares and 15,000 shares underlying warrants pursuant to August 2013 offering.

(57)           The shares being registered include 9,667 shares and 9,667 shares underlying warrants pursuant to August 2013 offering.

(58)           The shares being registered include 16,667 shares and 16,667 shares underlying warrants pursuant to August 2013 offering.

(59)           The shares being registered include 16,667 shares and 16,667 shares underlying warrants pursuant to August 2013 offering.

(60)           The shares being registered include 7,000 shares and 7,000 shares underlying warrants pursuant to August 2013 offering.

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(61)           The shares being registered include 133,333 shares and 133,333 shares underlying warrants pursuant to August 2013 offering. G. Tyler Runnels has voting and dispositive control with respect to the securities being offered.

(62)           The shares being registered include 133,334 shares and 133,334 shares underlying warrants pursuant to August 2013 offering. Bristol Capital Advisors, LLC and/or Paul Kessler has voting and dispositive control with respect to the securities being offered.

(63)           The shares being registered include 381,000 shares and 381,000 shares underlying warrants pursuant to August 2013 offering.

(64)            The shares being registered include 76,700 shares and 76,700 shares underlying warrants pursuant to August 2013 offering. Fariba Ghodsian and/or Nathan Fischel has voting and dispositive control with respect to the securities being offered.

(65)            The shares being registered include 15,000 shares and 15,000 shares underlying warrants pursuant to August 2013 offering. Fariba Ghodsian and/or Nathan Fischel has voting and dispositive control with respect to the securities being offered.

(66)           The shares being registered include 75,000 shares and 75,000 shares underlying warrants pursuant to August 2013 offering. Fariba Ghodsian and/or Nathan Fischel has voting and dispositive control with respect to the securities being offered.

(67)           The shares being registered include 66,667 shares and 66,667 shares underlying warrants pursuant to August 2013 offering.

(68)           The shares being registered include 233,334 shares and 233,334 shares underlying warrants pursuant to August 2013 offering. Cranshire Capital Advisors, LLC and/or Mitchell P. Kopin have voting and dispositive control with respect to the securities being offered.

(69)           The shares being registered include 33,333 shares and 33,333 shares underlying warrants pursuant to August 2013 offering. Cranshire Capital Advisors, LLC and/or Mitchell P. Kopin have voting and dispositive control with respect to the securities being offered.

(70)            The shares being registered include 66,667 shares and 66,667 shares underlying warrants pursuant to August 2013 offering. Adam J. Chill has voting and dispositive control with respect to the securities being offered.

(71)           The shares being registered include 5,333 shares and 5,333 shares underlying warrants pursuant to August 2013 offering.

(72)           The shares being registered include 66,667 shares and 66,667 shares underlying warrants pursuant to August 2013 offering.

(73)           The shares being registered include 10,000 shares and 10,000 shares underlying warrants pursuant to August 2013 offering.

(74)           The shares being registered include 16,667 shares and 16,667 shares underlying warrants pursuant to August 2013 offering.

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(75)           The shares being registered include 66,667 shares and 66,667 shares underlying warrants pursuant to August 2013 offering.

(76)           The shares being registered include 28,201 shares and 28,201 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(77)           The shares being registered include 14,100 shares and 14,100 shares underlying warrants pursuant to December 2012 through March 2013 offering. Dr. Lawrence Baker has voting and dispositive control with respect to the securities being offered.

(78)           The shares being registered include 28,201 shares and 28,201 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(79)           The shares being registered include 42,302 shares and 42,302 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(80)           The shares being registered include 24,253 shares and 24,253 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(81)           The shares being registered include 8,461 shares and 8,461 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(82)           The shares being registered include 8,461 shares and 8,461 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(83)            The shares being registered include 5,641 shares and 5,641 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(84)            The shares being registered include 14,101 shares and 14,101 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(85)            The shares being registered include 28,201 shares and 28,201 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(86)            The shares being registered include 28,201 shares and 28,201 shares underlying warrants pursuant to December 2012 through March 2013 offering. Chuck Burtzloff has voting and dispositive control with respect to the securities being offered.

(87)            The shares being registered include 78,963 shares and 78,963 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(88)            The shares being registered include 28,201 shares and 28,201 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(89)            The shares being registered include 36,662 shares and 36,662 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(90)            The shares being registered include 28,201 shares and 28,201 shares underlying warrants pursuant to December 2012 through March 2013 offering.

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(91)            The shares being registered include 28,201 shares and 28,201 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(92)            The shares being registered include 19,741 shares and 19,741 shares underlying warrants pursuant to December 2012 through March 2013 offering. Greg Bolloten has voting and dispositive control with respect to the securities being offered.

(93)            The shares being registered include 19,741 shares and 19,741 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(94)            The shares being registered include 56,402 shares and 56,402 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(95)            The shares being registered include 169,205 shares and 169,205 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(96)            The shares being registered include 169,205 shares and 169,205 shares underlying warrants pursuant to December 2012 through March 2013 offering. Evelyn P. Sabo has voting and dispositive control with respect to the securities being offered.

(97)            The shares being registered include 29,330 shares and 29,330 shares underlying warrants pursuant to December 2012 through March 2013 offering. Nancy Kwon has voting and dispositive control with respect to the securities being offered.

(98)            The shares being registered include 29,330 shares and 29,330 shares underlying warrants pursuant to December 2012 through March 2013 offering. Kevin Kwon has voting and dispositive control with respect to the securities being offered.

(99)            The shares being registered include 14,665 shares and 14,665 shares underlying warrants pursuant to December 2012 through March 2013 offering. Kihong Kwon, MD has voting and dispositive control with respect to the securities being offered.

(100)            The shares being registered include 14,665 shares and 14,665 shares underlying warrants pursuant to December 2012 through March 2013 offering. Kihong Kwon, MD has voting and dispositive control with respect to the securities being offered.

(101)            The shares being registered include 7,051 shares and 7,051 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(102)            The shares being registered include 7,051 shares and 7,051 shares underlying warrants pursuant to December 2012 through March 2013 offering.

(103)            The shares being registered include 62,083 shares underlying placement agent warrants pursuant to August 2013 offering.

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PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

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Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

General

As of September 10, 2013, our authorized capital stock consisted of:

•	150,000,000 shares of common stock, par value $0.0001; and

•	30,000,000 shares of “blank check” preferred stock, par value $0.0001.

As of September 10, 2013, 27,252,966 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the DGCL.

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Set forth below is a summary description of all of the material terms of our capital stock and convertible securities. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part. Additionally, the description of registration rights are qualified in their entirety by reference to each respective registration rights agreement which are filed as an exhibit to this registration statement.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

We may issue our preferred shares from time to time in one or more series as determined by our board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders.

Outstanding Warrants

As of September 10, 2013, we had an aggregate of 10,266,597 common stock purchase warrants issued and outstanding with a range of exercise prices from $0.50 to $3.50 per share and an average weighted exercise price of $2.56 per share. Of our outstanding warrants, we are registering the common shares underlying 4,387,516 warrants issued to investors, and 285,078 warrants issued to placement agents, in connection with our August 2013 offering, and December 2012 through March 2013 offerings. For a further description of the warrants issued in connection with our August 2013 and December through March 2013 offerings please refer to the section of this prospectus entitled “Selling Stockholders.”

Options

As of September 10, 2013, we had an aggregate of 6,011,023 common stock purchase options issued and outstanding with an average exercise price of $1.83 per share. The options were issued pursuant to our 2007 Equity Compensation Plan, as amended, and our 2009 Executive Compensation Plan, as amended.

Convertible Notes

As of September 10, 2013, we have three convertible promissory notes outstanding that are payable to Dr. Dionne, our Chief Executive Officer, Chief Financial Officer, President and Chairman. The notes have an annual interest rate of 4.2%. The aggregate balance of the notes is $105,000 in principal and $24,406 in accrued interest. The notes and accrued interest are convertible into 256,613 shares of common stock at a price of $0.50 per share.

Delaware Anti-Takeover Law and Charter and Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status, and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Registration Rights

August 2013 Offering

In connection with the August 2013 offering, we entered into registration rights agreements with the investors. Pursuant to such agreements, we agreed to file a registration statement with the Securities and Exchange Commission (“the Commission”) within 45 days from the closing to register the resale of the shares and common shares underlying the warrants issued in connection with the offering and to maintain the effectiveness thereunder. We also agreed to have the registration statement declared effective within 120 days from the filing date. Additionally, we agreed to keep the registration statement continuously effective until the earlier to occur of (i) the date after which all of the securities to be registered thereunder have been sold, or (ii) the date on which all the securities to be registered thereunder may be sold without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act of 1933, as amended. We are also obligated to pay the Investors, as partial liquidated damages, a fee of 1.5% of each Investor’s subscription amount per month in cash or shares of the Company’s common stock, at the discretion of the Company, upon the occurrence of certain events, including our failure to file and / or have the registration statement declared effective within the time provided.

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December 2012 through March 2013 Offering

In connection with the December 2012 through March 2013 offering, we agreed to enter into registration rights agreements with our investors. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering the shares of common stock included in the units as well as the shares underlying the warrants, within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We also agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment is to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 59 Maiden Lane, New York, New York, 10038 and the phone number is (718) 921-8201.

DESCRIPTION OF BUSINESS

Overview

We are a development stage pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including prostate, liver, brain and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a prodrug delivery system that targets release of the drug within the tumor. We believe that, if successfully developed, our cancer prodrug therapies have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those related to current chemotherapy treatments. We plan to develop a series of therapies based on our prodrug technology platform and test them through Phase I/II clinical trials, at which time we intend to license or sell the intellectual property underlying the compounds.

Our primary focus at the present time is the clinical development of our lead compound, G-202, a novel therapeutic agent with a unique mechanism of action. We have completed enrollment in a Phase Ia/Ib dose-escalation safety, tolerability and dose refinement study in which two hepatocellular carcinoma patients experienced prolonged disease stabilization of 13 and 11 months. We are also conducting a Phase II clinical trial to test the utility of G-202 in patients with hepatocellular carcinoma (liver cancer). As of September 18, 2013, we have treated six patients in this Phase II trial.

We were incorporated in the State of Delaware in November 2003 and our principal office is located in San Antonio, Texas. Since our inception, we have invested a substantial portion of our efforts and financial resources in the development of G-202. G-202 is the only product candidate for which we have conducted clinical trials, and to date we have not marketed, distributed or sold any products. We have generated no revenues from the sale of our product candidates and have experienced substantial net operating losses.

Our Technology

Our approach is to identify specific enzymes that are found at high levels in tumors relative to other tissues in the body. Upon identifying these enzymes, we attempt to create a peptide that is recognized predominantly by those enzymes in the tumor and not by enzymes in normal tissues. We then use the peptide as the masking/targeting agent and attach it to our “cytotoxin” to create a prodrug. We believe that this double layer of recognition adds to the tumor-targeting found in our prodrugs.

Cytotoxin—Thapsigargin

Thapsigargin is a cytotoxin found within the seeds of Thapsia garganica, a plant that grows wild in the Mediterranean region. This cytotoxin has been found to kill cancer cells independent of growth rate (fast-, slow- and non-dividing cells) and is the active toxic ingredient contained in our prodrugs. Thapsigargin is a potent inhibitor of the intracellular sarcoplasmic/endoplasmic reticulum calcium adenosine triphosphastase (SERCA) pump protein, consequently causing calcium levels to rise significantly and trigger apoptosis (cell death). We chemically modify thapsigargin to create the molecule, 12ADT, that retains all the potent cell-killing attributes of thapsigargin and, unlike thapsigargin, contains a new structure that can be coupled to a masking/targeting agent. Our prodrugs are manufactured by attaching a specific peptide to 12ADT.

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Masking/Targeting Agent

We use peptides to mask the cytotoxin and target the tumor (masking/targeting agents). Peptides are short strings of amino-acids, the building blocks of many components found in cells. When attached to 12ADT, they have the potential to make the cytotoxin inactive and once the peptide is removed from 12ADT, the cytotoxin is active again. Our technology attempts to take advantage of the fact that the masking peptides can be removed by chemical reactors in the body called enzymes, and that the recognition of particular peptides by particular enzymes can be very specific. The peptides also make 12ADT soluble in blood. When the masking peptide is removed, 12ADT returns to its natural insoluble state and precipitates directly into nearby tumor cells.

Our Prodrug Therapies

Cancer chemotherapy involves treating patients with cytotoxic drugs (compounds or agents that are toxic to cells). Chemotherapy is often combined with surgery or radiation in the treatment of early-stage disease and it is the preferred, or only, treatment option for many forms of cancer in later stages of the disease. However, major drawbacks of chemotherapy include, but are not limited to:

•	Side effects — non-cancer cells in the body are also affected, often leading to serious side effects, which may include the destruction of bone marrow, damage to digestive tract cells, and hair loss.

•	Incomplete tumor kill — many of the leading chemotherapeutic agents act during the process of cell division and may be effective on tumors comprised of rapidly-dividing cells, but are much less effective on tumors that contain slowly dividing cells.

•	Resistance — tumors will often develop resistance to current drugs after repeated exposure, thereby limiting the effectiveness of such therapies over multiple dosing.

Prodrug chemotherapy is a relatively new approach to cancer treatment that is being explored as a means of delivering higher concentrations of cytotoxic agents at the tumor location while avoiding or decreasing toxicity in the rest of the body. An inactive form of a cytotoxin is administered to the patient. The prodrug is converted into the active cytotoxin preferentially at the tumor site. Based on our testing of animal cancer models, as well as our ongoing Phase I clinical trial, we believe that our lead compound, G-202, may overcome a number of drawbacks associated with current cancer drugs, including:

•	Reduced side effects — our lead compound, G-202, appears to be well-tolerated in cancer patients with reduced side effects compared to traditional chemotherapeutic agents, particularly exhibiting significantly less or no effect on the patient’s bone marrow.

•	Cell-killing activity — our prodrugs have been shown in animal cancer models to kill slowly-dividing, non-dividing, as well as rapidly-dividing cancer cells.

•	Lack of acquired drug resistance — testing in animal models of cancer indicated no development of resistance to G-202 after multiple cycles of treatment with G-202

As a result of our Phase I clinical trials, as well as observations in animal cancer models, we have advanced G-202 into Phase II clinical trials.

Our Prodrug Development Candidates

We have identified four prodrug development candidates based on our technology, as summarized below. At this time we are focused exclusively on the clinical development of G-202 and have deferred further development of the other prodrug candidates.

Prodrug Candidate	Activating Enzyme	Target Location of Active Enzyme	Status
G-202	Prostate Specific Membrane Antigen (PSMA)	The blood vessels of most solid tumors	• Phase II related to hepatocellular carcinoma (liver cancer)

G-115	Prostate Specific Antigen (PSA)	Prostate cancers	• Pilot toxicology completed • Limited pre-clinical development

G-114	Prostate Specific Antigen (PSA)	Prostate cancers	• Validated efficacy in pre-clinical animal models (Johns Hopkins University)

G-301	Human glandular kallikrein 2 (hK2)	Prostate cancers	• Validated efficacy in pre-clinical animal models (Johns Hopkins University)

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The enzymes that we target with our prodrugs are found in very specific places within the body and within the tumors. Our lead drug candidate, G-202, is activated by the enzyme Prostate Specific Membrane Antigen, or PSMA, which is found in prostate epithelial cells in the normal prostate, in prostate cancer cells, and in vascular endothelial cells (blood vessels) found in almost all solid tumors. Thus, we expect that G-202 may be used in the treatment of almost all solid tumors. Importantly, we anticipate that G-202 may work by destroying the tumor vasculature, thus starving the tumor to death.

G-115 is activated by the enzyme Prostate Specific Antigen, or PSA, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. PSA is found in the bloodstream and is a known tumor marker for prostate cancer, but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, PSA is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-115. G-301 is activated by the enzyme Human Glandular Kallikrein 2, or hK2, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. The enzyme hK2 is found in the bloodstream and is known as a tumor marker for prostate cancer but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, hK2 is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-301. Both G-115 and G-301 are believed to be useful in the treatment of prostate cancers only and not to be useful for the treatment of other cancers.

Our Strategy

Our Business Strategy

We plan to develop a series of therapies based on our target-activated prodrug technology platform and test them through Phase I/II clinical trials, at which time we intend to license or sell the intellectual property underlying the compounds. We are currently focused on the clinical development of G-202 and have recently initiated a Phase II study in hepatocellular carcinoma. Our capacity to execute our plans is dependent on a number of factors, including the outcome of our ongoing clinical trials as well as our ability to raise sufficient capital. We may also seek to enter collaborative or partnering arrangements to fund or conduct portions of our development plan.

Our current strategy contemplates the following major initiatives:

•	Conducting our hepatocellular carcinoma clinical study entitled, “A Phase II, Multi-Center, Single-Arm Study of G-202 as Second-Line Therapy for Adult Patients with Progressive Advanced Hepatocellular Carcinoma.” As of September 18, 2013, six patients have been treated in the study.

•	Conducting a clinical study of G-202 in patients with glioblastoma multiforme (a form of brain cancer). We are currently evaluating protocol design and may enter into a collaborative arrangement to conduct this trial.

•	Conducting our prostate cancer clinical study entitled, “An Open-Label, Single-Arm, Phase II Study of G-202 in Patients with Chemotherapy Naïve Metastatic Castrate-Resistant Prostate Cancer.” We have deferred commencement of this study until additional capital is raised or we enter into a collaborative arrangement to conduct this study.

•	Developing an injectable form of G-202. We are currently crafting a development plan and intend to execute such plan if and when sufficient capital is raised to fund development.

Our Clinical Development Strategy

We intend to conduct several Phase II clinical trials to determine the therapeutic efficacy of G-202 in cancer patients. We anticipate that G-202 will be therapeutically effective in a wide range of solid tumor types and have chosen to first evaluate the drug in hepatocellular carcinoma and glioblastoma, both of which have high unmet medical need and we believe a relatively rapid pathway to approval. We also plan to evaluate G-202 in prostate cancer in which we believe there is a very strong scientific rationale for its utility in this disease.

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G-202 CLINICAL DEVELOPMENT PIPELINE

Indication	Status
Solid Tumors	Ongoing Phase 1a/b safety, tolerability and dosing refinement study. Closed to further enrollment.

Hepatocellular Carcinoma (liver cancer)	Ongoing Phase II with six patients treated to date. Received FDA Orphan Drug designation.

Glioblastoma (brain cancer)	Evaluating protocol design and development plan.

Prostate Cancer	Phase II cleared by FDA and Medicines and Healthcare products Regulatory Agency (MHRA).

Hepatocellular Carcinoma (Liver Cancer)

Primary hepatocellular carcinoma is cancer that forms in the tissues of the liver. Estimates for liver and intrahepatic bile duct cancer in are approximately 30,640 new cases and 21,670 deaths for 2013. Incidence of hepatocellular carcinoma in the U.S. is rising, principally in relation to the spread of hepatitis C infection. It is the most common cancer in some parts of the world, with more than 1 million new cases diagnosed each year. Hepatocellular carcinoma is potentially curable by surgical resection, but surgery is the treatment of choice for only the small fraction of patients with localized disease. Prognosis depends on the degree of local tumor replacement and the extent of liver function impairment. Treatment options for people with liver cancer are surgery (including liver transplant), ablation, embolization, targeted therapy, radiation therapy, and chemotherapy, for which there is only one approved drug (sorafenib), or a combination of these options. There is no standard therapy for patients with advanced metastatic liver cancer.

Glioblastoma multiforme (a form of brain cancer)

There are approximately 10,000 new cases of malignant glioblastoma diagnosed each year in the United States with the median survival for these patients being 12 – 15 months. Treatment commonly consists of surgery followed by treatment with radiation and the drug temozolomide. There are a few drugs that have been approved in patients that have recurrent tumors but none have been shown to promote long-term tumor stabilization or survival.

Prostate Cancer

Prostate cancer forms in tissues of the prostate (a gland in the male reproductive system found below the bladder and in front of the rectum). Other than skin cancer, prostate cancer is the most common cancer in American males and is the second leading cause of cancer death in American males, behind lung cancer. Estimates for prostate cancer are about 238,590 new cases and about 29,720 deaths in the U.S. for 2013. About 1 man in 6 will be diagnosed with prostate cancer during his lifetime and occurs mainly in men aged 65 or older. Depending on the situation, the treatment options for men with prostate cancer may include: expectant management (watchful waiting) or active surveillance; surgery; radiation therapy; cryosurgery; hormone therapy; chemotherapy; and vaccine treatment. These treatments are generally used one at a time, although in some cases they may be combined.

Phase I Clinical Development of G-202 – Solid Tumors

During 2011 and 2012, we were engaged in conducting our Phase Ia/b clinical trial of G-202. The purpose of the trial was to evaluate safety, understand the pharmacokinetics (the process by which a compound is absorbed, distributed, metabolized, and eliminated by the body) of G-202 in humans, and to determine an appropriate dosing regimen for subsequent clinical studies.

In the Phase Ia portion, 28 patients were treated in eight individual cohorts with each subsequent cohort receiving a higher dose of drug until a Maximum Tolerated Dose (MTD) was identified. The Phase Ia portion was conducted in refractory cancer patients (those who have relapsed after former treatments) with any type of solid tumors. This strategy was intended to facilitate enrollment and provide a preliminary indication of safety across a wider variety of patients with different prior treatment regimens. We treated 28 patients in the Phase Ia portion of the trial at doses ranging from 1.2 mg/m2/dose (approximately 2 mg/dose) up to 88 mg/m2/dose (approximately 150 mg/dose). The drug exposure in patients receiving the higher doses of G-202 falls within the range associated with anti-tumor efficacy in animal models. The MTD of G-202 was identified in this dose escalation portion of the Phase I study.

We further evaluated G-202 in sixteen additional patients in a Phase Ib continuation of the clinical trial. The Phase Ib portion of the trial was designed to further refine a dosing regimen, obtain more safety data and determine a recommended dose for our anticipated Phase II clinical studies. Of these sixteen patients, five were hepatocellular carcinoma (HCC) patients who had tumor progression after previous treatment with sorafenib, which is the only drug approved for this indication. Median progression-free survival in this patient population is eight weeks. Two of these HCC patients, who were enrolled with metastatic disease, experienced prolonged disease stabilization of 13 and 11 months after initiation of treatment with G-202. Although our Phase I study was not designed to determine the anti-tumor effects of G-202, we view these data as encouraging; however, we have not completed the trial, we have not evaluated the results of the data from the trial, and therefore, the final outcome of the trial is still uncertain and there can be no assurance that these or any early observations are ultimately valid.

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Phase II Clinical Development of G-202 – Hepatocellular Carcinoma (Liver Cancer)

In 2012, we obtained clearance from the FDA to initiate our Phase II clinical trial entitled, “A Phase II, Multicenter, Single-Arm Study of G-202 as Second-Line Therapy Following Sorafenib for Adult Patients with Progressive Advanced Hepatocellular Carcinoma.” This trial is being conducted at multiple sites in the U.S. and is expected to enroll up to 29 patients. As of September 18, 2013, six patients have been treated in the study.

Development Strategy

Under the planning and direction of key personnel, we expect to continue to outsource all of our preclinical development (e.g., toxicology), manufacturing, and clinical development activities to contract research organizations (CROs) and contract manufacturing organizations (CMOs). Our contract CROs and CMOs are required to comply with federal, state and FDA regulations including Good Manufacturing Practices (cGMP), Good Clinical Practices (GCP), and Good Lab Practices (GLP).

The current form of G-202 is delivered to patients by intravenous infusion, a typical form of delivery for most chemotherapeutic treatments. We have completed preliminary development on an injectable form of G-202 that we believe could add significant value and benefits for: patients (shorter time for drug administration); oncologists (ease of delivery to patient); strengthening our patent portfolio; and enhancing market competitiveness.

Commercialization Strategy

We intend to license or sell the underlying technology of our drug compounds to third parties during or after Phase I/II clinical trials. It is expected that such third parties would then continue to develop, market, sell, and distribute any resulting products. As part of our overall strategic plan, we are exploring our options and actively seeking to engage in a collaborative, strategic and/or licensing arrangement with another pharmaceutical company. If we enter into any such transaction, we may be required to give up certain rights to our technology and control over its future development.

Market and Competitive Considerations

The table below summarizes a number of the potential U.S. target markets for our proposed drug candidates:

	2013 Estimated Number of
Cancer Type	New Cases	Deaths
Prostate	238,590	29,720
Breast	232,340	39,620
Liver & intrahepatic bile duct	30,640	21,670
Brain & other nervous system	23,130	14,080
Source: CA Cancer J. Clin 2013; 63: 11-30

The Therapeutic Opportunity for Our Drug Candidates

We believe that current anti-angiogenesis drugs (drugs that disrupt the blood supply to tumors) validate the clinical approach and market potential of our drug candidate, G-202. Angiogenesis is the physiological process involving the growth of new blood vessels from pre-existing vessels and is a normal process in growth and development, as well as in wound healing. Angiogenesis is also a fundamental step in the development of tumors from a clinically insignificant size to a malignant state because no tumor can grow beyond a few millimeters in size without the nutrition and oxygenation that comes from an associated blood supply. Interrupting this process has been targeted as a point of intervention for slowing or reversing tumor growth. An example of an anti-angiogenic approach is the FDA approved drug, Avastin™, a monoclonal antibody that inhibits the activity of Vascular Endothelial Growth Factor, which is important for the growth and survival of endothelial cells.

Avastin and other anti-angiogenic drugs have only a limited therapeutic effect with increased median patient survival times of only a few months. Our approach is designed to destroy both the existing and newly growing tumor vasculature, rather than just block new blood vessel formation. We anticipate that this approach will lead to a more immediate collapse of the tumor’s nutrient supply and consequently an enhanced rate and degree of tumor destruction.

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Competition

The pharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future. Although we are not aware of any competitor who is developing a drug that is designed to destroy both the existing and newly growing tumor vasculature in a manner similar to our drug candidates, there are several marketed drugs and drugs in development that attack tumor-associated blood vessels to some degree. For example, Avastin™ is a marketed product that acts predominantly as an anti-angiogenic agent. Zybrestat™ is another drug in development that is described as a vascular-disrupting agent that inhibits blood flow to tumors. NexavarTM and SutentTM are two other approved drugs that appear to work in part through anti-angiogenic mechanisms. It is impossible to accurately ascertain how well our drugs will compete against these or other products that may be in the marketplace until we have more complete human patient data for comparison.

Intellectual Property

We regard the protection of patents and other intellectual property rights that we own or license as critical to our business and competitive position. To protect our intellectual property, we rely on patent, trade secret and copyright law, as well as confidentiality, nondisclosure, assignment of invention and other contractual arrangements with our officers, directors, employees, consultants, investigators, clinical trial sites, contractors, collaborators and other third parties to whom we disclose confidential information. Our policy is to pursue patent applications on inventions and discoveries that we believe are commercially important to the development and growth of our business. We solely own or have exclusive licenses to all of our patents and patent applications.

Our 10 issued U.S. patents, which expire between 2018 and 2026, contain claims directed to: peptide specific prodrugs (targeting hK2, PSA, PSMA); thapsigargin derivatives; methods of making the same; and, methods of treatment using the same. The U.S. provisional and non-provisional patent applications cover: additional peptide specific prodrugs (targeting fibroblast activation protein-alpha, “FAP”); injectable formulations of peptide prodrugs (PSMA, PSA, hK2, and FAP); methods for producing the same; and methods of treatment using the same. If allowed, these applications would expire between 2027 and 2034. The pending PCT, and its European Union and U.S. counterparts, contain claims directed to compositions and methods for detecting and imaging cancer, and if issued, expire in 2030.

When appropriate, we plan to continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe would provide us with a competitive advantage. We expect to be able to accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States as well as foreign countries, where applicable. In addition, we may obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interest.

In addition to and separate from patent protection, G-202 for the treatment of hepatocellular carcinoma has been granted orphan drug designation under the Orphan Drug Act of 1983, as amended, which was enacted to provide incentives to pharmaceutical companies who create treatments for rare diseases. It does so by granting seven years of exclusivity after approval of a drug in the rare disease, or "orphan" indication. During the seven year period, the FDA may not grant marketing authorization (e.g. to a generic manufacturer) for the same drug for the orphan indication.

We are currently involved in legal proceedings related to certain of our licensed patents. See the “Legal Proceedings” section of this prospectus.

Manufacturing and Supply

We do not plan to develop company-owned or company-operated manufacturing facilities. We outsource all drug manufacturing to contract manufacturers that are required to operate in compliance with cGMP. We may also seek to refine the current manufacturing process in order to achieve improvements in efficiency, costs, purity and the like as well as address different drug formulations to achieve improvements in stability and/or drug delivery.

Supply of Raw Materials — Thapsibiza SL

To our knowledge, there is only one commercial supplier of Thapsia garganica seeds. In April 2007, we obtained the proper permits from the U.S. Department of Agriculture (the USDA) for the importation of Thapsia garganica seeds. In April 2012, we entered into a five year sole source agreement with Thapsibiza, SL. Either party can extend the agreement for an additional five years by providing 30 days written notice prior to the expiration date. Pursuant to the terms of the agreement, Thapsibiza, SL has agreed to exclusively provide us Thapsia garganica seeds while we retain the right to seek additional suppliers. The agreement requires us to purchase minimum quantities of seeds per harvest period.

Long-term Supply of Raw Materials

We believe that we presently have sufficient supply of Thapsia garganica seeds in storage that we anticipate needing to complete our clinical trials as currently planned. However, in order to secure a long-term stable supply of thapsigargin, we are engaged in two ongoing research projects, including traditional cultivation and metabolic engineering of moss cells.

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We are funding an ongoing Thapsia garganica cultivation project with Thapsibiza, SL. It is known that thapsigargin is produced in the various parts of the plant and we are evaluating the most cost-effective way to produce thapsigargin, whether it is extracted from seedlings, early roots, stems and/or shoots or from seeds of the mature plant. Reliable germination methods are established and transfer of plantings from greenhouse to fields appears straightforward. At the current time, we believe traditional cultivation, farming and harvesting of Thapsia garganica is the most reliable and straightforward source of thapsigargin starting material.

We are also co-funding a moss project at the University of Copenhagen. A major goal of the project entitled SPOTLight (Sustainable Production of Thapsigargin using Light) is to produce thapsigargin in high yields in genetically modified moss cells thus enabling an inexpensive year-round supply of thapsigargin for drug manufacturing. The SPOTLight project is primarily funded by a DKK 18.3M (approximately $3.5M USD) grant from The Danish Council for Strategic Research and is directed by Dr. Soren Brogger Christensen, Professor at the University of Copenhagen, member of our Scientific Advisory Board and the scientist responsible for the initial isolation and characterization of thapsigargin. We paid a total of $100,000 to co-fund the project. Under the terms of the agreement, we have obtained an exclusive, milestone- and royalty-free, fully paid license to the resulting moss cell lines necessary to generate thapsigargin or its chemical precursors. We recognize that this is an ambitious project and that the goal of having a thapsigargin-producing cell line may not be reached. However, even if the project can only generate cell lines that produce chemical precursors of thapsigargin, this might form the basis of a semi-synthetic route to thapsigargin on a commercially viable scale.

Governmental Regulations

FDA Approval Process

Prior to commencement of clinical studies involving humans, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as part of an IND application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of people to assess safety, tolerability and to evaluate the pattern of drug distribution within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. (In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety, in which case it is referred to as a Phase I/II trial.) In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. All adverse events must be reported to the FDA. Monitoring of all aspects of the study to minimize risks is a continuing process.

The results of the preclinical and clinical testing on non-biologic drugs and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application (NDA) for approval prior to commencement of commercial sales. In responding to an NDA submission, the FDA may grant marketing approval, may request additional information, may deny the application if it determines that the application does not provide an adequate basis for approval, and may also refuse to review an application that has been submitted if it determines that the application does not provide an adequate basis for filing and review. There can be no assurance that approvals would be granted on a timely basis, if at all, for any of our proposed products.

European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries is necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (EU), and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

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Orphan Drug Designation

We have been granted orphan drug designation by the FDA for G-202 in hepatocellular carcinoma. The Orphan Drug Act provides incentives to encourage pharmaceutical companies to development drugs for rare diseases and conditions affecting fewer than 200,000 persons in the U.S. at the time of application for orphan drug designation, or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making a drug product available in the U.S. for this type of disease or condition will be recovered from sales of the product. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. The first developer to receive FDA marketing approval for an orphan drug is entitled to a seven year exclusive marketing period in the U.S. for that drug product in a certain disease as well potential tax credits and waiver of certain user fees.

Other Regulations

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our business. Additionally, we are subject to regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and Securities and Exchange Commission regulations. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

Scientific Advisory Board

We have access to a number of academic and industry advisors with expertise in clinical and pharmaceutical development. Members of our Scientific Advisory Board, or SAB, meet with our management and key scientific employees on an ad hoc basis to provide advice in their respective areas of expertise and further assist us by periodically reviewing with management our preclinical and clinical activities. The members of our SAB are Søren Brøgger Christensen, PhD, Samuel R. Denmeade, MD, and John T. Isaacs, PhD. Our SAB members possess deep insight into our technologies and our drug candidate’s mechanism of action which is instrumental in advancing our clinical and development programs. Our SAB members have already made significant contributions to our current clinical development programs, providing input on trial protocols and endpoint design. In connection with a member’s retention on our SAB, we have entered into confidentiality agreements as well as assignment of invention agreements, subject to the member respective obligations and responsibilities to any institution or institutions at which they are employed.

Employees

As of September 10, 2013 we employed 2 full-time individuals who are also our executive officers, all of whom hold advanced degrees. In addition, from time to time on an as needed basis, we contract with approximately 11 consultants to assist in activities related to our operations and research and development plan.

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DESCRIPTION OF PROPERTY

Our executive offices are located at 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258. We lease this facility, consisting of approximately 2,376 square feet, for $4,554 per month. Our lease expires on October 14, 2015. There is no affiliation between us or any of our principals or agents and our landlords or any of their principals or agents.

LEGAL PROCEEDINGS

Except as described below, as of the date of this Report, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and, to our knowledge, there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In that complaint, GenSpera, as the licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Annastasiah Mhaka (a former doctoral student at Johns Hopkins University) should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent. Between April 26, 2012 and October 1, 2012, the parties conducted fact discovery. Between October 1, 2012 and December 1, 2012, the parties conducted limited expert discovery. On November 1, 2012, Mhaka filed a separate complaint in the State Circuit Court for Baltimore County, Maryland, naming GenSpera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). In the complaint, Mhaka alleged that the Defendants are liable under various state law tort theories for omitting her from inventorship on the ‘354 patent and ‘648 patent. In her prayer for relief, Mhaka sought unspecified damages from the Defendants but did not seek to alter the inventorship or ownership of the ‘354 patent or ‘648 patent. On November 8, 2012, the Defendants removed this second action to the United States District Court for the District of Maryland, and on November 16, 2012, the Defendants moved to dismiss all claims in the complaint, asserting (among other things) that the claims were preempted by federal patent law. On January 24, 2013, the Court heard GenSpera’s motion for summary judgment in the original case and the Defendants’ motion to dismiss in the second case. On May 1, 2013, the Court granted GenSpera’s motion for summary judgment in the original case. In its order, the Court stated that it would proceed to issue a declaratory judgment establishing that “Annastasiah Mhaka should not be added to the two patents at issue as an additional inventor pursuant to 35 U.S.C. § 256.” Reserving any ruling on the issue of whether Mhaka’s state law tort claims are preempted by federal patent law, the Court denied Defendants’ motion to dismiss Mhaka’s complaint and directed Mhaka to re-file her claims as counterclaims in the original action. On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. On July 16, 2013, the Court issued a scheduling order governing Mhaka’s counterclaims. Due to the complex nature of litigation, it is not known when, nor on what basis, this ligation will be concluded.

MARKET FOR COMMON EQUITY & RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are quoted on the OTCQX under the symbol GNSZ. Although a market for our common stock exists, it is relatively illiquid.  The prices reflect high and low inter-dealer bid prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Quarter Ended	High	Low
2013:
Second Quarter	$2.15	$1.52
First Quarter	$2.31	$1.75
2012
Fourth Quarter	$2.93	$2.15
Third Quarter	$2.95	$2.25
Second Quarter	$3.15	$2.47
First Quarter	$3.28	$1.95
2011:
Fourth Quarter	$1.92	$1.35
Third Quarter	$1.91	$1.20
Second Quarter	$2.00	$0.00
First Quarter	$2.00	$1.10

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Holders

As of August 23, 2013, the approximate number of holders of record of our common stock was 2,377.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants, applicable law and other factors that our board of directors may deem relevant. If we do not pay dividends, a return on your investment will occur only if the market price of our common stock appreciates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions. These forward-looking statements are based on a number of assumptions and currently available information and are subject to a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is provided in addition to the accompanying financial statements and related notes in this prospectus to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

•	Overview — Discussion of our business and plan of operations, in order to provide context for the remainder of MD&A.

•	Significant Accounting Policies — Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•	Results of Operations — Analysis of our financial results comparing (i) the three and six months ended June 30, 2013 to the comparable periods of 2012; and (ii) year ended December 31, 2012 to 2011.

•	Liquidity and Capital Resources — A discussion of our financial condition and potential sources of liquidity.

Company Overview

We are a development stage pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including prostate, liver, brain and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a prodrug delivery system that targets release of the drug within the tumor. We believe that if successfully developed, our cancer prodrug therapies have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those related to current chemotherapy treatments. We plan to develop a series of therapies based on our target-activated prodrug technology platform and test them through Phase I/II clinical trials.

We intend to license or sell the underlying technology of our drug candidates to major pharmaceutical companies during or after Phase I/II clinical trials. We believe that major pharmaceutical companies associate significant value in drug candidates that have completed one or more phases of clinical trials, and these organizations have the resources and expertise to finalize drug development and market the drugs. However, if we are not able to license or sell our drug candidate(s) on acceptable terms, or at all, we intend to proceed into Phase III clinical trials and prepare for future sales and marketing operations, or possibly delay or cease further development. In an effort to advance our product development strategy and potentially raise funds, we are exploring our options and are actively seeking to engage in a collaborative, strategic and/or licensing arrangement with other pharmaceutical companies. If we enter into any such transaction, we may be required to give up certain rights to our technology and control over its future development.

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We were incorporated in the State of Delaware in November 2003 and our principal office is located in San Antonio, Texas.

Plan of Operation

We are currently focused on the clinical development of G-202 as an intravenously administered infusion drug candidate and have completed preliminary development of an injectable form of G-202 that we believe would be more convenient for both doctors and patients and strengthen the value of our patent portfolio.

We have completed a Phase Ia/Ib dose escalation, safety, tolerability and dose refinement study of G-202, in which we treated a total of 44 patients (includes Phase Ia and Ib), including two patients with hepatocellular carcinoma who experienced prolonged stabilization of disease up to eleven and thirteen months after initiation of treatment.

In 2012, we obtained clearance from the United States Food and Drug Administration or FDA to initiate our Phase II clinical trial entitled, “A Phase II, Multicenter, Single-Arm Study of G-202 as Second-Line Therapy Following Sorafenib for Adult Patients with Progressive Advanced Hepatocellular Carcinoma.” We have initiated this Phase II clinical trial to test G-202 in patients with hepatocellular carcinoma (liver cancer). As of September 18, 2013, we have treated six patients in the Phase II study. This trial is being conducted at multiple sites in the U.S. and is expected to enroll up to 29 patients.

Our ability to execute our product development plan is wholly dependent on the amount and timing of cash, if any, that we are able to raise in 2013 and 2014. Should we not raise sufficient funds to do all that we contemplate, our priority is the continuation and completion of our Phase II clinical study in hepatocellular carcinoma. We currently do not have sufficient working capital to fund this one clinical study through completion.

To date, we have devoted a substantial portion of our efforts and financial resources to the development of G-202. G-202 is the only product candidate for which we have conducted clinical trials, and we have not marketed, distributed or sold any products. As a result, since our inception in 2003, we have generated no revenue from product sales and have funded our operations principally through private sales of our equity securities. We have never been profitable and, as of June 30, 2013, we had an accumulated deficit of approximately $29.3 million. We expect to continue to incur significant operating losses for the foreseeable future as we continue the development of our product candidates and advance them through clinical trials.

Significant Accounting Policies

Our financial statements in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to financial statements describes the significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below. We do not believe that there have been significant changes to our accounting policies during the year ended December 31, 2012, as compared to those policies disclosed in the December 31, 2011, and in the June 30, 2013 financial statements except as disclosed in the notes to financial statements.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Result of Operations

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the three months ended June 30, 2013 and 2012. We do not anticipate generating any revenues during 2013. Net loss for the three months ending June 30, 2013 and 2012 were approximately $0.9 million and $0.9 million, respectively, resulting from the operational activities described below.

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Operating Expenses

Operating expense totaled approximately $1.5 million and $1.7 million during the three months ended June 30, 2013 and 2012, respectively.  The decrease in operating expenses is the result of the following factors.

	Three months ended June 30,		Change in 2013 versus 2012
	2013	2012	$	%
	(amount in thousands)
Operating Expenses
General and administrative	$808	$912	$(104)	(11)%
Research and development	666	789	(123)	(16)%
Total operating expenses	$1,474	$1,701	$(227)	(13)%

General and Administrative

General and administrative expenses totaled approximately $0.8 million and $0.9 million for the three months ended June 30, 2013 and 2012, respectively. The decrease of approximately $104,000 or 11% for the three months ended June 30, 2013 compared to the same period in 2012 was primarily attributable to decreases in legal and other professional of approximately $189,000, partially offset by an increase of $85,000 in personnel-related costs.

Our general and administrative expenses consist primarily of expenditures related to compensation, legal, accounting and tax, other professional, and general operating costs.

Research and Development Expenses

Research and development expenses totaled approximately $0.7 million and $0.8 million for the three months ended June 30, 2013 and 2012, respectively. The decrease of approximately $123,000 or 16% for the three months ended June 30, 2013 compared to the same period in 2012 was primarily attributable to decreases related to stock based compensation expense, toxicology and manufacturing of approximately $288,000, which were partially offset by increases in costs related to clinical trials and compensation of approximately $125,000.

Our research and development expenses consist primarily of expenditures related to manufacturing, clinical trials, compensation and consulting costs.

Gain on change in fair value of warrant derivative liability

The gain on change in fair value of warrant derivative liability totaled approximately $0.5 million and $0.8 million during the three months ended June 30, 2013 and 2012, respectively. The change in the fair value of warrant derivative liability resulted primarily from the reduction in the expected term and from changes in our stock price during the period. Refer to Note 10 of Notes to Financial Statements for further discussion on our warrant liability.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

We did not have revenue during the six months ended June 30, 2013 and 2012. Net loss for the six months ending June 30, 2013 and 2012 were approximately $2.2 million and $3.8 million, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled approximately $3.0 million and $3.1 million during the six months ended June 30, 2013 and 2012, respectively.  The decrease in operating expenses is the result of the following factors.

	Six months ended June 30,		Change in 2013 versus 2012
	2013	2012	$	%
	(amount in thousands)
Operating Expenses
General and administrative	$1,669	$1,579	$90	6%
Research and development	1,336	1,527	(191)	(13)%
Total operating expenses	$3,005	$3,106	$(101)	(3)%

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General and Administrative

General and administrative expenses totaled approximately $1.7 million and $1.6 million for the six months ended June 30, 2013 and 2012, respectively. The increase of approximately $90,000 or 6% for the six months ended June 30, 2013 compared to the same period in 2012 was primarily attributable to increases in personnel-related costs of approximately $208,000, partially offset by a decrease of $118,000 in professional fees, consulting and other general operating expenses.

Our general and administrative expenses consist primarily of expenditures related to compensation, legal, accounting and tax, other professional, and general operating costs.

Research and Development Expenses

Research and development expenses totaled approximately $1.3 million and $1.5 million for the six months ended June 30, 2013 and 2012, respectively. The decrease of approximately $191,000 or 13% for the six months ended June 30, 2013 compared to the same period in 2012 was primarily attributable to decreases related to stock compensation expense, toxicology and manufacturing of approximately $519,000, which were offset by increases in costs related to clinical trials and compensation of approximately $328,000.

Our research and development expenses consist primarily of expenditures related to manufacturing, clinical trials, compensation and consulting costs.

Gain (loss) on change in fair value of warrant derivative liability

The gain (loss) on change in fair value of warrant derivative liability totaled approximately $0.8 million gain and $0.7 million loss during the six months ended June 30, 2013 and 2012, respectively. The change in the fair value of warrant derivative liability resulted primarily from the reduction in the expected term and from changes in our stock price during the period. Refer to Note 10 of Notes to Financial Statements for further discussion on our warrant liability.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the years ending December 31, 2012 and 2011. We do not anticipate generating any revenues during 2013. Net loss for 2012 and 2011 were $6.9 million and $5.7 million, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled $6.9 million and $6.3 million during 2012 and 2011, respectively.  The increase in operating expenses is the result of the following factors.

	Year Ended		Change in 2012
	December 31,		Versus 2011
	2012	2011	$	%
	(amount in thousands)
Operating Expenses
General and administrative	$3,953	$3,262	$691	21%
Research and development	2,922	3,302	(380)	(12)%
Research and development grant received	—	(244)	244	(100)%
Total operating expense	$6,875	$6,320	$555	9%

General and Administrative

General and administrative expenses totaled $4.0 million and $3.3 million during 2012 and 2011, respectively. The increase of $691,000 or 21% for 2012 compared to 2011 was primarily attributable to increases in professional and consulting expenses related to patents, patent litigation and financing of approximately $1,458,000, that was partially offset by decreases of approximately $767,000 due primarily to stock-based compensation expense incurred in 2011 as a result of stock option grants to consultants as payment for services, and grants to employees for both 2011 and 2010.

Our general and administrative expenses consist primarily of expenditures related to compensation, legal, accounting and tax and other professional, and general operating.

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Research and Development

Research and development expenses totaled $2.9 million and $3.3 million during 2012 and 2011, respectively. The decrease of $380,000 or 12% for 2012 compared to 2011 was attributable to decreases in stock-based compensation expense of approximately $170,000 and manufacturing of approximately $620,000, that was partially offset by increases in clinical trial related expenses of approximately $409,000 due to our ongoing Phase Ia/b and activity related to our Phase II clinical development program.

Our research and development expenses consist primarily of expenditures related to toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

Research and Development Grant

During 2010 we were awarded two Federal grants, totaling approximately $0.5 million, through the Patient Protection and Affordable Care Act, which supports investments in qualifying therapeutic discovery projects.  Of this amount, we received approximately $0.2 million during the fourth quarter of 2010 and the balance of approximately $0.2 million during the first quarter of 2011.  We will not receive any additional funding under these grants.

Other Income (Expense)

Other income (expense) totaled approximately ($45,000) and $606,000 for 2012 and 2011, respectively.

	Year Ended		Change in 2012
	December 31,		Versus 2011
	2012	2011	$	%
	(amount in thousands)
(Loss) gain on change in fair value of warrant derivative liability	$(50)	$580	$(630)	(109)%
Interest income	5	26	(21)	(81)%
Total other income (expense)	$(45)	$606	$(651)	(107)%

(Loss) gain on change in fair value of warrant derivative liability

The (loss) gain on change in fair value of warrant derivative liability totaled approximately $50,000 loss and $580,000 gain during 2012 and 2011, respectively. The change in the fair value of warrant derivative liability resulted primarily from the changes in our stock price and the volatility of our common stock during the reported periods. Refer to Note 11 of Notes to Financial Statements for further discussion on our warrant liability.

Interest income (expense)

We had net interest income of approximately $5,000 and $26,000 for the year ended December 31, 2012 and 2011, respectively. The decrease in net interest income of $21,000 for 2012 compared to 2011 was attributable to a decrease in interest earned on diminishing cash balances.

Liquidity and Capital Resources

We have incurred losses since our inception in 2003 as a result of significant expenditures for operations and research and development and the lack of any approved products to generate revenue. We have a deficit accumulated of approximately $29.3 million as of June 30, 2013 and anticipate that we will continue to incur additional losses for the foreseeable future. To date, we have funded our operations primarily through the sale of our equity securities and exercise of warrants, resulting in total net proceeds of approximately $20.0 million.

Our cash and cash equivalents balance at June 30, 2013 was approximately $1.5 million, representing 81% of total assets. During August 2013, we completed the offering of approximately $5.0 million of our securities. As of August 31, 2013, our cash and cash equivalents balance was approximately $5.3 million. Based on our current expected level of operating expenditures, we expect to be able to fund our operations for the next 15 to 18 months. This period could be shortened if there are any significant increases in spending that were not anticipated or other unforeseen events. This period could be shortened if there are any significant increases in spending that were not anticipated or other unforeseen events. We will likely need to raise additional cash through the private or public sales of equity or debt securities, collaborative arrangements, or a combination thereof, to continue to fund operations and the development of our product candidates. We are actively seeking sources of financing to fund our continued operations and research and development programs. There can be no assurance that we will be able to complete any financing transaction in a timely manner or on acceptable terms or otherwise in order to allow us to continue our operations. If we are not able to raise additional cash, we may be forced to further delay, curtail, or cease development of our product candidates, or cease operations altogether.

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From January through March 2013, we offered and sold an aggregate of 686,420 units in a private placement, in multiple closings, resulting in gross proceeds of approximately $1.2 million. In August 2013, we offered and sold approximately 3.3 million units in a private placement that resulted in gross proceeds of approximately $5.0 million.

			Change in 2013
	Six months ended June 30,		versus 2012
	2013	2012	$	%
	(amount in thousands)
Cash at beginning of period	$2,345	$5,530	$(3,185)	(58)%
Net cash used in operating activities	(2,149)	(2,012)	(137)	(7)%
Cash used in investing activities	(8)	-	(8)	(100)%
Net cash provided by financing activities	1,312	431	881	204%
Cash at end of period	$1,500	$3,949	$(2,449)	(62)%

Cash totaled approximately $1.5 million and $3.9 million as of June 30, 2013 and 2012, respectively. The decrease of approximately $2.4 million at June 30, 2013 compared to the same period in 2012 was primarily attributable to approximately $3.2 million less cash at the beginning of 2013 compared to the beginning of 2012, partially offset by an increase in net cash provided by financing activities of approximately $0.9 million.

Net Cash Used in Operating Activities

Net cash used in operating activities was approximately $2.1 million and $2.0 million for the six months ended June 30, 2013 and 2012, respectively. The minor increase in cash used for operations during the six months ended June 30, 2013, compared to the same period in 2012, was primarily attributable to increases in general and administrative costs which were partially offset by decreases in research and development related costs.

Net Cash Provided by Financing Activities

Cash provided by financing activities was approximately $1.3 million for the six months ended June 30, 2013 resulting from the sale of our securities in private placements and the exercise of outstanding warrants. Cash provided by financing activities was approximately $0.4 million for the six months ended June 30, 2012, resulting primarily from the exercise of outstanding warrants.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following sets forth the current members of our board of directors, as well as information with regard to our executive officers, and information concerning their ages and background. All directors hold office until the next annual meeting of stockholders or until their respective successors are elected, except in the case of death, resignation or removal:

Name	Position	Age	Director Since
Executive Officers
Craig A. Dionne, PhD	Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board of Directors	56	11/2003
Russell Richerson, PhD	Chief Operating Officer and Secretary	61	—

Non-employee Directors
Peter E. Grebow, PhD	Director	66	05/2012
Bo Jesper Hansen, MD, PhD	Director	54	08/2010
Scott V. Ogilvie	Director	59	03/2008

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Craig A. Dionne, PhD, age 56, serves as our Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board of Directors. Dr. Dionne is one of our founders and has served on our board since November 2003. He has over 23 years of experience in the pharmaceutical industry, including direct experience identifying promising oncology treatments and bringing them through clinical trials. For example, he served for five years as Vice President Discovery Research at Cephalon, Inc. where he was responsible for its oncology and neurobiology drug discovery and development programs. Dr. Dionne has also recently served as Executive Vice President at the Prostate Cancer Research Foundation. In addition to extensive executive experience, Dr. Dionne’s productive scientific career has led to 6 issued patents and co-authorship of many scientific papers. In evaluating Dr. Dionne’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his 23 year career in pharmaceutical drug discovery and development, prior work for our company in addition to being one of our founders, familiarity with our technologies, and academic background. Dr. Dionne earned his BS in biochemistry in 1979 from Louisiana State University, Baton Rouge, Louisiana and his PhD in biochemistry in 1984 from the University of Texas at Austin.

Russell Richerson, PhD, age 61, serves as our Chief Operations Officer and Secretary. Dr. Richerson has over 25 years of experience in the biotechnology/diagnostics industry, including 11 years at Abbott Laboratories in numerous management roles. Most recently, he has served as Vice President of Diagnostic Research and Development at Prometheus Laboratories (2001 – 2004) and then as Chief Operating Officer of the Molecular Profiling Institute (2005 – 2008). Dr. Richerson also served as Vice President of Operations of International Genomics Consortium or IGC from 2005 to 2008. Commencing in August of 2011, Dr. Richerson joined the IGC board of directors. Dr. Richerson received his BS in 1974 from Louisiana State University, Baton Rouge, Louisiana and his PhD in 1983 from the University of Texas at Austin.

Peter E. Grebow, PhD, age 66, joined our board in May of 2012. Dr. Grebow is President and founder of P.E. Grebow Consulting, Inc. which he formed in 2011. From 1991 to 2011, Dr. Grebow held several key positions with Cephalon, Inc. (now Teva Pharmaceuticals), a biopharmaceutical company, including Executive Vice President, Cephalon Ventures, Senior Vice President, Worldwide Business Development and Senior Vice President, Drug Development. Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhone-Poulenc Rorer Pharmaceuticals Inc., a pharmaceutical company, from 1986 to 1990. Dr. Grebow has served as a director of Optimer Pharmaceuticals since February 2009. Dr. Grebow has also served as a director of Q Holdings, Inc. since December 2011. Dr. Grebow received his undergraduate degree from Cornell University, an MS in chemistry from Rutgers University and a PhD in physical biochemistry from the University of California, Santa Barbara. Dr. Grebow’s demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should serve as a director.

Bo Jesper Hansen, MD, PhD, age 55, has served as a director on our board since August 2010. Dr. Hansen is currently the Executive Chairman of the Board of Swedish Orphan Biovitrum AB (STO: SOBI), an international growth company specializing in the development, registration, marketing and distribution of pharmaceutical drugs for rare and life-threatening diseases. Dr. Hansen has held the position since January 2010 as a result of the merger of Swedish Orphan International AB Group and Biovitrum. Prior to the merger, Dr. Hansen served in numerous positions with Swedish Orphan International AB Group, including, from 1998 to 2010, CEO, President and Director of the Board. Dr. Hanson’s responsibilities at the company include establishment, development and expansion of the company’s operations in Europe, Japan, the Americas and Australia. Dr. Hansen holds a Doctor of Medicine degree from the University of Copenhagen with a specialty in urology. Dr. Hansen also serves on the boards of CMC AB, MipSalus ApS, Incentive AB (Gambro), Orphazyme ApS, Novagali SAS and TopoTarget A/S (NASDAQ OMX: TOPO), Hyperion Therapeutics Inc. and Zymenex A/S. In evaluating Dr. Hansen’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work with both public and private organizations, including his experience in building biopharmaceutical organizations, his strong business development background and experience with mergers and acquisitions and his past experience and relationships in the biopharma and biotech fields.

Scott V. Ogilvie, age 59, has served as a director on our board since February 2008. Mr. Ogilvie is currently the President of AFIN International, Inc., a private equity/business advisory firm, which he founded in 2006. Additionally, Mr. Ogilvie has served as a partner of Wirthlin Worldwide International, a private strategic advisory and M&A firm, since September 2011. Prior to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He held this position since August 2006. Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he held from 2001 to 2007. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NYSE MKT:CUR), Preferred Voice Inc. (OTCQX: PRFV) and Research Solutions, Inc. (OTCQX: RSSS). In evaluating Mr. Ogilvie’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work in both public and private organizations regarding corporate finance, securities and compliance and international business development.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer.

Code of Ethics

We have adopted a "Code of Ethics” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of our code can be viewed on our website at www.genspera.com.

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CORPORATE GOVERNANCE

Independent Directors

For purposes of determining independence, the Company has adopted the definition of independence as contained in NASDAQ Market Place Rules. Pursuant to the definition, the Company has determined that Mr. Ogilvie, Dr. Grebow and Dr. Hansen qualify as independent.

Committees

The board of directors has established three standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee, and (3) a Leadership Development and Compensation Committee. Each of the committees operates under a written charter adopted by the board of directors. All of the committee charters are available on our web site at www.genspera.com. The committee membership and the function of each of the committees are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Leadership Development and Compensation Committee
Peter E. Grebow, PhD	Member	Chair	Member
Bo Jesper Hansen, MD, PhD	Member	Member	Chair
Scott V.Ogilvie	Chair	Member	Member

Audit Committee

The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence and performance of our independent auditors.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management any earnings announcements and other public announcements regarding our results of operations.

•	Reviewing regulatory filings with management and our auditors.

•	Preparing any report the SEC requires for inclusion in our annual proxy statement.

•	The Audit Committee will review and approve all related party transactions.

Our Audit Committee is currently comprised of Peter E. Grebow, PhD, Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and rule 5605(a)(2) of the Marketplace Rules of NASDAQ. Additionally, our board has determined that Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie are audit committee financial experts as defined under the rules of the SEC. A copy of the charter is available on our website at www.genspera.com.

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Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s purpose is to assist our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria set by our board of directors and to develop our corporate governance principles. This committee’s responsibilities include:

•	Evaluating the composition, size, organization and governance of our board of directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees and selection of chairs of these committees.

•	Reviewing and recommending to our board of directors director independence determinations made with respect to continuing and prospective directors.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors.

•	Evaluating and recommending to the board of directors termination of service of individual members of the board of directors as appropriate, in accordance with governance principles, for cause or for other proper reasons.

•	Making regular written reports to the board of directors.

•	Reviewing and reexamining the committee’s charter and making recommendations to the board of directors regarding any proposed changes.

•	Reviewing annually the committee’s own performance against responsibilities outlined in its charter and as otherwise established by the board of directors.

Our Nominating and Corporate Governance Committee is currently comprised of Peter E. Grebow, PhD, Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ. The charter of the Nominating and Corporate Governance Committee is available on our website at www.genspera.com.

Leadership Development and Compensation Committee

The purpose of our Leadership Development and Compensation Committee is to oversee our compensation programs. The committee may form and delegate authority to subcommittees or, with respect to compensation for employees and consultants who are not executive officers for purposes of Section 16 of the Exchange Act, to our officers, in either instance as the committee determines appropriate. The committee’s responsibilities include:

•	Reviewing and approving our general compensation strategy.

•	Establishing annual and long-term performance goals for our CEO and other executive officers.

•	Conducting and reviewing with the board of directors an annual evaluation of the performance of the CEO and other executive officers.

•	Evaluating the competitiveness of the compensation of the CEO and the other executive officers.

•	Reviewing and making recommendations to the board of directors regarding the salary, bonuses, equity awards, perquisites and other compensation and benefit plans for the CEO.

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•	Reviewing and approving all salaries, bonuses, equity awards, perquisites and other compensation and benefit plans for our other executive officers.

•	Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements and other material agreements between the company and our executive officers.

•	Acting as the administering committee for our stock and bonus plans and for any equity or cash compensation arrangements that we may adopt from time to time.

•	Providing oversight for our overall compensation plans and benefit programs, monitoring trends in executive and overall compensation and making recommendations to the board of directors with respect to improvements to such plans and programs or the adoption of new plans and programs.

•	Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for non-employee members of the board of directors.

•	Reviewing plans for the development, retention and succession of our executive officers.

•	Reviewing executive education and development programs.

•	Monitoring total equity usage for compensation and establishing appropriate equity dilution levels.

•	Reporting regularly to the board of directors on the committee’s activities.

•	Reviewing and discussing with management the required annual compensation discussion and analysis disclosure, if any, regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include in our annual public filings.

•	Preparing and approving any required committee report to be included in our annual public filings.

•	Performing a review, at least annually, of the performance of the committee and its members and reporting to the board of directors on the results of this review.

•	Investigating any matter brought to its attention, with full access to all our books, records, facilities and employees and obtaining advice, reports or opinions from internal or external counsel and expert advisors in order to help it perform its responsibilities.

Our Leadership Development and Compensation Committee is currently comprised of Peter E. Grebow, PhD, Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie, each of whom is a non-employee member of our board of directors. Each member of our Leadership Development and Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that each of the directors serving on our Leadership Development and Compensation Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation states that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

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Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices or positions with us. However, nothing in our certificate of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of that person’s office or position. To the extent that a director has been successful in defending any proceeding brought against him, the Delaware General Corporation Law provides that the director shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

Diversity of Board of Directors

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee our businesses.

EXECUTIVE COMPENSATION

Summary Compensation

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ended December 31, 2012 and 2011 provided by (i) each person serving as our principal executive officer, or PEO, or acting in a similar capacity during our fiscal year ended December 31, 2012; (ii) our most highly compensated executive officers other than our PEO who were serving as executive officers on December 31, 2012 and whose total compensation exceeded $100,000 (collectively with the PEO referred to as the “named executive officers” in this Executive Compensation section); and (iii) our Principal Financial Officer.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Dionne, PhD	2012	330,000	112,200	(5)	-	330,000	(5)	-	-	30,324	802,524
Chief Executive Officer	2011	300,000	122,400		-	300,000	(1)	-	-	23,135	745,535

Nancy Jean Barnabei (2)	2012	54,000	31,500	(6)	-	346,670	(3)(6)	-	-	1,813	433,983
Former Vice President Finance and Treasurer (Former Principal Accounting Officer)

Russell Richerson, PhD	2012	289,000	145,858	(7)	-	289,000	(7)	-	-	18,780	742,638
Chief Operating Officer	2011	270,000	85,860		-	270,000	(4)	-	-	9,503	635,363

(1)          Mr. Dionne was awarded a 2011 long term incentive grant on December 28, 2011 in the amount of $300,000. As payment of the grant, 344,813 options were issued on January 2, 2012. The number of options issued pursuant to the long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $2.21 per share; (ii) fair value of a share of common stock of $2.01; (iii) volatility of 77%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.1875%; and (vi) estimated life of 2.5 years. The options are fully vested and lapse if unexercised on January 2, 2019.

(2)          We received the resignation of Nancy Jean Barnabei as Vice President Finance, Treasurer and Principal Accounting Officer on May 6, 2013. Ms. Barnabei’s final day of employment occurred on June 30, 2013.

(3)          Ms. Barnabei was awarded 200,000 common stock options on August 16, 2012. The options have an exercise price of $2.80 per share. The options vest as follows: 60,000 vested upon grant, 60,000 on the first anniversary, and 80,000 options shall vest upon her becoming a full time employee, if ever, provided such event occurs before August 16, 2014. In the event our vice president finance does not become a full time employee by such time, the 80,000 options shall automatically terminate. The options lapse if unexercised after seven years.  The options have a grant date fair value of $256,670, determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.63%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 60%; and (4) an expected life of the options of 4 years.

(4)          Mr. Richerson was awarded a 2011 long term incentive grant on December 28, 2011 in the amount of $270,000. As payment of the grant, 292,927 options were issued on January 2, 2012. The number of options issued pursuant to the long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $2.01 per share; (ii) fair value of a share of common stock of $2.01; (iii) volatility of 77%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.1875%; and (vi) estimated life of 2.5 years. The options are fully vested and lapse if unexercised on January 2, 2019.

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(5)          On March 25, 2013, Mr. Dionne was awarded a 2012 long term incentive grant and a bonus award in the amount of $330,000 and $112,200, respectively. As payment of the grant and bonus award, 561,394 options were issued on March 25, 2013. The number of options issued pursuant to the long term incentive grant and bonus award was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $2.18 per share; (ii) fair value of a share of common stock of $1.98; (iii) volatility of 59.23%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.485%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on March 25, 2020.

(6)          On March 25, 2013, Ms. Barnabei was awarded a 2012 long term incentive grant and a bonus award in the amount of $90,000 and $31,500, respectively. As payment of the grant and bonus award, 144,260 options were issued on March 25, 2013. The number of options issued pursuant to the long term incentive grant and bonus award was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $1.98 per share; (ii) fair value of a share of common stock of $1.98; (iii) volatility of 59.23%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.485%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on March 25, 2020.

(7)          On March 25, 2013, Mr. Richerson was awarded a 2012 long term incentive grant and a bonus award in the amount of $289,000 and $145,858, respectively. As payment of the grant and bonus award, 516,318 options were issued on March 25, 2013. The number of options issued pursuant to the long term incentive grant and bonus award was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $1.98 per share; (ii) fair value of a share of common stock of $1.98; (iii) volatility of 59.23%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.485% and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on March 25,, 2020.

Outstanding Executive Equity Awards at Fiscal Year-End 2012

The following table sets forth information concerning stock options held on December 31, 2012, for each named executive officer.

	Number of Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name and Principal Position	Exercisable	Unexercisable	Price ($)	Date

Craig Dionne, PhD	1,000,000	—	1.65	9/2/2016
Chief Executive Officer	302,580	—	2.01	7/1/2018
	344,813	—	2.21	1/2/2019
	70,342	—	2.21	1/2/2019

Nancy Jean Barnabei(1)	60,000	140,000	2.80	8/16/2019
Former Vice President Finance and Treasurer (Former Chief Accounting Officer)

Russell Richerson, PhD	775,000	—	1.50	9/2/2016
Chief Operating Officer	256,790	—	1.83	7/1/2018
	292,927	—	2.01	1/2/2019
	46,576	—	2.01	1/2/2019
(1)	We received the resignation of Nancy Jean Barnabei as Vice President Finance, Treasurer and Principal Accounting Officer on May 6, 2013. Ms. Barnabei’s final day of employment occurred on June 30, 2013.

GenSpera 2007 Equity Compensation Plan

Our 2007 Equity Compensation Plan (“2007 Plan”) is administered by our board or any of its committees. The purposes of the 2007 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2007 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2007 Plan authorizes the issuance of up to 1,500,000 shares of common stock for the foregoing awards per fiscal year with an aggregate of 6,000,000 shares of common stock available for issuance under the 2007 Plan. As of September 10, 2013, we have granted awards under the 2007 Plan equal to 3,381,214 shares of our common stock, and 140,000 shares have been cancelled or forfeited. Accordingly, there are 2,758,786 shares of common stock available for future awards under the 2007 Plan. In the event of a change in control, awards under the 2007 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

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GenSpera Amended 2009 Executive Compensation Plan

Our Amended 2009 Executive Compensation Plan (“2009 Plan”) is administered by our board or any of its committees. The purpose of our 2009 Plan is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. On March 25, 2013, we amended the terms of the 2009 Plan to allow for the issuance of up to 6,000,000 shares of our common stock. As of September 10, 2013, we have granted total awards under the 2009 plan of 2,996,972, and have 3,003,028 available for future awards. In the event of a change in control, awards under the 2009 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

Deferred Compensation Plan

In July 2011, we adopted the Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is intended to comply with the requirements of the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

Employment Agreements and Change in Control

Craig Dionne

In connection with Dr. Dionne’s employment, we have entered into: (i) an employment agreement; (ii) a severance agreement; (iii) a proprietary information, inventions and competition agreement; and (iv) an indemnification agreement.

Employment Agreement

We employ Craig Dionne as our Chief Executive Officer pursuant to a 5 year written contract which commenced on September 2, 2009. As compensation for his services during 2012, Dr. Dionne received a base salary of $330,000 per year. Effective January 1, 2013, Dr. Dionne’s base salary was increased to $363,000 per year. Such base salary is reviewed yearly with regard to possible increase. In addition, Dr. Dionne is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012 and 2013, Dr. Dionne’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 50%, and (ii) 100%, of base salary, respectively. Notwithstanding, the Board has broad discretion to make awards in excess of executives established targets. The bonuses are payable in cash or non-cash compensation, or a combination thereof, at the discretion of the board. Dr. Dionne is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated. In the event that Dr. Dionne is terminated (not in connection with a change of control) without cause or if he resigns for good reason, he will be entitled to thirty-six (36) months of salary continuation (payable in monthly installments), thirty-six (36) months of continued medical insurance coverage for Dr. Dionne and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Dionne is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Dionne are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board. As part of his employment agreement, Dr. Dionne was also granted options to purchase 1,000,000 shares of Common Stock with an exercise price of $1.65 per share and a term of seven years. The options were issued pursuant to our 2009 Plan and vested upon Dr. Dionne achieving certain milestones. As of August 1, 2012, all milestones had been reached and accordingly, all the options are vested.

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Severance Agreement

We have entered into a severance agreement with Dr. Dionne. The severance agreement provides for certain payments, as described below, in the event Dr. Dionne’s employment is terminated in connection with a change in control. In the event that Dr. Dionne is terminated without cause or resigns for good reason within a period of two (2) months before or two (2) years following the consummation of a change of control, the Company would be required to pay him (i) 100% of his then annual target bonus, pro-rated by the number of calendar days in which he was employed during that particular year, and (ii) a lump sum payment in an amount equal to three (3) times his then annual salary. These payments are subject to Dr. Dionne’s execution of a release of claims against us and shall be made on the tenth business day following the effective date of the release. If any payment under the severance agreement, when combined with any other payment, would constitute a “parachute payment” within the meaning of Code Section 280G then such payment shall be either the full amount or such lesser amount that would not result in an excise tax under Code Section 280G, based upon which interpretation yields the greater after-tax amount for Dr. Dionne.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Dionne to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Dionne during his employment. The agreement also limits Dr. Dionne’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following the end of his employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Dionne, in the event of litigation, to the fullest extent permitted by law. The Company has also adopted the form of indemnification agreement for use with its other executive officers, employees and directors.

The foregoing summaries of Dr. Dionne’s: (i) employment agreement; (ii) severance agreement; (iii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

Nancy Jean Barnabei

In connection with Ms. Barnabei’s employment, we entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agreement

Nancy Jean Barnabei was employed from August 16, 2012 until her resignation and last day of service to the Company on June 30, 2013. In connection with her resignation, we entered into an employment release agreement as described below. Notwithstanding the foregoing, during her tenure, her employment agreement was subject to the following; we employ Nancy Jean Barnabei as our Vice President Finance, Treasurer and Principal Accounting Officer pursuant to a 2 year written contract, which commenced on August 16, 2012. As compensation for her services, Ms. Barnabei receives a base salary of $144,000 per year and is required to devote no less than 24 hours per week to the business and affairs of the Company. Such base salary is reviewed yearly with regard to possible increase. In addition, Ms. Barnabei is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012 and 2013, Ms. Barnabei’s target discretionary and long term incentive bonuses are: (i) 35% and (ii) 100% of base salary, respectively. Notwithstanding, the Board has broad discretion to make awards in excess of executives established targets. The bonuses are payable in cash or non-cash compensation, or a combination thereof, at the sole discretion of the board. Ms. Barnabei is also entitled to receive certain payments and acceleration of outstanding equity awards in the event her employment is terminated. In the event Ms. Barnabei is terminated without cause or if she resigns for good reason, she will be entitled to eighteen (18) months of salary continuation (payable in monthly installments), eighteen (18) months of continued medical insurance coverage for Ms. Barnabei and her family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Ms. Barnabei is terminated as a result of her disability, she will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Ms. Barnabei are contingent upon her execution of a timely separation agreement in a form acceptable to us. As part of the agreement, Ms. Barnabei was also granted options to purchase 200,000 shares of the Company’s common stock. The options have an exercise price of $2.80 per share and a term of seven (7) years. The options were issued pursuant to the Company’s 2007 Equity Compensation Plan and vest as follows: (i) 60,000 upon the effective date of her employment agreement, and (ii) 60,000 on the one year anniversary of such effective date, provided she is still employed by the Company at such time. In addition, 80,000 options shall vest upon Ms. Barnabei becoming a full time employee of the Company, if ever, provided such event occurs before the two year anniversary of the effective date of the employment agreement. In the event Ms. Barnabei does not become a full time employee by such time, the 80,000 options shall automatically terminate. The options are also subject to accelerated vesting upon the occurrence of certain conditions including a change of control or termination of employment by the Company without cause.

Employment Release Agreement

During June of 2013, in connection with Ms. Barnabei’s resignation as Vice President and Treasurer, we entered into a Release Agreement with Ms. Barnabei which provides for an extended amount of time to exercise any stock options vested as of June 30, 2013 from three months from the date of her final day of employment to the expiration date of each respective award, in exchange for Ms. Barnabei’s general release of claims against the Company, if any.

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Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Ms. Barnabei to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Ms. Barnabei during her employment. The agreement also limits Ms. Barnabei’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following end of her employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Ms. Barnabei, in the event of litigation.

The foregoing summaries of Ms. Barnabei’s: (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

Russell Richerson

In connection with Dr. Richerson’s employment, we have entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agreement

We employ Russell Richerson as our Chief Operating Officer pursuant to a 3 year written contract, which commenced on September 2, 2009 and expired on September 2, 2012. On September 2, 2012 and 2013, the agreement was automatically extended for an additional year pursuant to its terms. As compensation for his services during 2012, Dr. Richerson received a base salary of $289,000 per year. Effective January 1, 2013, Dr. Richerson’s base salary was increased to $309,000 per year. Such base salary is reviewed yearly with regard to possible increase. In addition, Dr. Richerson is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012 and 2013, Dr. Richerson’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 35%, and (ii) 100%, of base salary, respectively. The bonuses are paid in cash or non-cash compensation, or a combination of both, at the discretion of the board. Dr. Richerson is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated. In the event that Dr. Richerson is terminated without cause or if he resigns for good reason, he will be entitled to eighteen (18) months of salary continuation (payable in monthly installments), eighteen (18) months of continued medical insurance coverage for Dr. Richerson and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Richerson is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Richerson are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board, if applicable. As part of his employment, Dr. Richerson was also granted options to purchase 775,000 shares of Common Stock with an exercise price of $1.50 per share and have a term of 7 years. The options were issued pursuant to the 2009 Plan and vested upon Dr. Richerson achieving certain milestones. As of August 1, 2012, all milestones had been reached and accordingly, all the options are vested.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Richerson to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Richerson during his employment. The agreement also limits Dr. Richerson’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following end of his employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Richerson, in the event of litigation, to the fullest extent permitted by law.

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The foregoing summaries of Mr. Richerson’s: (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

Potential Payments Upon Termination or Change- in-Control

The following table sets forth the payments that would be made to our named executive officers if his or her employment in accordance with his or her employment agreement had been terminated by us without cause, termination as a result of disability on December 31, 2012 or in the event a change in control of our Company occurred on December 31, 2012, as applicable.

Name	Terminated without cause	Terminated, change of control	Termination as a result of Disability
Craig Dionne, PhD
Salary	$990,000	$990,000	$330,000
Bonus (1)	495,000	495,000	—
Health	72,000	72,000	—
Total:	$1,557,000	$1,557,000	$330,000

Nancy Jean Barnabei(3)
Salary	216,000	$—	$144,000
Bonus (1)	73,900	—	—
Health	3,600	—	—
Acceleration of Stock Options (2)	—	—	—
Total:	$293,500	$—	$144,000

Russell Richerson, PhD
Salary	433,500	$—	$289,000
Bonus (1)	390,150	—	—
Health	27,000	—	—
Total:	$850,650	$—	$289,000

(1)	Assumes all annual bonus milestones have been attained prior to termination.
(2)	Calculated based upon a price per share of our common stock of $2.20, which was the closing price per share of our common stock on December 31, 2012. Ms. Barnabei’s options do not have any intrinsic value.
(3)	Ms. Barnabei resigned on May 6, 2013. Ms. Barnabei’s final day of employment occurred on June 30, 2013.

DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2012 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter E. Grebow, PhD	17,501	—	66,183	(1)	—	—	—	83,684

Bo Jesper Hansen	35,002	—	42,679	(2)	—	—	—	77,681

Scott Ogilvie	35,002	—	46,745	(3)	—	—	—	81,747

(1)	Options were granted at fair market value on May 24, 2012 at $1.05 per share. Of these options 25,000 vested upon grant and 38,000 will vest quarterly over a one-year period.

(2)	Options were granted at fair market value on August 13, 2012 at $1.12 per share. Options vest quarterly over a one-year period.

(3)	Options were granted at fair market value on March 1, 2012 at $1.20 per share. Options vest quarterly over a one-year period.

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Director Compensation Plan

Pursuant to the terms of our non-executive director compensation policy, non-employee directors are entitled to the following compensation for service on our Board:

Inducement/First Year Grant.   Upon joining the Board, individual will receive options to purchase 50,000 shares of our common stock.  The options vest as follows:  (i) 25,000 immediately upon appointment to the Board; and (ii) 25,000 vesting quarterly over the following 12 months.

Annual Grant.   Subject to shareholder rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 25,000 shares of common stock.  The annual grants vest quarterly during the grant year.

Committee and Committee Chairperson Grant.   Each director will receive options to purchase an additional 4,000 shares of common stock for each committee on which he or she serves. Chairpersons of each committee will receive options to purchase an additional 1,000 share common stock.  The committee grants vest quarterly during the grant year.

Special Committee Grants.   From time to time, individual directors may be requested by the Board to provide extraordinary services.  These services may include such items as the negotiation of key contracts, assistance with scientific issues, or such other items as the Board deems necessary and in the best interest of the Company and our shareholders.  In such instances, the Board shall have the flexibility to issue special committee grants.   The amount of such grants and terms will vary commensurate with the function and tasks of the special committee.

Exercise Price and Term.  All options issued pursuant to the non-executive board compensation policy will have an exercise price equal to the fair market value of the Company’s common stock at close of market on the grant date.  The term of the options shall be for a period of 5 years from the grant date.

Cash Compensation.  Our eligible directors also receive cash compensation equal to: (i) an annual cash retainer of $25,000, and (ii) a per committee cash award of $3,334.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is incorporated by reference from the section of this Prospectus entitled “Executive Compensation.”

Information regarding disclosure of compensation to a director is incorporated by reference from the section of this Prospectus entitled “Director Compensation.”

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. The indemnification agreements are substantially similar to those entered into with our executive officers and as a more fully described in the section of this prospectus entitled “Employment Agreements and Change in Control.”

•	In February 2010, we granted John M. Farah, Jr., PhD, one of our former outside directors, options to purchase 39,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Farah’s service on our board and related committees. The options have an exercise price of $2.14 per share, a term of 5 years and vest quarterly over the grant year.

•	In March 2010, we granted Mr. Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $2.47 per share, a term of 5 years and vest quarterly over the grant year.

•	In May 2010, we issued Dr. Dionne, our CEO, and Dr. Richerson, our COO, an aggregate of 43,479 shares of common stock as payment for their 2009 discretionary bonuses. The shares were valued at $2.30 which represents their fair market value on the grant date of May 14, 2010.

•	On August 16, 2010, upon joining the board, we granted Bo Jesper Hansen MD PhD, options to purchase 63,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Bo Jesper Hansen MD PhD’s service on our board and related committees. The options have an exercise price of $2.00 per share and a term of 5 years. Of the Options granted, 25,000 with the balance vest quarterly over the grant year. Additionally, we entered into our standard indemnification agreement with Bo Jesper Hansen MD PhD.

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•	On August 16, 2010, upon the effective date of John M. Farah, Jr., PhD’s resignation, we vested all of his unvested common stock purchase options. The options have a weighted average exercise price of $2.14 per share. We also agreed to allow Dr. Farah to exercise such options at any time during their term.

•	During our January and February of 2011 offerings, Kihong Kwon, MD (including related and/or affiliated entities), purchased 1,773,804 units on the same terms and conditions as the other investors in the offering. Prior to the transaction, Dr. Kwon was not a related person. The price per unit was $1.80. Each unit consists of: (i) one (1) share of the common stock, and (ii) one half (½) common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.30. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $5.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also grant the investors in the units certain piggy-back registration rights.

•	In March of 2011, we granted Scott Ogilvie, one of our outside directors, options to purchase 39,000 common shares. The options were granted pursuant to our director compensation plan as compensation for Mr. Ogilvie’s service on our Board and related committees. The options have an exercise price of $1.90 per share, a term of 5 years and vest quarterly over the grant year.

•	During our April 2011 offerings, Kihong Kwon, MD (including related and/or affiliated entities), purchased 1,212,122 units on the same terms and conditions as the other investors in the offering. The price per unit was $1.65. Each unit consists of: (i) one (1) share of the common stock and (ii) one half (½) common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.15. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $6.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights.

•	On May 18, 2011, we granted each of Drs. Isaacs and Denmeade, our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $1.85 per share. The options vest on the following schedule: 5,000 shares vested immediately and the rest vest in equal quarterly installments during the year beginning June 30, 2011, and lapse if unexercised on May 18, 2016.

•	On August 13, 2011, we granted Bo Jesper Hansen MD PhD, one of our outside directors, options to purchase 38,000 common shares. The options were granted pursuant to our director compensation plan as compensation for Dr. Hansen’s service on our Board and related committees. The options have an exercise price of $1.86 per share, a term of 5 years and vest quarterly over the grant year.

•	On December 28, 2011, we granted each of Drs. Isaacs and Denmeade, our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $2.03. The options vest on the following schedule: 5,000 shares vested immediately and the rest vest in equal installments quarterly beginning on March 31, 2012, and lapse if unexercised on January 1, 2017.

•	On July 1, 2011, we amended our outside director compensation policy to provide our outside directors with a $25,000 per year cash retainer as partial compensation for their service on our board.

•	On May 24, 2012, upon joining the board, we granted Peter E. Grebow, PhD, options to purchase 63,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Peter E. Grebow, PhD’s service on our board and related committees. The options have an exercise price of $2.69 per share and a term of five years. Of the options granted, 25,000 vest immediately with the balance vest in equal installments quarterly beginning on August 24, 2012. Additionally, we entered into our standard indemnification agreement as well as an independent director agreement with Peter E. Grebow, PhD.

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•	On August 13, 2012, we granted Bo Jesper Hansen, M.D., one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Hansen’s service on our board and related committees. The options have an exercise price of $2.85 per share. The options vest on the following schedule: 9,500 immediately and the rest vest in equal quarterly installments beginning on November 13, 2012, and lapse if unexercised on August 13, 2017.

•	On August 16, 2012, we issued Nancy Jean Barnabei, our former Vice President Finance and Treasurer, options to purchase 200,000 common shares pursuant to the terms of her employment agreement. The options have a term of seven years, an exercise price of $2.80 and vest, provide she continues to provide us services, as follows: (i) 60,000 options vest upon grant, (ii) 60,000 options vest on August 16, 2013, and (iii) 80,000 options vest upon Ms. Barnabei becoming a full time employee provided such event occurs on or before August 16, 2014. The options shall be granted from our 2007 Equity Compensation Plan and subject to all terms and conditions thereunder.

•	During our December 2012 through March 2013 offering, Kihong Kwon, MD (including related and/or affiliated entities), purchased 70,914 units on the same terms and conditions as the other investors in the offering. The price per unit was $2.20. On March 22, 2013, we issued Dr. Kwon (or his related and affiliated entities) 17,076 additional units in connection with the adjustment to the per unit price. Each unit consists of: (i) one (1) share of the common stock, par value $0.0001, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice.

In connection with the offering, we entered into a registration rights agreement with Kihong Kwon, MD (including related and/or affiliated entities) on the same terms as that of the other investors in the offering. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering all shares of the common stock and the shares underlying the warrants within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment is to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

•	On February 12, 2013, we granted each of Drs. Isaacs and Denmeade, in their respective capacities as our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $1.95 per share. The options vest quarterly beginning on March 31, 2013 and lapse if unexercised on February 12, 2018.

•	On March 1, 2013 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $1.90 per share. The options vest quarterly and have a term of five years.

•	On March 25, 2013, we issued Ms. Barnabei, our former Vice President Finance and Treasurer, options to purchase an aggregate of 144,260 in connection with her 2012 long term and annual bonus. The options have a term of seven years, an exercise price of $1.98 and are fully vested on the grant date.

•	On March 25, 2013, we issued Dr. Dionne, or CEO, options to purchase an aggregate of 561,394 in connection with his 2012 long term and annual bonus. The options have a term of seven years, an exercise price of $2.18 and are fully vested on the grant date.

•	On March 25, 2013, we issued Dr. Richerson, or COO, options to purchase an aggregate of 516,318 in connection with his 2012 long term and annual bonus. The options have a term of seven years, an exercise price of $1.98 and are fully vested on the grant date.

61

•	On May 24, 2013, we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $1.95 per share. The options vest quarterly and have a term of five years.

•	During June of 2013, in connection with Ms. Barnabei’s resignation as Vice President and Treasurer, we entered into a Release Agreement with Ms. Barnabei which provides for an extended amount of time to exercise any stock options vested as of June 30, 2013 from three months from the date of her final day of employment to the expiration date of each respective award, in exchange for Ms. Barnabei’s general release of claims against the Company, if any.

•	On August 13, 2013, we granted Bo Jesper Hansen, M.D., one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Hansen’s service on our board and related committees. The options have an exercise price of $1.68 per share. The options vest quarterly and have a term of five years.

•	As of September 10, 2013, we have 3 promissory notes payable to Dr. Dionne. Each note accrues interest at 4.2% per annum. The loans were originally made in order to provide us with working capital. The aggregate balance of the notes is $105,000 in principal and $24,406 in accrued interest. The notes and accrued interest are convertible into 256,613 shares of common stock at a price of $0.50 per share.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of September 10, 2013, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

•	each of our current directors and nominees;

•	each of our current named executive officers; and

•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

			Common Stock
Name and Address of Beneficial Owner(1)	Shares		Shares Underlying Convertible Securities (2)	Total	Percent of Class (2)
Directors and named Executive Officers
Craig Dionne, PhD	2,464,749	(7)	2,535,742	5,000,491	16.8%
Russell B. Richerson, PhD(3)	942,392		1,887,611	2,830,003	9.7%
Bo Jesper Hansen, MD, PhD	—		139,000	139,000	*
Scott Ogilvie	—		250,000	250,000	*
Peter E. Grebow, PhD	—		72,500	72,500	*

All directors and executive officers as a group (5 persons)	3,407,141		4,884,853	8,291,994	25.8%

Beneficial Owners of 5% or more
John T. Isaacs, PhD(4)	1,271,528		115,000	1,386,528	5.1%
Samuel R. Denmeade, MD(5)	1,271,528		115,000	1,386,528	5.1%
Kihong Kwon, MD(6)	3,357,559		—	3,357,559	12.3%

62

*	Less than one percent.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is GenSpera, Inc., 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There are 27,252,266 shares of common stock issued and outstanding as of September 10, 2013.

(3)	5050 East Gleneagles Drive, Tucson, AZ 85718

(4)	13638 Poplar Hill Road, Phoenix, MD 21131

(5)	5112 Little Creek Drive, Ellicott City, MD 21043

(6)	1015 E. Chapman, Suite 201, Fullerton, CA 92831. Does not include 1,747,509 warrants or convertible securities subject to exercise conditions based on percentage ownership.

(7)	713,553 owned by Craig A. Dionne & Bonnie Camille Dionne TTEES The Dionne Annuity Trust of 2011 and 79,351 owned by Craig A. Dionne & Bonnie Camille Dionne TTEES The Dionne Annuity Trust of 2012.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXPERTS

The financial statements included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the reports of Liggett, Vogt & Webb, P.A., our independent registered public accounting firm for the year ended December 31, 2012, and RBSM LLP, our independent registered public accounting firm for the year ended December 31, 2011, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firms as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The Silvestre Law Group, P.C. has given us an opinion relating to the issuance of the common stock being registered. The Silvestre Law Group, P.C. or its various principals and/or affiliates, 225,000 shares of our common stock and options and/or warrants to purchase 165,000 shares.

WHERE YOU CAN FIND MORE INFORMATION

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. These materials are available on the Company’s website at www.genspera.com or on the SEC’s web site, http://www.sec.gov. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus. You may also read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

GENSPERA

2511 N Loop 1604 W, Suite 204

San Antonio, TX 78258

Attn: Chief Executive Officer

Tel: 210-479-8112

63

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

64

INDEX TO FINANCIAL STATEMENTS

Page
Condensed Balance Sheets as of June 30, 2013 (Unaudited) and December 31, 2012	F-2
Condensed Statements of Operations (Unaudited) Three and six months ended June 30, 2013 and 2012 and for the period from November 21, 2003 (inception) to June 30, 2013	F-3
Condensed Statement of Stockholders' Equity (Unaudited) For the period from November 21, 2003 (inception) to June 30, 2013	F-4
Condensed Statements of Cash Flows (Unaudited) Six months ended June 30, 2013 and 2012 and for the period from November 21, 2003 (inception) June 30, 2013	F-8
Notes to Unaudited Condensed Financial Statements	F-9
Report of Liggett, Vogt & Webb P.A, Independent Registered Public Accounting Firm	F-16
Report of RBSM LLP, Independent Registered Public Accounting Firm	F-17
Balance Sheets for the years ended December 31, 2012 and 2011	F-18
Statements of Losses for the years ended December 31, 2012 and 2011	F-19
Statements of Stockholders’ Equity for the years ended December 31, 2012 and 2011	F-20
Statements of Cash Flows for the years ended December 31, 2012 and 2011	F-21
Notes to Financial Statements for the years ended December 31, 2012 and 2011	F-22

F-1

PART I

FINANCIAL INFORMATION

ITEM 1.	CONDENSED FINANCIAL STATEMENTS

GENSPERA, INC.

(A Development Stage Company)

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,500	$2,345
Prepaid expenses	194	77
Total current assets	1,694	2,422
Office equipment, net of accumulated depreciation of $13 and $10	17	12
Intangible assets, net of accumulated amortization of $86 and $77	127	136
Other assets	3	3
Total assets	$1,841	$2,573

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$1,007	$728
Accrued expenses	828	1,292
Warrant derivative - short-term	355	1,176
Convertible notes - stockholder	105	105
Total current liabilities	2,295	3,301
Total liabilities	2,295	3,301

Commitments and contingencies

Stockholders’ equity (deficit):

Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.0001 per share; 80,000,000 shares authorized, 23,794,608 and 22,298,424 shares issued and outstanding, respectively	2	2
Additional paid-in capital	28,868	26,353
Deficit accumulated during the development-stage	(29,324)	(27,083)

Total stockholders’ equity (deficit)	(454)	(728)

Total liabilities and stockholders’ equity (deficit)	$1,841	$2,573

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

GENSPERA, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,		Cumulative Period from November 21, 2003 (date of inception) to June 30, 2013
	2013	2012	2013	2012
General and administrative	$808	$912	$1,669	$1,579	$13,772
Research and development	666	789	1,336	1,527	15,315
Research and development grant received	-	-	-	-	(489)

Total operating expenses	1,474	1,701	3,005	3,106	28,598

Loss from operations	(1,474)	(1,701)	(3,005)	(3,106)	(28,598)

Finance cost	-	-	-	-	(519)
Gain (loss) on change in fair value of warrant derivative liability	531	844	766	(748)	(244)
Interest (expense) income, net	(1)	2	(2)	5	37

Loss before provision for income taxes	(944)	(855)	(2,241)	(3,849)	(29,324)
Provision for income taxes	-	-	-	-	-

Net loss	$(944)	$(855)	$(2,241)	$(3,849)	$(29,324)

Net loss per common share, basic and diluted	$(0.04)	$(0.04)	$(0.10)	$(0.18)

Weighted average shares outstanding	23,759,386	21,825,698	23,299,517	21,727,859

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

GENSPERA, INC.

(A Development Stage Company)

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders’
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Balance, November 21, 2003	-	$-	$-	$-	$-	$-
Sale of common stock to founders at $0.0001 per share in November, 2003	6,100,000	1	(1)	-	-	-
Contributed services	-	-	120	-	-	120
Net loss	-	-	-	-	(125)	(125)
Balance, December 31, 2003	6,100,000	1	119	-	(125)	(5)
Contributed services	-	-	193	-	-	193
Stock-based compensation	-	-	24	-	-	24
Net loss	-	-	-	-	(254)	(254)
Balance, December 31, 2004	6,100,000	1	336	-	(379)	(42)
Contributed services	-	-	48	-	-	48
Stock-based compensation	-	-	24	-	-	24
Net loss	-	-	-	-	(127)	(127)
Balance, December 31, 2005	6,100,000	1	408	-	(506)	(97)
Contributed services	-	-	144	-	-	144
Stock-based compensation	-	-	42	-	-	42
Net loss	-	-	-	-	(245)	(245)
Balance, December 31, 2006	6,100,000	1	594	-	(751)	(156)
Sale of common stock at $0.50 per share	1,300,000	-	650	-	-	650
Shares issued for services	735,000	-	367	-	-	367
Contributed services	-	-	220	-	-	220
Stock-based compensation	-	-	24	-	-	24
Exercise of options	900,000	-	3	-	-	3
Net loss	-	-	-	-	(691)	(691)
Balance, December 31, 2007	9,035,000	1	1,858	-	(1,442)	417
Exercise of options	1,000,000	-	500	-	-	500
Sale of common stock and warrants at $1.00 per share	2,320,000	-	2,320	-	-	2,320
Cost of sale of common stock and warrants	-	-	(206)	-	-	(206)
Shares issued for accrued interest	31,718	-	16	-	-	16
Shares issued for services	100,000	-	50	-	-	50
Stock-based compensation	-	-	314	-	-	314
Contributed services	-	-	50	-	-	50
Beneficial conversion feature of convertible debt	-	-	20	-	-	20

F-4

GENSPERA, INC.

(A Development Stage Company)

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders’
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Net loss	-	-	-	-	(3,326)	(3,326)
Balance, December 31, 2008	12,486,718	1	4,922	-	(4,768)	155
Cumulative effect of change in accounting principle	-	-	(444)	-	(290)	(734)
Warrants issued for extension of debt maturities	-	-	52	-	-	52
Stock-based compensation	-	-	1,531	-	-	1,531
Common stock issued for services	86,875	-	104	-	-	104
Sale of common stock and warrants at $1.50 per share	2,665,354	1	3,797	-	-	3,798
Common stock and warrants issued as payment of placement fees	53,334	-	-	-	-	-
Common stock and warrants issued upon conversion of note and accrued interest	174,165	-	174	-	-	174
Net loss	-	-	-	-	(5,134)	(5,134)
Balance, December 31, 2009	15,466,446	2	10,136	-	(10,192)	(54)
Stock-based compensation	-	-	1,165	-	-	1,165
Sale of common stock and warrants at $1.65 per share	533,407	-	806	-	-	806
Sale of common stock and warrants at $2.00 per share	1,347,500	-	2,656	-	-	2,656
Common stock and warrants issued as payment of placement fees	43,632	-	-	-	-	-
Common stock issued as payment for patents and license	20,000	-	47	-	-	47
Common stock and warrants subscribed	-	-	-	612	-	612
Salaries paid with common stock	43,479	-	100	-	-	100
Exercise of options and warrants	150,001	-	125	-	-	125

F-5

GENSPERA, INC.

(A Development Stage Company)

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders’
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Reclassification of derivative liability upon exercise of warrants	-	-	86	-	-	86

Net loss	-	-	-	-	(4,257)	(4,257)
Balance, December 31, 2010	17,604,465	2	15,121	612	(14,449)	1,286
Stock-based compensation	-	-	1,290	-	-	1,290
Sale of common stock and warrants at $1.80 per share	2,241,605	-	4,035	(612)	-	3,423
Sale of common stock and warrants at $1.65 per share	1,363,622	-	2,250	-	-	2,250
Common stock and warrants issued as payment of placement fees	61,498	-	-	-	-	-
Common stock and warrants issued as payment of accrued consulting fees	33,334	-	60	-	-	60
Common stock and warrants issued as payment of consulting fees	152,895	-	533	-	-	533
Cost of sales of common stock and warrants	-	-	(74)	-	-	(74)
Net loss	-	-	-	-	(5,714)	(5,714)
Balance, December 31, 2011	21,457,419	$2	$23,215	$-	$(20,163)	$3,054
Stock-based compensation	-	-	513	-	-	513
Common stock and warrants issued as payment of consulting fees	-	-	674	-	-	674
Exercise of options and warrants	544,639	-	691	-	-	691
Reclassification of derivative liability upon exercise of warrants	-	-	608	-	-	608
Sale of common stock and warrants at $2.20 per share	296,366	-	652	-	-	652
Net loss	-	-	-	-	(6,920)	(6,920)
Balance, December 31, 2012	22,298,424	$2	$26,353	$-	$(27,083)	$(728)

F-6

GENSPERA, INC.

(A Development Stage Company)

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders’
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Stock-based compensation	-	-	1,148	-	-	1,148
Exercise of warrants	738,390	-	217	-	-	217
Reclassification of derivative liability upon exercise of warrants	-	-	55	-	-	55
Sale of common stock and warrants at $1.773 per share	757,794	-	1,217	-	-	1,217
Cost of sales of common stock and warrants	-	-	(122)	-	-	(122)
Net loss	-	-	-	-	(2,241)	(2,241)
Balance, June 30, 2013	23,794,608	$2	$28,868	$-	$(29,324)	$(454)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-7

GENSPERA, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

			Cumulative Period from
			November 21, 2003
	Six months ended June 30,		(date of inception) to
	2013	2012	June 30, 2013

Cash flows from operating activities:
Net loss	$(2,241)	$(3,849)	$(29,324)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12	10	100
Stock-based compensation	1,148	233	7,229
Common stock issued for acquisition of license	-	-	29
Warrants issued for financing costs	-	-	468
Change in fair value of derivative liability	(766)	748	244
Contributed services	-	-	774
Amortization of debt discount	-	-	21
Increase in operating assets:
Prepaid expenses	(117)	-	(194)
Other assets		-	(3)
(Decrease) increase in operating liabilities:
Accounts payable and accrued expenses	(185)	846	2,595
Cash used in operating activities	(2,149)	(2,012)	(18,061)

Cash flows from investing activities:
Acquisition of office equipment	(8)	-	(31)
Acquisition of intangibles	-	-	(194)
Cash used in investing activities	(8)	-	(225)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	1,217	-	18,844
Proceeds from exercise of options and warrants	217	431	1,033
Issuance cost of common stock and warrants sold	(122)	-	(196)
Proceeds from convertible notes - stockholder	-	-	155
Repayments of convertible notes - stockholder	-	-	(50)
Cash provided by financing activities	1,312	431	19,786

Net increase (decrease) in cash	(845)	(1,581)	1,500
Cash, beginning of period	2,345	5,530	-
Cash, end of period	$1,500	$3,949	$1,500

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-8

GENSPERA, INC.

(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 – BACKGROUND

GenSpera, Inc. (“we”, “us”, “our company”, “our”, “GenSpera” or the “Company”) was formed under the laws of the State of Delaware in November 2003, and has its principal office in San Antonio, Texas. We are a development stage pharmaceutical company focused on the discovery and development of prodrug cancer therapeutics for the treatment of solid tumors, including prostate, liver, brain and other cancers.   We plan to develop a series of therapies based on our target-activated prodrug technology platform and further test them through Phase I/II clinical trials.

Our primary focus at the present time is the clinical development of our lead compound, G-202, a novel therapeutic agent with a unique mechanism of action. We have completed a Phase Ia/Ib dose escalation, safety, tolerability and dose refinement study of G-202, in which we treated a total of 44 patients (includes Phase Ia and Ib), including two patients with hepatocellular carcinoma who experienced prolonged stabilization of disease up to eleven months after initiation of treatment. We are also conducting a Phase II clinical trial of G-202 in patients with hepatocellular carcinoma (liver cancer), in which four patients have been treated as of August 1, 2013.

NOTE 2 – MANAGEMENT’S PLANS

Basis of Presentation

We have prepared our financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.  We have incurred losses since inception and have a deficit accumulated during the development stage of $29.3 million as of June 30, 2013. We anticipate incurring additional losses for the foreseeable future and until such time, if ever, that we can generate significant sales of our therapeutic product candidates currently in development or enter into cash flow positive business development transactions.

Development Stage Risks

We are a development stage entity. To date, we have generated no sales revenues, have incurred losses and expect to incur significant additional losses as we advance G-202 through clinical studies. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in research and development of pharmaceutical compounds.

Our cash and cash equivalents balance at June 30, 2013 was $1.5 million, representing 81% of total assets. Based upon our current expected level of operating expenditures, we expect to able to fund operations for the next two to four months. We require additional cash to fund and continue operations beyond that point. This period could be shortened if there are any unanticipated significant increases in planned spending on development programs or other unforeseen events. We need to raise additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that financing will be available when needed to allow us to continue our operations or if available, on terms acceptable to us.

In the event financing is not obtained, the Company could pursue cost cutting measures as well as explore the sale of selected assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate development programs, these events could have a material adverse effect on our business, results of operations and financial condition.

These factors raise significant doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

NOTE 3 - SUMMARY OF CRITICAL ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from those estimates.

F-9

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for manufacturing, clinical trials, compensation and consulting costs.

GenSpera incurred research and development expenses of approximately $0.7 million and $0.8 million for the three months ended June 30, 2013 and 2012, respectively. GenSpera incurred research and development expenses of approximately $1.3 million, $1.5 million and $15.3 million for the six months ended June 30, 2013 and 2012, and from November 21, 2003 (inception) through June 30, 2013, respectively.

Loss Per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of June 30, 2013 and 2012, as they would be anti-dilutive:

	Six months ended June 30,
	2013	2012
Shares underlying options outstanding	5,961,641	4,433,528
Shares underlying warrants outstanding	8,089,520	8,390,953
Shares underlying convertible notes outstanding	257,072	248,252
	14,308,233	13,072,733

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Warrant derivative liability consists of certain of our warrants with anti-dilution provisions, and are valued using option pricing models which incorporate the Company’s stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Fair Value Measurements

Valuation Hierarchy - GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3: Unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The table below summarizes the fair values of our financial liabilities as of June 30, 2013 (in thousands):

	Fair Value at	Fair Value Measurement Using
	June 30, 2013	Level 1	Level 2	Level 3

Warrant derivative liability	$355	$-	$-	$355

The reconciliation of the warrant derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

2013
Balance at beginning of year	$1,176
Gain on change in fair value of warrant liability	(766)
Reclassification to equity upon exercise of warrants	(55)
Balance at end of period	$355

F-10

Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an equity award based on the grant-date fair value of the award. All grants under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the standard as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for awards granted to non-employees is re-measured each period.

Determining the appropriate fair value of the stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based payment and stock price volatility. The Company uses the Black-Scholes option-pricing model to value its stock option awards which incorporate the Company’s stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC, did not, or are not believed by management, to have a material impact on the Company’s present or future financial statements.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands):

	Six months ended June 30,
	2013	2012
Non-cash financial activities:
Common stock options issued as payment of accrued compensation	$999	$674
Derivative liability reclassified to equity upon exercise of warrants	55	427

There was no cash paid for interest and income taxes for the three or six months ended June 30, 2013 and 2012.

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	June 30,	December 31,
	2013	2012
Accrued compensation and benefits	$530	$958
Accrued research and development	49	100
Accrued other	249	234
Total accrued expenses	$828	$1,292

NOTE 6 – CONVERTIBLE NOTES PAYABLE

We have executed convertible notes with our chief executive officer pursuant to which we have borrowed an aggregate of $0.2 million ($0.1 million principal balance outstanding at June 30, 2012). The notes bear an interest rate of 4.2% and matured at various dates through December 6, 2011. Accrued interest at June 30, 2013 and December 31, 2012 was approximately $24,000 and $21,000, respectively. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

F-11

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In that complaint, GenSpera, as the licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Annastasiah Mhaka (a former doctoral student at Johns Hopkins University) should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent. Between April 26, 2012 and October 1, 2012, the parties conducted fact discovery. Between October 1, 2012 and December 1, 2012, the parties conducted limited expert discovery. On November 1, 2012, Mhaka filed a separate complaint in the State Circuit Court for Baltimore County, Maryland, naming GenSpera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). In the complaint, Mhaka alleged that the Defendants are liable under various state law tort theories for omitting her from inventorship on the ‘354 patent and ‘648 patent. In her prayer for relief, Mhaka sought unspecified damages from the Defendants but did not seek to alter the inventorship or ownership of the ‘354 patent or ‘648 patent. On November 8, 2012, the Defendants removed this second action to the United States District Court for the District of Maryland, and on November 16, 2012, the Defendants moved to dismiss all claims in the complaint, asserting (among other things) that the claims were preempted by federal patent law. On January 24, 2013, the Court heard GenSpera’s motion for summary judgment in the original case and the Defendants’ motion to dismiss in the second case. On May 1, 2013, the Court granted GenSpera’s motion for summary judgment in the original case. In its order, the Court stated that it would proceed to issue a declaratory judgment establishing that “Annastasiah Mhaka should not be added to the two patents at issue as an additional inventor pursuant to 35 U.S.C. § 256.” Reserving any ruling on the issue of whether Mhaka’s state law tort claims are preempted by federal patent law, the Court denied Defendants’ motion to dismiss Mhaka’s complaint and directed Mhaka to re-file her claims as counterclaims in the original action. On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. On July 16, 2013, the Court issued a scheduling order governing Mhaka’s counterclaims.

NOTE 8 – CAPITAL STOCK AND STOCKHOLDER’S EQUITY

Common Stock

During the six months ended June 30, 2013, 200,668 warrants were exercised into an equivalent number of common shares for which we received proceeds of approximately $217,000 and one million warrants were exercised on a cashless basis into 537,722 common shares. During the six months ended June 30, 2012, 255,669 warrants were exercised into an equivalent number of common shares for which we received proceeds of approximately $384,000. During the six months ended June 30, 2012, 78,333 warrants were exercised on a cashless basis into 37,301 common shares.

Equity Financing

In March 2013, we offered and sold an additional 557,256 units in connection with subsequent closing of our December Offering. This closing resulted in gross proceeds of $1.0 million. The price per unit was $1.773. In connection with this closing, we incurred placement agent fees and expenses in the amount of $37,000 in cash and issued warrants to purchase 18,410 shares at an exercise price per share of $3.00.

In January 2013, we offered and sold an aggregate of 104,095 units in an additional closing of our December Offering resulting in gross proceeds of $0.2 million. The price per unit was $2.20. In connection with the December 2012 and January 2013 closings of our December Offering, we issued 96,443 additional units in March 2013 in order to adjust the price per unit from $2.20 to $1.773 to be consistent with the price per unit of our March 2013 closing.

In December of 2012 (“December Offering”) we commenced a unit offering of our securities.  Each unit consists of: (i) one (1) share of common stock, par value $0.0001, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions, as defined. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company.

In connection with the offering, we agreed to enter into registration rights agreements with our investors. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering the shares of common stock included in the units as well as the shares underlying the warrants, within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We also agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment is to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

NOTE 9 – STOCK OPTIONS

In March 2013, we amended the terms of our 2009 Executive Compensation Plan (“2009 Plan”) to allow for the issuance of up to 6,000,000 shares of common stock. The terms of our 2007 Equity Compensation Plan (“2007 Plan”) allows for the issuance of up to 6,000,000 shares of common stock. Collectively, the 2009 Plan and 2007 Plan are referred to as “the Plans.”

F-12

Total stock-based compensation expense recognized for stock options and warrants issued using the straight-line method in the statement of operations for the three months ended June 30, 2013 and 2012 was $71,000 and $117,000, respectively. Total stock-based compensation expense recognized for stock options and warrants issued using the straight-line method in the statement of operations for the six months ended June 30, 2013 and 2012 was $1,148,000 and $907,000, respectively. The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2012	4,674,628	$1.79
Granted	1,427,013	$2.06
Forfeited	(140,000)	$2.80
Outstanding at June 30, 2013	5,961,641	$1.83	4.5	$727
Exercisable at June 30, 2013	5,814,134	$1.83	4.5	$727

As of June 30, 2013, there was $0.1 million of total unrecognized compensation cost related to non-vested stock options which vest over time. That cost is expected to be recognized over a weighted-average period of approximately one year. As of June 30, 2013, there was no unrecognized compensation expense related to performance-based, non-vested employee stock options.

Effective June 30, 2013, upon the resignation of the Company’s Vice President of Finance, the Company extended the exercise period for her vested awards from ninety days to the contractual life of the options.  As a result of the modification, the Company recognized incremental compensation cost of approximately $72,000 in the second quarter of 2013.

During the six months ended June 30, 2013, the Company issued options to purchase 1,221,972 and 76,000 shares of common stock to employees and non-employee directors, respectively, under the Plans. Additionally, the Company issued options to purchase 129,041 shares of common stock to consultants. During the six month period ended June 30, 2013, no options were exercised. During the six months ended June 30, 2012, 70,000 options were exercised into an equivalent number of common shares for which we received $35,000 in proceeds.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued for the six months ended June 30, 2013 and 2012:

	June 30,
	2013	2012
Volatility	58.9%	75.2%
Expected term (years)	3.9	2.5
Risk-free interest rate	0.7%	0.2%
Dividend yield	0%	0%

NOTE 10 – WARRANTS AND DERIVATIVE WARRANT LIABILITY

We account for common stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement.  Stock warrants are accounted for as derivative liabilities if the warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock by the Company are at a lower price per share than the then-current warrant exercise price.  We classify derivative warrant liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant.

Transactions involving our equity-classified and liability-classified warrants are summarized as follows:

	Number of common shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2012	8,513,984	$2.47
Granted	776,204	$3.00
Exercised	(1,200,668)	$1.01
Forfeited	-	-
Outstanding at June 30, 2013	8,089,520	$2.74	2.0	$473

Exercisable at June 30, 2013	8,089,520	$2.74	2.0	$473

F-13

During the six months ended June 30, 2013, 200,668 warrants were exercised into an equivalent number of common shares and 1,000,000 warrants were exercised on a cashless basis into 537,722 common shares. During the six months ended June 30, 2012, 267,003 warrants were exercised into an equivalent number of common shares.

The following table summarizes outstanding warrants to purchase common stock as of June 30, 2013:

	Number of common shares	Weighted- average exercise price	Expiration
Equity-classified warrants
Issued to consultants	1,178,759	$2.27	January 2013 through June 2017

Issued pursuant to 2009 financings	1,455,516	$3.00	February 2014 through September 2014

Issued pursuant to 2010 financings	1,022,943	$3.38	January 2015 through May 2015

Issued pursuant to 2011 financings	1,936,785	$3.24	January 2016 through April 2016

Issued pursuant to 2012 financings	367,740	$3.00	December 2012 through December 2017

Issued pursuant to 2013 financings	704,830	$3.00	March 2013 through March 2018
	6,666,573
Liability-classified warrants
Issued pursuant to 2008 financings	1,422,947	$1.50	July 2013 through August 2013
	8,089,520

Equity-classified Warrants

Total stock-based compensation recognized for warrants issued to consultants using the straight-line method in the statement of operations for the three months ended June 30, 2013 and 2012 was income of $2,000 and expense of $49,000, respectively. Total stock-based compensation expense recognized for warrants issued to consultants using the straight-line method in the statement of operations for the six months ended June 30, 2013 and 2012 was $2,000 and $114,000, respectively.

During the six months ended June 30, 2013, in connection with multiple closings of the December Offering, the Company issued an aggregate of 776,204 common stock purchase warrants, including: 686,420 pursuant to closings in January 2013 and March 2013; 18,410 to the placement agent; and 71,374 additional warrants issued to investors that participated in the December 2012 closing. All warrants were issued with an exercise price of $3.00.

Liability-classified Warrants

The Company has assessed its outstanding equity-linked financial instruments and has concluded that certain of its warrants are subject to derivative accounting as a result of certain anti-dilution provisions contained in the warrants. The fair value of these warrants is classified as a liability in the financial statements with the change in fair value during the periods presented recorded in the statement of operations.

The following table summarizes the calculated aggregate fair values for the warrant derivative liability using the Black-Scholes method based on the following assumptions:

	Fair value as of
	June 30, 2013	December 31, 2012

Calculated aggregate value (in thousands)	$355	$1,176
Exercise price per share of warrant	$1.50	$1.50
Closing price per share of common stock	$1.74	$2.20
Volatility	52.9%	54.0%
Expected term (years)	0.05	0.5
Risk-free interest rate	0.02%	0.11%
Dividend yield	0%	0%

F-14

GENSPERA, INC.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GenSpera Inc.

San Antonio, TX

We have audited the accompanying balance sheets of GenSpera Inc., a development stage company, as of December 31, 2012, and the related statements of losses, statement of stockholders' equity, and cash flows for the year ended December 31, 2012 and the period November 21, 2003 (date of inception) through December 31, 2012. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on the financial statements based upon our audits. The cumulative statements of losses, changes in stockholders’ equity, and cash flows for the period November 21, 2003 (date of inception) to December 31, 2012 include amounts for the period from November 21, 2003 (date of inception) to December 31, 2011, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period November 21, 2003 through December 31, 2011 is based solely on the report of other auditors.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenSpera Inc., a development stage company, at December 31, 2012 and the results of its operations and its cash flows for each of year ended December 31, 2012 and the period November 21, 2003 (date of inception) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had an accumulated deficit of $728,000 as of December 31, 2012, and will require additional cash to fund and continue operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Liggett, Vogt & Webb, P.A.

Liggett, Vogt & Webb, P.A.

March 29, 2013

New York, New York

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GenSpera Inc.

San Antonio, TX

We have audited the accompanying balance sheet of GenSpera Inc., a development stage company, as of December 31, 2011, and the related statements of losses, statement of stockholders' equity, and cash flows for the year ended December 31, 2011 and the period November 21, 2003 (date of inception) through December 31, 2011. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenSpera Inc., a development stage company, at December 31, 2011 and the results of its operations and its cash flows for the year ended December 31, 2011 and the period November 21, 2003 (date of inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP
RBSM LLP
New York, New York
March 6, 2012

F-17

GENSPERA, INC.

(A Development Stage Company)

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$2,345	$5,530
Prepaid expenses	77	-
Total current assets	2,422	5,530
Office equipment, net of accumulated depreciation of $10 and $7	12	9
Intangible assets, net of accumulated amortization of $77 and $60	136	152
Other assets	3	-
Total assets	$2,573	$5,691

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$728	$70
Accrued expenses	1,292	728
Warrant derivative – short-term	1,176	-
Convertible notes - stockholder	105	105
Total current liabilities	3,301	903
Warrant derivative – long-term	-	1,734
Total liabilities	3,301	2,637

Commitments and contingencies (Note 8)

Stockholders' (deficit) equity:
Preferred stock, par value $.0001 per share; 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $.0001 per share; 80,000,000 shares authorized, 22,298,424 and 21,457,419 shares issued and outstanding, respectively	2	2
Additional paid-in capital	26,353	23,215
Deficit accumulated during the development-stage	(27,083)	(20,163)

Total stockholders' (deficit) equity	(728)	3,054

Total liabilities and stockholders' equity (deficit)	$2,573	$5,691

See accompanying notes to audited financial statements.

F-18

GENSPERA, INC.

(A Development Stage Company)

STATEMENTS OF LOSSES

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2012

(in thousands, except share and per share data)

			Cumulative Period
			from November 21, 2003
			(date of inception) to
	Years ended December 31,		December 31,
	2012	2011	2012

Operating expenses:
General and administrative	$3,953	$3,262	$12,103
Research and development	2,922	3,302	13,979
Research and development grant received	-	(244)	(489)

Total operating expenses	6,875	6,320	25,593

Loss from operations	(6,875)	(6,320)	(25,593)

Financing cost	-	-	(519)
(Loss) gain on change in fair value of warrant derivative liability	(50)	580	(1,010)
Interest income, net	5	26	39

Loss before provision for income taxes	(6,920)	(5,714)	(27,083)

Provision for income taxes	-	-	-

Net loss	$(6,920)	$(5,714)	$(27,083)

Net loss per common share, basic and diluted	$(0.32)	$(0.27)

Weighted average shares outstanding	21,805,211	20,821,555

See accompanying notes to audited financial statements.

F-19

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2012

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Balance, November 21, 2003	-	$-	$-	$-	$-	$-

Sale of common stock to founders at $0.0001 per share in November, 2003	6,100,000	1	(1)	-	-	-

Contributed services	-	-	120	-	-	120

Net loss	-	-	-	-	(125)	(125)

Balance, December 31, 2003	6,100,000	1	119	-	(125)	(5)

Contributed services	-	-	193	-	-	193

Stock-based compensation	-	-	24	-	-	24

Net loss	-	-	-	-	(254)	(254)

Balance, December 31, 2004	6,100,000	1	336	-	(379)	(42)

Contributed services	-	-	48	-	-	48

Stock-based compensation	-	-	24	-	-	24

Net loss	-	-	-	-	(127)	(127)

Balance, December 31, 2005	6,100,000	1	408	-	(506)	(97)

Contributed services	-	-	144	-	-	144

Stock-based compensation	-	-	42	-	-	42

Net loss	-	-	-	-	(245)	(245)

Balance, December 31, 2006	6,100,000	1	594	-	(751)	(156)

Sale of common stock at $0.50 per share	1,300,000	-	650	-	-	650

Shares issued for services	735,000	-	367	-	-	367

Contributed services	-	-	220	-	-	220

Stock-based compensation	-	-	24	-	-	24

Exercise of options	900,000	-	3	-	-	3

Net loss	-	-	-	-	(691)	(691)

Balance, December 31, 2007	9,035,000	1	1,858	-	(1,442)	417

Exercise of options	1,000,000	-	500	-	-	500

Sale of common stock and warrants at $1.00 per share	2,320,000	-	2,320	-	-	2,320

Cost of sale of common stock and warrants	-	-	(206)	-	-	(206)

Shares issued for accrued interest	31,718	-	16	-	-	16

Shares issued for services	100,000	-	50	-	-	50

Stock-based compensation	-	-	314	-	-	314

Contributed services	-	-	50	-	-	50

Beneficial conversion feature of convertible debt	-	-	20	-	-	20

Net loss	-	-	-	-	(3,326)	(3,326)

Balance, December 31, 2008	12,486,718	1	4,922	-	(4,768)	155

Cumulative effect of change in accounting principle	-	-	(444)	-	(290)	(734)

Warrants issued for extension of debt maturities	-	-	52	-	-	52

Stock-based compensation	-	-	1,531	-	-	1,531

Common stock issued for services	86,875	-	104	-	-	104

Sale of common stock and warrants at $1.50 per share	2,665,354	1	3,797	-	-	3,798

Common stock and warrants issued as payment of placement fees	53,334	-	-	-	-	-

Common stock and warrants issued upon conversion of note and accrued interest	174,165	-	174	-	-	174

Net loss	-	-	-	-	(5,134)	(5,134)

Balance, December 31, 2009	15,466,446	2	10,136	-	(10,192)	(54)

Stock-based compensation	-	-	1,165	-	-	1,165

Sale of common stock and warrants at $1.65 per share	533,407	-	806	-	-	806

Sale of common stock and warrants at $2.00 per share	1,347,500	-	2,656	-	-	2,656

Common stock and warrants issued as payment of placement fees	43,632	-	-	-	-	-

Common stock issued as payment for patents and license	20,000	-	47	-	-	47

Common stock and warrants subscribed	-	-	-	612	-	612

Salaries paid with common stock	43,479	-	100	-	-	100

Exercise of options and warrants	150,001	-	125	-	-	125

Reclassification of derivative liability upon exercise of warrants	-	-	86	-	-	86

Net loss	-	-	-	-	(4,257)	(4,257)

Balance, December 31, 2010	17,604,465	2	15,121	612	(14,449)	1,286

Stock-based compensation	-	-	1,290	-	-	1,290

Sale of common stock and warrants at $1.80 per share	2,241,605	-	4,035	(612)	-	3,423

Sale of common stock and warrants at $1.65 per share	1,363,622	-	2,250	-	-	2,250

Common stock and warrants issued as payment of placement fees	61,498	-	-	-	-	-

Common stock and warrants issued as payment of accrued consulting fees	33,334	-	60	-	-	60

Common stock and warrants issued as payment of consulting fees	152,895	-	533	-	-	533

Cost of sales of common stock and warrants	-	-	(74)	-	-	(74)
Net loss	-	-	-	-	(5,714)	(5,714)

Balance, December 31, 2011	21,457,419	$2	$23,215	$-	$(20,163)	$3,054

Stock-based compensation	-	-	513	-	-	513

Common stock and warrants issued as payment of consulting fees	-	-	674	-	-	674

Exercise of options and warrants	544,639	-	691	-	-	691

Reclassification of derivative liability upon exercise of warrants	-	-	608	-	-	608

Sale of common stock and warrants at $2.20 per share	296,366	-	652	-	-	652

Net loss	-	-	-	-	(6,920)	(6,920)

Balance, December 31, 2012	22,298,424	$2	$26,353	$-	$(27,083)	$(728)

See accompanying notes to audited financial statements.

F-20

GENSPERA, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2012

(in thousands, except per share data)

			Cumulative Period
	Years ended December 31,		from November 21, 2003
	2012	2011	(date of inception) to December 31, 2012

Cash flows from operating activities:
Net loss	$(6,920)	$(5,714)	$(27,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21	20	88
Stock-based compensation	513	1,823	6,081
Common stock issued for acquisition of license	-	-	29
Warrants issued for financing costs	-	-	468
Change in fair value of derivative liability	50	(580)	1,010
Contributed services	-	-	774
Amortization of debt discount	-	-	21
Increase in operating assets:
Prepaid expenses	(77)	-	(77)
Other assets	(3)	-	(3)
Increase in operating liabilities:
Accounts payable and accrued expenses	1,895	707	2,780
Cash used in operating activities	(4,521)	(3,744)	(15,912)

Cash flows from investing activities:
Acquisition of office equipment	(7)	-	(23)
Acquisition of intangibles	-	-	(194)
Cash used in investing activities	(7)	-	(217)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	652	5,673	17,627
Proceeds from exercise of warrants	691	-	816
Cost of common stock and warrants sold	-	(70)	(74)
Proceeds from convertible notes - stockholder	-	-	155
Repayments of convertible notes - stockholder	-	-	(50)
Cash provided by financing activities	1,343	5,603	18,474

Net (decrease) increase in cash	(3,185)	1,859	2,345
Cash, beginning of period	5,530	3,671	-
Cash, end of period	$2,345	$5,530	$2,345

See accompanying notes to audited financial statements.

F-21

GENSPERA, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

AND FOR THE PERIOD FROM NOVEMBER 21, 2003

(INCEPTION) TO DECEMBER 31, 2012

NOTE 1 - BACKGROUND

GenSpera, Inc. (“we”, “us”, “our company “, “our”, “GenSpera” or the “Company” ) was formed under the laws of the State of Delaware in November 2003 and has its principal office in San Antonio, Texas. We are a development stage pharmaceutical company focused on the discovery and development of prodrug cancer therapeutics for the treatment of solid tumors, including prostate, liver, brain and other cancers.   We plan to develop a series of therapies based on our target-activated prodrug technology platform and further test them through Phase I/II clinical trials. Our primary focus at the present time is the clinical development of our lead compound, G-202, a novel therapeutic agent with a unique mechanism of action. We have completed enrollment in a Phase Ia/Ib dose-escalation safety, tolerability and dose refinement study in which two patients remain on study as of March 27, 2013. We are also conducting a Phase II clinical trial to test the utility of G-202 in patients with hepatocellular carcinoma (liver cancer).

Note 2 - Management’s Plans to Continue as a Going Concern

Basis of Presentation

The opinion of our independent registered accounting firm on our Financial Statements contains explanatory going concern language. We have prepared our financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have incurred losses since inception and have a deficit accumulated during the development stage of $27.1 million as of December 31, 2012. We anticipate incurring additional losses for the foreseeable future and until such time, if ever, that we can generate significant sales of our therapeutic product candidates currently in development or enter into cash flow positive business development transactions.

Development Stage Risks

We are a development stage entity. To date, we have generated no sales revenues, have incurred losses and expect to incur significant additional losses as we advance G-202 into Phase II clinical studies. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in research and development of pharmaceutical compounds.

Our cash and cash equivalents balance at December 31, 2012 was $2.3 million, representing 91% of total assets. Based upon our current expected level of operating expenditures, we expect to be able to fund operations through September 2013. We require additional cash to fund and continue operations beyond that point. This period could be shortened if there are any unanticipated significant increases in planned spending on development programs or other unforeseen events. We need to raise additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that other financing will be available when needed to allow us to continue our operations or if available, on terms acceptable to us. We currently have no commitments from any source for future funding.

To preserve cash, we have delayed the start of our planned Phase II prostate cancer clinical trial and certain other product development activities. In the event financing is not obtained, the Company could pursue further cost cutting measures as well as explore the sale of selected assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate additional development programs, these events could have a material adverse effect on our business, results of operations and financial condition.

These factors raise significant doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

NOTE 3 - Summary of Critical Accounting Policies and Use of Estimates

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from those estimates.

F-22

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

GenSpera incurred research and development expenses of $2.9 million, $3.3 million and $14.0 million for the years ended December 31, 2012 and 2011, and from November 21, 2003 (inception) through December 31, 2012, respectively.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed applicable government mandate insurance limits. We have not experienced any losses in our accounts.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may exceed applicable government mandated insurance limits. Cash and cash equivalents were $2.3 million and $5.5 million at December 31, 2012 and 2011, respectively.

We currently outsource all manufacturing of our clinical supplies to single source manufactures. We also have a single source supplier for the active ingredient in our prodrug compounds, including G-202. A change in these suppliers could cause a delay in manufacturing and/or clinical trials, which would adversely affect our Company.

Intangible Assets

Intangible assets consist of licensed technology, patents, and patent applications (see Note 5). The assets associated with licensed technology are recorded at cost and are being amortized on the straight line basis over their estimated useful lives of twelve to seventeen years.

Amortization expense recorded during the years ended December 31, 2012 and 2011 was approximately $17,000 for both years. Amortization expense for each one of the next five fiscal years is estimated to be approximately $17,000 in 2013, 2014 and 2015, respectively and approximately $15,000 in 2016, and $12,000 in 2017.

Office Equipment

Office equipment is stated at cost less accumulated depreciation.  Depreciation is calculated on the straight line basis over the estimated useful lives of the assets of three to five years. Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to expense. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its office equipment for impairment.

Depreciation expense was approximately $4,000 and $3,000 for the years ended December 31, 2012 and 2011, respectively.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of December 31, 2012 and 2011, as they would be anti-dilutive:

	Year Ended December 31,
	2012	2011
Shares underlying options outstanding	4,674,628	3,646,870
Shares underlying warrants outstanding	8,513,984	8,715,289
Shares underlying convertible notes outstanding	252,698	243,854

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Warrant derivative liability consists of certain of our warrants with anti-dilution provisions, and are valued using option pricing models which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

F-23

Fair Value Measurements

Valuation Hierarchy – GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The table below summarizes the fair values of our financial liabilities as of December 31, 2012 and 2011 (in thousands):

	Fair Value at	Fair Value Measurement Using
	December 31, 2012	Level 1	Level 2	Level 3

Warrant derivative liability	$1,176	$—	$—	$1,176

	Fair Value at	Fair Value Measurement Using
	December 31, 2011	Level 1	Level 2	Level 3

Warrant derivative liability	$1,734	$—	$—	$1,734

The reconciliation of the warrant derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

	2012	2011
Balance at beginning of year	$1,734	$2,314
Loss (gain) on change in fair value of warrant liability	50	(580)
Reclassification to equity upon exercise of warrants	(608)	-
Balance at end of period	$1,176	$1,734

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible.

Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an equity award based on the grant-date fair value of the award. All grants under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the standard as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for awards granted to non-employees is re-measured each period.

Determining the appropriate fair value of the stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based payment and stock price volatility. The Company uses the Black-Scholes option-pricing model to value its stock option awards which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC, did not, or are not believed by management, to have a material impact on the Company's present or future financial statements.

F-24

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands).

	Year ended December 31,
	2012	2011
Non-cash financial activities:
Common stock options issued as payment of accrued compensation	674	-
Derivative liability reclassified to equity upon exercise of warrants	608	-
Common stock units issued as payment of accrued consulting fees	-	60
Common stock units issued as payment of placement fees	-	110
Common stock and warrants issued as payment of consulting fees	-	499

There was no cash paid for interest and income taxes for the years ended December 31, 2012 and 2011.

NOTE 5 – INTELLECTUAL PROPERTY

We solely own or have exclusive licenses to all of our patents and patent applications. Between 2008 and 2011, we entered into license and assignment agreements with Johns Hopkins University (JHU), the University of Copenhagen (UC) and certain co-inventors (Assignee Co-Founders), in which we paid $212,000 in cash and common stock. As a result of these payments and pursuant to the agreements, we acquired worldwide, exclusive, fully paid up rights in know-how, pre-clinical data, development data and certain patent portfolios that relate to, and form the basis of, our technology. Under these agreements, we are not required to make any other future payments, including fees or other reimbursements, milestones, or royalties, to JHU, UC, or the Assignee Co-Founders.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31, 2012	December 31, 2011
Accrued compensation and benefits	$958	$674
Accrued research and development	100	-
Accrued other	234	54
Total accrued expenses	$1,292	$728

NOTE 7 - CONVERTIBLE NOTES PAYABLE

We have executed convertible notes with our chief executive officer pursuant to which we have borrowed an aggregate of $0.2 million ($0.1 million principal balance outstanding at December 31, 2012). The notes bear an interest rate of 4.2% and matured at various dates through December 6, 2011. Accrued interest at December 31, 2012 and 2011 was approximately $21,000 and $17,000, respectively. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

(a)	Operating Leases

The Company leases its corporate offices under an operating lease that expires on October 14, 2015.  Rent expense for office space amounted to approximately $27,000 and $19,000 for the years ended December 31, 2012 and 2011, respectively. The following table summarizes future minimum lease payments as of December 31, 2012 (in thousands):

2013	$55
2014	56
2015	45
Total minimum lease payments	$156

(b)	Employment Agreements

Effective January 1, 2012, the Company revised the employment agreements with the Chief Executive Officer and Chief Operating Officer. On August 16, 2012, the Company hired the Vice President Finance, Treasurer and Principal Accounting Officer.  On September 2, 2012, the employment agreement with our Chief Operating Officer was automatically extended for an additional year.  The employment agreements contain severance provisions and indemnification clauses.  The indemnification agreement provides for the indemnification and defense of the executive officers, in the event of litigation, to the fullest extent permitted by law.

F-25

As part of the agreements, the executives potentially shall be entitled to the following (in thousands):

	Chief Executive Officer	Chief Operating Officer	Vice President Finance, Treasurer and Principal Accounting Officer
Terminated without cause	$1,557	$851	$294
Terminated, change of control without good reason	1,557	—	—
Terminated for cause, death, disability and by executive without good reason	330	289	144

NOTE 9 - CAPITAL STOCK AND STOCKHOLDER’S EQUITY

Common Stock

During the year ended December 31, 2012, 544,639 options and warrants were exercised into an equivalent number of common shares. We received proceeds of $0.7 million from the exercise of the options and warrants. During the year ended December 31, 2012, 78,333 warrants were exercised on a cashless basis into 37,301 common shares.

2013 Equity Financing

See Note 13 - Subsequent Events.

2012 Equity Financing

In December of 2012, we offered and sold an aggregate of 296,366 units, in multiple closings, resulting in gross proceeds of approximately $0.7 million (“December Offering”). The price per unit was $2.20. On March 22, 2013, we issued 71,374 additional units in order to adjust the price per unit from $2.20 to $1.773 to be consistent with the price per unit of our March 22, 2013 closing. Each unit consists of: (i) one (1) share of the common stock, par value $0.0001, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions, as defined. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company.

In connection with the offering, we entered into a registration rights agreement with our investors. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering all shares of the common stock and the shares underlying the warrants within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided.

2011 Equity Financing

On January 21, 2011, pursuant to a securities purchase agreement (the Securities Purchase Agreement), we sold 2,074,914 units resulting in gross proceeds to the Company of approximately $3.7 million (Offering).  The price per unit was $1.80.  Each unit consists of: (i) one (1) share of the Company’s common stock, par value $.0001 (Shares), and (ii) one half (1/2) Common Stock Purchase Warrant (Warrant(s)). Of these units, 339,915 were subscribed at December 31, 2010 with gross proceeds to the Company of approximately $0.6 million recorded in the December 31, 2010 financial statements as Common Stock Subscribed.

The Warrants have a term of five years and entitle the holders to purchase the Company’s common shares at a price per share of $3.30.  In the event the shares underlying the Warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date.   The Warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions.

F-26

The Warrants do not contain any price protection provisions.   The Warrants are callable by the Company assuming the following: (i) the Common Stock trades above $5.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares.   The Securities Purchase Agreement also grants the investors certain piggy-back registration rights.

In connection with the Offering, we incurred placement agent and finder’s fees in the amount of $0.1 million in cash and issued warrants to purchase a total of 63,498 shares at an average exercise price per share of $3.26.  Of the fees incurred, $0.1 million was reinvested in the Offering on the same terms and conditions as the investors, resulting in the issuance of 61,498 units.

On February 16, 2011, pursuant to a securities purchase agreement, we sold an additional 166,691 units resulting in gross proceeds to the Company of $0.3 million. The units contain the same terms as the January 21, 2011 units described above. In connection with the offering, we incurred placement agent and finder’s fees in the amount of approximately $6,000 in cash and issued warrants to purchase a total of 3,558 shares at an exercise price per share of $2.16.

On April 29, 2011, pursuant to a securities purchase agreement, we sold an additional 1,363,622 units resulting in gross proceeds of $2.2 million.  The price per unit was $1.65.  Each unit consists of: (i) one (1) share of the common stock, par value $.0001, and (ii) one half (1/2) common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase the common shares at a price per share of $3.15.  In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date.   The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions.  The warrants do not contain any price protection provisions.   The warrants are callable assuming the following: (i) our common stock trades above $6.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares.   We also granted the investors certain piggy-back registration rights. In connection with the offering, we incurred finder’s fees in the amount of $60,000 in cash and issued warrants to purchase a total of 36,364 shares at an exercise price per share of $3.15.  The warrants have the same terms and conditions as the investor warrants.

As a result of the 2011 offerings, the reinvestment of fees, and the issuance of placement agent and finder’s warrants, we issued a total of 3,666,725 shares and 1,936,785 common stock purchase warrants.

NOTE 10 - STOCK OPTIONS

Deferred Compensation Plan

In July of 2011, we adopted Executive Deferred Compensation Plan (the Deferred Plan). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the Code). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

GenSpera’s Compensation Plans

The Company’s 2007 Equity Compensation Plan (2007 Plan) and 2009 Executive Compensation Plan (2009 Plan) (together, the Plans) provide for the awarding of stock grants, nonqualified and incentive stock options, restricted stock units, performance units or other stock-based awards to officers, directors, employees and consultants of the Company. The purpose of the Plans is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. Our Plans are administered by a committee of non-employee directors (the Committee). The Committee determines: who shall be granted awards; the vesting periods; the exercise price; and any other terms deemed appropriate for any award.

As of December 31, 2012, our 2009 Plan authorized up to 1,775,000 shares of common stock to be reserved for issuance upon exercise of stock options or other stock-based awards, and the Company has awarded 1,775,000 stock options, and all such stock options are fully vested. On March 25, 2013, we amended the terms of the 2009 Plan to allow for the issuance of up to 6,000,000 shares of our common stock.

Our 2007 Plan authorizes up to 1,500,000 shares of common stock to be reserved per year for the issuance of the foregoing awards. Under the 2007 Plan, vesting schedules for stock options vary, but generally vest for a period of not more than five years and at a rate of not less than 20% per year. The maximum term of an option granted under the 2007 Plan is ten years. As of December 31, 2012, 2,873,209 shares of common stock were available for future grants under the Plan.

Total stock-based compensation expense recognized for stock options issued using the straight-line method in the statement of losses for the year ended December 31, 2012 and 2011 is as follows (in thousands):

F-27

	2012	2011
Stock-based compensation expense for employees and non-employee directors	$329	$624
Equity awards for nonemployees issued for services	165	348
Total stock-based compensation expense	$494	$972

The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2010	2,612,500	$1.47
Granted	1,034,370	$1.94
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2011	3,646,870	$1.60
Granted	1,097,758	$2.33
Exercised	(70,000)	$0.50
Forfeited	—	—
Outstanding at December 31, 2012	4,674,628	$1.79	4.4	$2,138

Exercisable at December 31, 2012	4,477,378	$1.75	4.3	$2,138

As of December 31, 2012, there was $0.1 million of total unrecognized compensation cost related to non-vested stock options which vest over time. That cost is expected to be recognized over a weighted-average period of 0.5 years. As of December 31, 2012, there was $0.1 million of total unrecognized compensation expense related to performance-based, non-vested employee stock options. That cost will be recognized when the performance criteria within the respective performance-based option grants become probable of achievement.

During 2012 and 2011, the Company issued options to purchase 1,094,658 and 636,370 shares of common stock, respectively, to employees, and non-employee directors under the Plans. The per share weighted-average fair value of the options granted to employees and non-employee directors during 2012 and 2011 was estimated at $0.99 and $0.86, respectively, on the date of grant.

During 2012 and 2011, the Company issued options to purchase 3,100 and 398,000 shares of common stock, respectively, to consultants under the Plan. The per-share weighted-average fair value of the options granted to consultants during 2012 and 2011 was estimated at $1.27 and $1.31, respectively, on the date of grant.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Volatility	71.9%	86.0%
Expected term (years)	2.8	3.3
Risk-free interest rate	0.3%	0.6%
Dividend yield	None	None

During the year ended December 31, 2012, 70,000 options were exercised into an equivalent number of common shares. We received proceeds of $35,000 from the exercise of the options.

NOTE 11 - WARRANTS AND DERIVATIVE WARRANT LIABILITY

We account for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement.  Stock warrants are accounted for as derivative liabilities if the stock warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock are at a lower price per share than the then-current warrant exercise price.  We classify derivative warrant liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant.

Transactions involving our equity-classified and liability-classified stock warrants are summarized as follows:

F-28

	Number of shares	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2010	6,311,837	$2.11
Granted	2,403,452	$3.13
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2011	8,715,289	$2.39
Granted	314,366	$2.97
Exercised	(515,671)	$1.52
Forfeited	—	—
Outstanding at December 31, 2012	8,513,984	$2.47	1.9	$2,792

Exercisable at December 31, 2012	8,504,984	$2.47	1.9	$2,792

During the year ended December 31, 2012, 515,671 options were exercised into an equivalent number of common shares. We received proceeds of $0.7 million from the exercise of the options.

The following table summarizes outstanding warrants to purchase common stock as of December 31, 2012:

	Number of shares	Weighted Average Exercise price	Expiration
Equity–classified warrants
Issued to consultants	2,262,759	$1.64	January 2013 through June 2017
Issued pursuant to 2009 financings	1,455,516	$3.00	February 2014 through September 2014
Issued pursuant to 2010 financings	1,022,943	$3.38	January 2015 through May 2015
Issued pursuant to 2011 financings	1,936,785	$3.24	January 2016 through April 2016
Issued pursuant to 2012 financings	296,366	$3.00	December 2017
	6,974,369
Liability–classified warrants
Issued pursuant to July 2008 financings	1,539,615	$1.50	July 2013 through August 2013
	8,513,984

Equity-classified Warrants

During 2012 and 2011, the Company issued warrants to consultants to purchase 18,000 and 466,667 shares of common stock, respectively. The per share weighted-average fair value of the warrants granted to consultants during 2012 and 2011 was estimated at $1.31 and $1.18, respectively, on the date of grant. Total stock-based compensation expense recognized for warrants issued to consultants using the straight-line method in the statement of losses for the year ended December 31, 2012 and 2011 was $14,000 and $851,000, respectively.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the equity-classified warrants issued for services for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Volatility	60.3%	87.0%
Expected term (years)	4.7	5.0
Risk-free interest rate	0.7%	1.5%
Dividend yield	None	None

In connection with the December 2012 financing, the Company issued 296,366 common stock purchase warrants at an exercise price of $3.00 per share. As a result of the 2011 offerings, the reinvestment of fees, and the issuance of placement agent and finder’s warrants, we issued a total of 1,936,785 common stock purchase warrants.

F-29

Liability-classified Warrants

The Company has assessed its outstanding equity-linked financial instruments and has concluded that certain of its warrants are subject to derivative accounting, as a result of certain anti-dilution provisions contained in the warrants. The fair value of these warrants is classified as a liability in the financial statements with the change in fair value during the periods presented recorded in the statement of operations.

The following table summarizes the calculated aggregate fair values for the warrant derivative liability using the Black-Scholes method based on the following assumptions (in thousands):

	Fair value as of December 31,
	2012	2011

Calculated aggregate value	$1,176	$1,734
Exercise price per share of warrant	$1.50	$1.50
Closing price per share of common stock	$2.20	$2.01
Volatility	54.0%	71.0%
Expected term (years)	0.5	1.5
Risk-free interest rate	0.11%	0.12%
Dividend yield	0%	0%

We have recorded loss of $50,000 and gain of $580,000 during the year ended December 31, 2012 and 2011, respectively related to the change in fair value of the warrant derivative liability during that period.

NOTE 12 - INCOME TAXES

Net operating losses for tax purposes of approximately $17.4 million at December 31, 2012 are available for carryover. The net operating losses will expire from 2013 through 2032. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover and our tax credits due to our limited operating history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by $1.8 million and $1.2 million during the years ended December 31, 2012 and 2011, respectively. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the years ended December 31, 2012 and 2011 follows.

Significant components of deferred tax assets and liabilities are as follows (in thousands):

	2012	2011
Deferred tax assets:
Net operating loss carryover	$5,914	$3,873
Tax credits	114	328
Valuation allowance	(6,028)	(4,201)
Net deferred tax assets	$-	$-

Statutory federal income tax rate	-34%	-34%
State income taxes, net of federal taxes	0%	0%
Non-deductible items	10%	8%
Valuation allowance	24%	26%

Effective income tax rate	0%	0%

NOTE 13 – SUBSEQUENT EVENTS

In January 2013, we offered and sold an aggregate of 104,095 units in an additional closing of our December Offering resulting in gross proceeds of $0.2 million. The price per unit was $2.20. On March 22, 2013, we issued 25,069 additional units in order to adjust the price per unit from $2.20 to $1.773 to be consistent with the price per unit of our March 22, 2013 closing.  All other terms and conditions are the same as the December Offering.

F-30

Between March 22, 2013 and March 27, 2013, we offered and sold 557,256 units in in connection with another closing of our December Offering. This closing resulted in gross proceeds of $1.0 million. The price per unit was $1.773. All other terms and conditions are the same as the December Offering.

In connection with this closing, we incurred placement agent and finder’s fees and expenses in the amount of $37,000 in cash and issued warrants to purchase 18,410 shares at an exercise price per share of $3.00.

F-31

9,060,110

Shares of Common Stock

Prospectus

September __, 2013

65

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All expenses incurred will be paid by the Company.  All of the amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fees.

To be Paid by the Registrant
SEC registration fees	$2,238
Legal fees and expenses	$30,000
Accounting fees and expenses	$10,000
Printing and engraving expenses	$5,000
Transfer agent’s fees	$2,000
Miscellaneous fees and expenses	$5,000
Total	$54,238

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director (i) breached his duty of loyalty, (ii) failed to act in good faith, (iii) engaged in intentional misconduct or knowingly violated a law, (iv) authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or (v) obtained an improper personal benefit.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

II-1

Our bylaws provide that we shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

Our bylaws also provide that we may enter into one or more agreements with any director, officer, employee or agent of ours, or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, that provides for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in such bylaws. As a general policy, we enter into indemnification agreements with our officers, directors and employees.

We maintain a liability insurance policy for our directors and officers, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold during the preceding three years including the dates and amounts of securities sold, the persons or class of persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.  The descriptions contained below are a summary and qualified by the agreements, if applicable, included as Exhibits to this Registration Statement. The following securities were issued in private offerings pursuant to the exemption from registration contained in Section 4(2) of the Securities Act and the rules promulgated thereunder:

•	On December 22, 2010, we issued options to purchase an aggregate of 157,500 shares of common stock. The options were issued as a discretionary bonus to certain employees and consultants. The options have an exercise price of $2.00 per share and a term of 5 years. Of the options granted, 10,000 vest quarterly over 2011 with the first vesting date being March 31, 2011 and 147,500 are fully vested as of the grant date. The grants were made from our 2007 Stock Plan.

•	On December 22, 2010, we issued a warrant to 40,000 shares of common stock. The warrant was issued as compensation to a consultant. The warrant has an exercise price of $2.00 per share and a term of 5 years. The warrant is in substantially the same form as the consultant warrants issued May and June 2010 consultant warrants.

•	On January 27, 2011, we issued options to purchase 25,000 shares of common stock. The options were issued as partial compensation for legal services related to our intellectual property and for market research with regard to our proposed products. The options have an exercise price of $1.90 per share and a term of 5 years. Of the options granted, 20,000 vest quarterly over 2011 with the first vesting date being March 31, 2011 and 5,000 are fully vested as of the grant date. The grants were made from our 2007 Stock Plan.

•	On January 21, 2011, we sold 2,074,914 units resulting in gross proceeds of $3,734,840. The price per unit was $1.80. Each unit consists of: (i) one (1) share of the common stock, par value $0.0001, and (ii) one half (1/2) common stock purchase warrant. Of these units, 339,915 were subscribed at December 31, 2010 with gross proceeds to the Company of $611,847 recorded in the December 31, 2010 financial statements. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.30. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $5.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also grant the investors certain piggy-back registration rights. In connection with the offering, we incurred placement agent and finder’s fees in the amount of $114,295 in cash and issued warrants to purchase a total of 63,498 shares at an average exercise price per share of $3.26. Of the fees incurred, $110,695 was reinvested in the Offering on the same terms and conditions as the investors, resulting in the issuance of 61,498 units.

On February 16, 2011, we sold an additional 166,691 units resulting in gross proceeds of $300,044. The units contain the same terms as the January 21, 2011 units described above. In connection with the offering, we incurred placement agent and finder’s fees in the amount of $6,403 in cash and issued warrants to purchase a total of 3,558 shares at an exercise price per share of $2.16. As a result of the offerings, the reinvestment of fees, and the issuance of placement agent and finder’s warrants, we issued a total of 2,303,103 shares and 1,218,610 common stock purchase warrants.

II-2

•	In March 2011 we entered into a consulting agreement. Pursuant to the terms of the agreement, the consultant agreed to convert $60,000 of previously earned fees (consulting fees for Oct., Nov. and Dec.) into the Company’s securities on the same terms and conditions as the January 2011 offering. Accordingly, we issued 33,334 units consisting of 33,334 shares of common stock and warrants to purchase an addition 16,667 shares of common stock. The price per unit was $1.80 and warrants have the same terms and conditions as the units issued during our January 2011 offering. The agreement also provides for a retainer of 32,500 shares of common stock and a warrant to purchase 44,000 shares of common stock. Consulting fees for the months of January, February, March, April and May 2011 will also be paid through the issuance of the Company’s securities at a rate of: (i) 10,000 shares of common stock per month, and (ii) 20,000 common stock purchase warrants per month. The warrants will have substantially the same terms and conditions as the warrants issued during the Company’s January 2011 offering. As a result of agreement and the payment of prior consulting fees, we will issue an aggregate of: (x) 115,834 shares of common stock, and (y) warrants to purchase 160,667 shares of common stock.

•	On April 29, 2011, we sold 1,363,622 units resulting in gross proceeds of $2,249,750. The price per unit was $1.65. Each unit consists of: (i) one (1) share of the common stock, par value $0.0001, and (ii) one half (1/2) common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.15. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $6.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights. In connection with the offering, we incurred finder’s fees in the amount of $60,000 in cash and issued warrants to purchase a total of 36,364 shares at an exercise price per share of $3.15. The warrants have the same terms and conditions as the investor warrants. As a result of the offering and the finder’s warrants, we issued a total of 1,363,622 shares and 718,175 common stock purchase warrants.

•	On May 23, 2011 we entered into a consulting agreement. The agreement provides for a retainer of 12,500 shares of common stock, a warrant to purchase 11,000 shares of common stock and $20,000 of expense advance. Consulting fees for the months of June, July, August and September will also be paid through the issuance of the Company’s securities at a rate of: (i) 10,000 shares of common stock per month, and (ii) 20,000 common stock purchase warrants per month. The warrants will have substantially the same terms and conditions as the warrants issued during the Company’s April 2011 offering. As a result of the agreement we issued an aggregate of: (x) 52,500 shares of common stock, and (y) warrants to purchase 91,000 shares of common stock.

•	On May 26, 2011, we issued 4,211 shares of common stock to Prism Production Services, Inc. as payment for services valued at $7,999.95 provided in connection with the creation of a corporate informational video. The shares were valued at $1.90 per share.

•	On August 16, 2011, we entered into an agreement whereby we agreed to issue to LifeTech Capital, a division of Aurora Capital, LLC, a warrant to purchase 25,000 shares of common stock as partial compensation for business advisory services. The warrant vests in amounts equal to 6,250 on: (i) October 16, 2011; (ii) January 16, 2012; (iii) April 16, 2012; and (iv) July 16, 2012, so long as consultant continues to provide us services. Additionally, the warrant has a term of five years, is exercisable for cash and has an exercise price of $1.94 per share which is subject to adjustment upon stock splits and dividends. We issued the warrant on January 12, 2012.

•	In December 2011, we issued warrants to purchase an aggregate of 190,000 shares of common stock as compensation for business advisory services. The warrants have an exercise price of $2.03 per share, a term of 5 years and provide for cashless exercise.

•	On June 1, 2012, we issued Cameron Associates, Inc., a warrant to purchase 18,000 shares of common stock as partial compensation for investor relations services. The warrant vests, in an amount equal to 1,500, on the last day of each calendar month commencing on the issuance date, provided the consultant is providing us services on each such vesting date. The warrant has a term of five years, is exercisable for cash and has an exercise price of $2.55 which is subject to adjustment in the event of a stock dividend or split.

II-3

•	In December of 2012 we commenced a unit offering of our securities. Each unit consists of: (i) one (1) share of common stock, par value $0.0001, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions, as defined. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company. In connection with the offering, we agreed to enter into registration rights agreement with our investors. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering the shares of common stock included in the units as well as the shares underlying the warrants, within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment is to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

•	In January 2013, we offered and sold an aggregate of 104,095 units in an additional closing of our December offering resulting in gross proceeds of $0.2 million. The price per unit was $2.20. In connection with the December 2012 and January 2013 closings of our December offering, we issued 96,443 additional units in March 2013 in order to adjust the price per unit from $2.20 to $1.773 to be consistent with the price per unit of our March 2013 closing.

•	In March 2013, we offered and sold an additional 557,256 units in connection with another closing of our December offering. This closing resulted in gross proceeds of $1.0 million. The price per unit was $1.773. In connection with this closing, we incurred placement agent fees and expenses in the amount of $37,000 in cash and issued warrants to purchase 18,410 shares at an exercise price per share of $3.00.

•	Between August 14 and August 16, 2013, we sold an aggregate of $5,000,032, or 3,333,356 units, to the accredited and institutional investors. The price per unit is $1.50, with each unit consisting of (i) one share of the Company’s common stock and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the investors to purchase the Company’s common stock at a price per share of $1.75. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. In connection with the offering, we entered into registration rights agreements with the investors obligating us to register the shares and shares underlying the warrants issued in connection with the units. T.R. Winston & Company acted as placement agents for the Offering. The Placement Agent received a commission equal to 8% of gross proceeds, for an aggregate commission of $400,002.56, and a non-accountable expense allowance equal to 2% of the gross proceeds, or $100,000.64. The placement agent also received common stock purchase warrants to purchase such number of shares equal to 8% of the shares sold in the offering to investors, or 266,668 placement agent warrants with substantially the same terms as the warrants. Additionally, the placement agent was also reimbursed for its legal and due diligence costs in an amount not to exceed $35,000. The placement agent will also receive (i) a cash fee of 4% of gross proceeds received from the exercise of the warrants, and (ii) additional transaction fees equal to 8% of gross proceeds and 8% warrant coverage for any future investment by one of the Investors in the Company for a period of 12 months following the closing of the offering.

Item 16. Exhibits.

See Exhibit Index beginning on page 67 of this registration statement.

Item 17. Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on September 23, 2013.

GENSPERA, INC.

By:

/S/ Craig Dionne, PhD
Craig Dionne, PhD
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Dionne and Russell Richerson, and each of them acting alone, with full power of substitution and resubstitution and full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and all documents in connection therewith (including all post-effective amendments and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act), with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CRAIG DIONNE	Chief Executive Officer, President and Chairman	September 23, 2013
Craig Dionne, PhD	(Principal Executive Officer)

/S/ CRAIG DIONNE	Chief Financial Officer	September 23, 2013
Craig Dionne, PhD	(Principal Financial and Accounting Officer)

/S/ BO JESPER HANSEN	Director	September 23, 2013
Bo Jesper Hansen, MD PhD

/S/ SCOTT OGILVIE	Director	September 23, 2013
Scott Ogilvie

/S/ PETER GREBOW	Director	September 23, 2013
Peter Grebow, PhD

66

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed/Furnished Herewith	Form	Exhibit No.	File No.	Filing Date

3.01	Amended and Restated Certificate of Incorporation dated September 4, 2013		8-K	3.01	333-153829	9/4/13

3.02	Amended and Restated Bylaws		8-K	3.02	333-153829	1/11/10

4.01	Specimen of Common Stock certificate		S-1	4.01	333-153829	10/03/08

4.02**	Amended and Restated GenSpera 2007 Equity Compensation Plan amended January 2010		8-K	4.01	333-153829	1/11/10

4.03**	GenSpera Form of 2007 Equity Compensation Plan Grant and 2009 Executive Compensation Plan Grant		8-K	4.02	333-153829	9/09/09

4.04	Form of 4.0% convertible note issued to shareholder		S-1	4.05	333-153829	10/03/08

4.05	Form of Warrant - July and August 2008 private placements		S-1	4.10	333-153829	10/03/08

4.06	Form of 4.0% convertible debenture modification between GenSpera, Inc. and shareholder		8-K	10.02	333-153829	2/20/09

4.07	Form of Common Stock Purchase Warrant issued February 2009 to TR Winston & Company, LLC		8-K	10.05	333-153829	2/20/09

4.08	Form of Common Stock Purchase Warrant issued February 2009 to Craig Dionne		8-K	10.06	333-153829	2/20/09

4.09	Form of Common Stock Purchase Warrant issued February 2009		8-K	10.02	333-153829	2/20/09

4.10	Form of Common Stock Purchase Warrant issued June 2009		8-K	10.03	333-153829	7/06/09

4.11**	Amended and Restated 2009 Executive		10-K	4.11	333-153829	3/29/13
	Compensation Plan amended on March 25, 2013

4.12	Form of Common Stock Purchase Warrant issued September 2009		8-K	10.02	333-153829	9/09/09

4.13	Form of Securities Purchase Agreement - Jan - Mar 2010 offering		10-K	4.27	333-153829	3/31/10

4.14	Form of Common Stock Purchase Warrant issued Jan - Mar 2010		10-K	4.28	333-153829	3/31/10

4.15	Form of Consultant Warrants issued in May 2010		10-Q	4.29	333-153829	5/14/10

4.16	Form of Securities Purchase Agreement - May 2010		8-K	10.01	333-153829	5/25/10

4.17	Form of Common Stock Purchase Warrant - May 18, 2010 offering, and June 2010 Consultant Warrants		8-K	10.02	333-153829	5/25/10

4.18**	Form of 2007 Equity Compensation Plan Restricted Stock Grant and 2009 Executive Compensation Plan Restricted Stock Grant		S-8	4.03	333-171783	1/20/11

67

4.19	Form of Securities Purchase Agreement - January and February of 2011	8-K	10.01	333-153829	1/27/11

4.20	Form of Common Stock Purchase Warrant dated January and February of 2011	8-K	10.02	333-153829	1/27/11

4.21**	Form of 2007 Equity Compensation Plan Restricted Stock Unit Agreement and 2009 Executive Compensation Plan Restricted Stock Unit Agreement		10-K	4.22	333-153829	3/30/11

4.22	Form of Securities Purchase Agreement dated April 2011		8-K	10.01	333-153829	5/03/11

4.23	Form of Common Stock Purchase Warrant dated April 2011		8-K	10.02	333-153829	5/03/11

4.24**	Form of Executive Deferred Compensation Plan		8-K	99.01	333-153829	7/08/11

4.25	Form of Common Stock Purchase Warrant issued to consultants in December of 2011		10-K	4.26	333-153829	3/06/12

4.26	Form of Common Stock Purchase Warrant issued to LifeTech on January 12, 2012		10-K	4.27	333-153829	3/06/12

4.27	Form of Securities Purchase Agreement for December 2012 through March 2013 Offering		8-K	10.01	333-153829	3/28/13

4.28	Form of Common Stock Purchase Warrant for December 2012 through March 2013 Offering		8-K	4.01	333-153829	3/28/13

4.29	Form of Registration Rights Agreement for December 2012 through March 2013 Offering		8-K	10.02	333-153829	3/28/13

4.30	Form of Subscription Agreement or August 2013 Offering		8-K	10.01	333-153829	8/16/13

4.31	Form of Securities Purchase Agreement for August 2013 Offering		8-K	10.02	333-153829	8/16/13

4.32	Form of Registrants Rights Agreement for August 2013 Offering		8-K	10.03	333-153829	8/16/13

4.33	Form of Warrant from August 2013 Offering		8-K	10.04	333-153829	8/16/13

5.01	Opinion of Silvestre Law Group, P.C.	*

10.01	Exclusive Supply Agreement between GenSpera and Thapsibiza dated April 2012		10-K	10.01	333-153829	3/29/13

10.02**	Craig Dionne Employment Agreement		8-K	10.04	333-153829	9/09/09

10.03**	Amendment dated May 14, 2010 to the Employment Agreement of Craig Dionne		10-Q	10.03	333-153829	8/13/10

10.04**	Craig Dionne Severance Agreement		8-K	10.05	333-153829	9/09/09

10.05**	Craig Dionne Proprietary Information, Inventions And Competition Agreement		8-K	10.06	333-153829	9/09/09

68

10.06**	Form of Indemnification Agreement	8-K	10.07	333-153829	9/09/09

10.07**	Russell Richerson Employment Agreement	8-K	10.08	333-153829	9/09/09

10.08**	Amendment dated May 14, 2010 to the Employment Agreement of Russell Richerson	10-Q	10.08	333-153829	8/13/10

10.09**	Russell Richerson Proprietary Information, Inventions And Competition Agreement	8-K	10.09	333-153829	9/09/09

10.10**	Peter E. Grebow Independent Director Agreement	8-K	10.01	333-153892	06/1/12

23.01	Consent of Liggett, Vogt & Webb, P.A.	*

23.02	Consent of RBSM LLP	*

23.03	Consent of Silvestre Law Group, P.C. (contained in opinion filed as Exhibit 5.01 to this registration statement)	*

24.01	Power of Attorney — Included on the signature page	*

101.INS	XBRL Instance Document	***

101.SCH	XBRL Taxonomy Extension Schema	***

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	***

101.DEF	XBRL Taxonomy Extension Definition Linkbase	***

101.LAB	XBRL Taxonomy Extension Label Linkbase	***

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	***

*	Filed Herein
**	Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.
***	Furnished herein

69